    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 6, 1999


                                                      REGISTRATION NO. 333-87489
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2


                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          IMCLONE SYSTEMS INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           04-2834797
          (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                          IDENTIFICATION NUMBER)

                               180 VARICK STREET
                               NEW YORK, NY 10014
                                 (212) 645-1405
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                              JOHN B. LANDES, ESQ.

                      VICE PRESIDENT, BUSINESS DEVELOPMENT
                              AND GENERAL COUNSEL
                          IMCLONE SYSTEMS INCORPORATED
                               180 VARICK STREET
                               NEW YORK, NY 10014
                                 (212) 645-1405
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

             RICHARD A. DRUCKER, ESQ.                              PATRICK O'BRIEN, ESQ.
               DAVIS POLK & WARDWELL                                   ROPES & GRAY
               450 LEXINGTON AVENUE                               ONE INTERNATIONAL PLACE
             NEW YORK, NEW YORK 10017                           BOSTON, MASSACHUSETTS 02110
                  (212) 450-4000                                      (617) 951-7000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS (Subject to Completion)

Issued October 6, 1999


                                2,500,000 Shares

                                  Imclone Logo

                          ImClone Systems Incorporated
                                  COMMON STOCK
                            ------------------------

IMCLONE SYSTEMS INCORPORATED IS OFFERING 2,500,000 SHARES OF ITS COMMON STOCK.

                            ------------------------

OUR COMMON STOCK IS LISTED FOR TRADING ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "IMCL." ON SEPTEMBER 27, 1999, THE REPORTED LAST SALE PRICE OF THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET WAS $32 1/16 PER SHARE.
                            ------------------------

INVESTING IN THE COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                            ------------------------
                            PRICE $          A SHARE
                            ------------------------

                                                                        UNDERWRITING
                                                            PRICE TO    DISCOUNTS AND    PROCEEDS TO
                                                             PUBLIC      COMMISSIONS       COMPANY
                                                            --------    -------------    -----------
Per Share.................................................  $           $                $
Total.....................................................  $           $                $

We have granted the underwriters the right to purchase up to an additional 375,000 shares to cover over-allotments.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Morgan Stanley & Co. Incorporated expects to deliver the shares to purchasers on
               , 1999.
                            ------------------------
MORGAN STANLEY DEAN WITTER                                   MERRILL LYNCH & CO.


PRUDENTIAL VECTOR HEALTHCARE                             WARBURG DILLON READ LLC

        a unit of Prudential Securities
            , 1999

                               TABLE OF CONTENTS


                                          PAGE
                                          ----
Prospectus Summary......................     1
Risk Factors............................     6
Use of Proceeds.........................    16
Price Range of Common Stock.............    16
Dividend Policy.........................    16
Capitalization..........................    17
Dilution................................    18
Selected Consolidated Financial Data....    19
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations............................    20
Business................................    29
Management..............................    46
Principal Stockholders..................    51
Description of Capital Stock............    52
Material U.S. Federal Tax Considerations
  for Non-U.S. Holders of Common
  Stock.................................    57
Underwriters............................    59
Legal Matters...........................    60
Experts.................................    60
Where You Can Find More Information.....    61
Index to Financial Statements...........   F-1


                            ------------------------

     In this prospectus, "ImClone," the "company," "we," "us" and "our" refer to ImClone Systems Incorporated. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

                            ------------------------

                           FORWARD-LOOKING STATEMENTS

     The statements incorporated by reference or contained in this prospectus discuss our future expectations, contain projections of our results of operations or financial condition, and include other "forward-looking" information within the meaning of Section 27A of the Securities Act of 1933, as amended. Our actual results may differ materially from those expressed in forward-looking statements made or incorporated by reference in this prospectus. Forward-looking statements that express our beliefs, plans, objectives, assumptions or future events or performance may involve estimates, assumptions, risks and uncertainties. Therefore, our actual results and performance may differ materially from those expressed in the forward-looking statements. Forward-looking statements often, although not always, include words or phrases such as the following:

     -  "will likely result"

     -  "are expected to"

     -  "will continue"

     -  "is anticipated"

     -  "estimate"

     -  "intends"

     -  "plans"

     -  "projection"

     -  "outlook"

     You should not unduly rely on forward-looking statements contained or incorporated by reference in this prospectus. Actual results or outcomes may differ materially from those predicted in our forward-looking statements due to the risks and uncertainties inherent in our business, including risks and uncertainties in:

     -  clinical trial results

     -  obtaining and maintaining regulatory approval

     -  market acceptance of and continuing demand for our products

     -  the impact of competitive products and pricing

     -  our ability to obtain additional financing to support our operations

     -  factors discussed in the documents listed below

     You should read and interpret any forward-looking statements together with the following documents:

     -  our most recent Annual Report on Form 10-K

     -  our Quarterly Reports on Form 10-Q

     - the risk factors contained in this prospectus under the caption "Risk Factors"

     -  our other filings with the Securities and Exchange Commission

     Any forward-looking statement speaks only as of the date on which that statement is made. We will not update any forward-looking statement to reflect events or circumstances that occur after the date on which such statement is made.

                            ------------------------

     ImClone was incorporated in Delaware in 1984 and began its principal research and development operations in March 1986. Our principal executive offices and laboratories are located at 180 Varick Street, New York, New York 10014, and our telephone number is (212) 645-1405.

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This summary may not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to those statements, and the documents incorporated by reference in this prospectus. Unless otherwise indicated, all information in this prospectus assumes no exercise of the underwriters' overallotment option.

                                    IMCLONE

OVERVIEW

     ImClone is a biopharmaceutical company engaged in the research and development of novel cancer treatments. We are currently pursuing three research and development programs that we believe show promise for treating cancer: growth factor inhibitors, cancer vaccines and angiogenesis inhibitors. Our lead product candidate, C225, is a therapeutic antibody that inhibits stimulation of a receptor found on the cells of certain solid tumors. C225 has been shown in several Phase I/II trials to have an acceptable safety profile, to be well tolerated and, when administered in conjunction with either radiation therapy or chemotherapy, to enhance tumor reduction. We are currently testing C225 in pivotal trials for treating head and neck cancer and in a Phase II clinical trial for colorectal cancer.

     Our next most advanced product candidate, BEC2, is a cancer vaccine. We and our partner Merck KGaA are testing BEC2 for preventing recurrence or progression of small-cell lung cancer in a multinational pivotal Phase III trial. We are also developing inhibitors of angiogenesis, or the growth of new blood vessels, to treat various kinds of cancer and other diseases. We have identified an antibody for angiogenesis inhibition, c-p1C11, and we plan to file an application with the FDA in the fourth quarter of 1999 in order to commence clinical trials.

C225 CANCER THERAPEUTIC

     C225 is a monoclonal antibody that binds to a receptor, known as the Epidermal Growth Factor, or EGF, receptor. The EGF receptor is overexpressed on the cells of approximately one-third of all types of solid tumors. For these tumor types, the percentage of EGF receptor positive patients varies. For example, 90% of all head and neck cancer patients are positive for the EGF receptor, as well as a majority of colorectal and non small-cell lung cancer patients. The activation of the EGF receptor is believed to play a critical role in the proliferation of these types of tumor cells. C225 attaches to the EGF receptor and blocks this activation, thereby inhibiting cell proliferation. We are developing C225 as a therapeutic for treating, in conjunction with conventional radiation therapy or chemotherapy, those cancer types characterized by high levels of, and dependence upon, the EGF receptor.

  Completed Clinical Trials

     Since December 1994, we have completed several Phase I/II clinical trials to evaluate the safety and potential efficacy of C225. In these studies, we have given C225 to approximately 200 patients intravenously, both alone and in combination with conventional cancer therapies.

     In June 1999, we completed a Phase I/II trial in which 12 patients with advanced head and neck cancer were treated with C225 in combination with cisplatin, a widely used chemotherapeutic drug. At the completion of the trial, two of the nine evaluable patients had achieved a complete response (meaning that the tumor was reduced beyond measurable size) and four had achieved a partial response (meaning that the tumor was reduced by at least 50%). Most of the patients had previously received treatment, including standard chemotherapy, radiation therapy or experimental treatments, and either did not respond or thereafter relapsed. In particular, three of the six responders (including the two complete responders) had previously been treated with a regimen containing cisplatin and relapsed following such treatment.

     In January 1999, we completed a Phase I/II trial in which 16 patients with advanced head and neck cancer were treated with C225 in combination with radiation therapy. At the completion of the trial, all 15 evaluable patients had responded to therapy; 13 of the patients had achieved a complete response and two had achieved a partial response. This compares with historical response rates of approximately 40% in similar patients treated with radiation alone.

     In all trials to date, while most patients have experienced skin rashes and three of the approximately 200 patients treated have experienced anaphylactic reactions, C225 has otherwise been generally well tolerated by patients. While encouraging, the results from these trials are not sufficient to establish that C225 is safe or effective in treating cancer.

  Ongoing Clinical Trials

     We have initiated two pivotal Phase III trials of C225 in treating head and neck cancer. One trial is evaluating the administration of C225 in combination with radiation as first-line therapy for advanced head and neck cancer that has not metastasized, or spread to other parts of the body. Enrollment commenced in April 1999, and we expect the study to take approximately two-and-one-half years to complete. The other Phase III trial is examining the effects of administration of C225 in combination with cisplatin as first-line therapy for metastatic or recurrent head and neck cancer. Enrollment is expected to commence in October 1999, and we expect the study to take one-and-one-half years to complete.

     We have also initiated two additional Phase II C225 trials in patients who have not responded to conventional therapies. In the first trial, we are testing C225 in combination with cisplatin in patients with metastatic or recurrent head and neck cancer. In the second trial, we are testing C225 in combination with irinotecan, another commonly used chemotherapeutic agent, in patients with EGF receptor-positive metastatic or recurrent colorectal cancer. We expect that enough information may be available from these studies during the first half of 2000 to determine whether the data are sufficient to support an application for FDA approval of C225.

     In addition, we expect to conduct several additional Phase II clinical trials to continue to determine other types of cancer on which C225 may be effective. These may include pancreatic, lung and renal cancer. We also expect to conduct C225 clinical trials with Merck KGaA in Europe.

  Marketing and Development

     We have entered into a development and marketing agreement with Merck KGaA relating to C225. We have retained the right to market C225 within the United States and Canada, for which we are building our own sales force. Merck KGaA has the right to market C225 internationally; however, in Japan we will co-develop C225 with Merck KGaA. In addition, we will manufacture C225 for any and all commercial sales. Merck KGaA is required to pay us fees for various milestone achievements as well as royalties on all C225 sold by them. Merck KGaA has also agreed to provide a guaranty of our credit agreement obligations relating to the construction of our new C225 commercial manufacturing facility.

BEC2 CANCER VACCINE

     BEC2 is a monoclonal antibody that we are developing as a cancer vaccine. This vaccine is given to a patient following successful treatment of a tumor and is intended to activate the patient's immune responses to protect against spread or recurrence of the tumor. BEC2 mimics GD3, a molecule expressed on the surface of several types of cancer cells. By mimicking GD3, BEC2 stimulates an immune response against cells expressing GD3.

     We have tested BEC2 in Phase I clinical trials against certain forms of cancer, including both small-cell lung cancer and melanoma. In one such trial, 15 patients with small-cell lung cancer who had previously received chemotherapy and radiation therapy and achieved a partial or complete response were treated with BEC2. At the time the results were analyzed, approximately 27% of the patients had survived nearly five years following diagnosis. These survival rates are longer than historical survival rates for similar patients receiving conventional therapy and formed the basis for going forward with Phase III studies. This trial is not sufficient to establish that BEC2 is safe or effective in treating cancer.

     In conjunction with and funded primarily by Merck KGaA, we have initiated a 570-patient Phase III multinational clinical trial for BEC2 in the treatment of limited disease small-cell lung cancer. The trial will examine patient survival two years after a course of therapy. We expect to complete enrollment in the trial during 2001.

     We have entered into a development and marketing agreement with Merck KGaA relating to BEC2. Under this agreement, we have retained the right to co-promote BEC2 with Merck KGaA within North America, and we have granted Merck KGaA exclusive rights to develop and market BEC2 outside of North America. In addition, we intend to be the worldwide manufacturer of BEC2.

MONOCLONAL ANTIBODY INHIBITOR OF ANGIOGENESIS

     Our lead anti-angiogenesis product candidate, c-p1C11, is an antibody that targets KDR, a principal receptor for a growth factor known as Vascular Endothelial Growth Factor, or VEGF. By blocking the binding of VEGF to KDR, c-p1C11 is designed to inhibit or eliminate tumor growth. We expect to file an application with the FDA by the end of 1999 in order to commence clinical trials of c-p1C11.

OTHER RESEARCH

     In addition to the development of our lead product candidates, we continue to conduct research, both independently and in collaboration with academic and commercial partners, in a number of areas related to our core focus of growth factor inhibitors, cancer vaccines and angiogenesis inhibitors.

                                  THE OFFERING

Common stock offered..........    2,500,000 shares

Common stock to be outstanding
after the offering............   28,064,233 shares

Over-allotment option.........      375,000 shares

Use of proceeds...............   We intend to use the proceeds from this
                                 offering:

                                 - to fund the expansion of clinical trials

                                 - to fund a portion of the costs of our new
                                   manufacturing facilities

                                 - to develop a sales force in the United States

                                 - for general corporate purposes, including
                                   research and development expenses, and other working capital

Dividend policy...............   We have never declared cash dividends on our
                                 common stock and have no present intention of declaring such cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects and other factors our board of directors deems relevant.

Nasdaq National Market
Symbol........................   IMCL


     The number of shares of our common stock to be outstanding after the offering does not take into account 7,748,188 shares of our common stock issuable upon exercise of outstanding options and warrants, having a weighted average exercise price of $9.62 per share, as of September 1, 1999. This number also does not include the 400,000 shares of series A preferred stock currently held by Merck KGaA, of which 100,000 shares are currently convertible into 800,000 shares of our common stock. This number also does not include common stock that will be issued for cash to Merck KGaA upon the achievement of certain milestones set forth in our agreement with Merck KGaA relating to C225.

                             SUMMARY FINANCIAL DATA

     The following financial data should be read in conjunction with, and are qualified by reference to, "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes included elsewhere in this prospectus.

                                                                               SIX MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,            JUNE 30,
                                             ------------------------------   -------------------
                                               1996       1997       1998      1998        1999
                                             --------   --------   --------   -------    --------
                                                                                  (UNAUDITED)
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues...................................  $    600   $  5,348   $  4,193   $ 2,615    $    883
Operating expenses:
  Research and development.................    11,482     16,455     21,049     8,846      13,505
  General and administrative...............     3,961      5,356      7,145     2,959       3,677
Net interest and other income(1)...........       (95)      (972)    (2,619)   (1,409)        (90)
                                             --------   --------   --------   -------    --------
Loss before extraordinary item.............   (14,748)   (15,491)   (21,382)   (7,781)    (16,209)
Extraordinary loss on extinguishment of
  debt.....................................     1,267         --         --        --          --
                                             --------   --------   --------   -------    --------
Net loss...................................   (16,015)   (15,491)   (21,382)   (7,781)    (16,209)
Preferred dividends........................        --        163      3,668     1,825       1,862
                                             --------   --------   --------   -------    --------
Net loss to common stockholders............  $(16,015)  $(15,654)  $(25,050)  $(9,606)   $(18,071)
                                             ========   ========   ========   =======    ========
Basic and diluted net loss per common
  share....................................  $  (0.83)  $  (0.67)  $  (1.03)  $ (0.40)   $  (0.73)
                                             ========   ========   ========   =======    ========
Weighted average shares outstanding........    19,371     23,457     24,301    24,251      24,718

                                                                  AS OF JUNE 30, 1999
                                                              ---------------------------
                                                               ACTUAL      AS ADJUSTED(2)
                                                              ---------    --------------
                                                                      (UNAUDITED)
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and securities.......................  $  40,678      $ 115,580
Working capital.............................................     21,314         96,216
Total assets................................................     58,098        133,000
Long-term obligations, less current portion.................      3,786          3,786
Accumulated deficit.........................................   (155,055)      (155,055)
Stockholders' equity........................................     33,136        108,038

------------
(1) Net interest and other income is presented net of interest income, interest expense and realized gains and losses on securities available for sale.

(2) As adjusted to reflect receipt of the estimated net proceeds from the sale of 2,500,000 shares of common stock at an assumed offering price of $32 1/16 per share. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

     You should carefully consider each of the following risks and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock. Some of the following risks relate principally to our business and the industry in which we operate. Other risks relate principally to the securities market and ownership of our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently believe to be immaterial may also adversely affect our business. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

OUR LEAD PRODUCT CANDIDATES ARE IN DEVELOPMENT, AND WE CANNOT BE CERTAIN THAT ANY OF OUR PRODUCTS WILL BE COMMERCIALIZED

     Our lead product candidates, C225 and BEC2, are in clinical trials. Before we can commercialize any of our product candidates and begin to sell them to generate revenues, we will need to demonstrate in pivotal clinical trials that they are safe and effective and obtain the necessary approvals from the United States Food and Drug Administration and similar foreign regulatory agencies. It is not certain that clinical trials will demonstrate that our products are safe and effective, or that we can obtain required regulatory approvals to commercialize them. Further, even if we successfully develop a product, there is no assurance that we will be able to successfully manufacture or market that product. If we are unable to successfully commercialize C225 and BEC2, our liquidity and financial condition could be materially negatively affected.

WE HAVE BEEN OPERATING AT A LOSS AND EXPECT TO INCUR SIGNIFICANT FUTURE LOSSES

     We have had significant operating losses in each year and have not earned a profit in any year since we formed ImClone. These operating losses and failure to be profitable have been due mainly to the significant amount of money that we have had to spend on research and development. As of June 30, 1999, we had an accumulated deficit of approximately $155 million. We expect to continue to have significant additional operating losses as we continue to expand our product development and clinical trials and initiate marketing efforts. We may never commercialize any of our products or achieve profitability.

WE MAY NOT BE ABLE TO OBTAIN THE EXTENSIVE GOVERNMENT APPROVALS REQUIRED TO BRING OUR PRODUCTS TO MARKET

     The research, pre-clinical development, clinical trials, manufacturing and marketing of our products are all subject to extensive regulation by U.S. and foreign governmental authorities. Failure to receive regulatory approvals for our product candidates and operations in our expected timeframes could have a material negative effect on our liquidity and financial condition. The FDA and similar foreign regulatory authorities regulate our clinical trials as well as our manufacturing and marketing operations. They require us to comply with product-specific testing and approval processes. It may take many years and cost a significant amount of money to obtain the required regulatory approvals for our products. Once we begin clinical trials for a new biologic therapeutic or vaccine product, it may take five or more years to receive the required FDA approval to commercialize that product and begin to sell and market it to the public. It may also take several years to develop a new in vitro diagnostic product, depending upon the clinical data requirements or approval process specified by the FDA for the approval of the product. There can be no assurance that the FDA will grant us expedited, or fast-track, review status for any of our potential filings. The FDA may also request additional data which could substantially extend these approval processes. We cannot be certain that any of our products will be shown to be safe and effective or that we will ultimately receive FDA approval at the end of these approval processes. In addition, even if granted, product approvals may be withdrawn or limited at a later time if products do not comply with regulatory standards or if unexpected problems occur following initial marketing.

     Since our product candidates are still in clinical trials, we have not yet sought or received regulatory approval for the commercial sale of any of our products or for any manufacturing techniques or facilities. We and our licensees may experience long delays or excessive costs when we do attempt to get necessary approvals or licenses. Future federal, state, local or foreign legislative or administrative acts could also prevent or delay regulatory approval of our products or the products of our licensees. We cannot be certain that we or our corporate partners will be able to get the necessary approvals for clinical testing, manufacturing or marketing of our products, or that we will meet our expected timeframes for any such approvals. Any of the following events, if they were to occur, could delay or preclude us from further developing, marketing or realizing full commercial use of our products, which in turn would have a material adverse effect on our business, financial condition and results of operations:

     -  failure to obtain or maintain requisite governmental approvals

     - failure to obtain approvals of clinically intended use of our products under development

     - identification of serious and unanticipated adverse side effects from our products under development

     Manufacturers of drugs also must comply with the applicable FDA good manufacturing practice regulations, which include quality control and quality assurance requirements as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to ongoing periodic inspection by the FDA and corresponding state agencies, including unannounced inspections, and must be licensed as part of the product approval process before they can be used in commercial manufacturing. We or our present or future suppliers may be unable to comply with the applicable good manufacturing practice regulations and other FDA regulatory requirements.


OUR SUCCESS DEPENDS UPON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY AND OUR PROPRIETARY TECHNOLOGY



     The patent position of ImClone, like that of other biopharmaceutical companies, is generally very uncertain and involves complex legal and factual questions. Our success will depend, in part, on whether we can:



     -  obtain patents to protect our own products



     - obtain licences to use certain technologies of third parties, which may be protected by patents



     -  protect our trade secrets and know-how



     - operate without infringing the intellectual property and proprietary rights of others



     We may not be able to obtain patents that adequately protect our own products. Also, our proprietary technologies could conflict with the rights of others. Our ability to commercialize and market our products using any such technologies could be materially and negatively affected.



     We have exclusive licenses or assignments to 63 issued patents worldwide. Thirty-seven of those are issued U.S. patents. We have exclusive licenses or assignments to approximately 43 families of patent applications that relate to our proprietary technology in the U.S. and in foreign countries. We cannot be certain that patents will be issued as a result of any of these pending applications. Nor can we be certain that any issued patents would protect or benefit us or give us adequate protection from competing products. For example, issued patents may be circumvented or challenged and declared invalid. In addition, under many of the agreements under which we have licenses to the patents or patent applications of others, we are required to meet specified milestone or diligence requirements in order to keep our licenses. We cannot be certain that we will satisfy any of these requirements.



     We know that others have filed patent applications in various countries that relate to several areas in which we are developing products. Some of these patent applications have already been issued as patents and some are still pending. The pending patent applications may issue as patents. Issued patents are entitled to a rebuttable presumption of validity under the laws of the U.S. and certain other countries. These issued patents may therefore limit our ability to develop commercial products. If we need licenses to such patents to permit us to develop or market our products, we cannot be certain that we would be able to get such licenses on acceptable terms.



     Proprietary trade secrets and unpatented know-how are important to our research and development activities. We cannot be certain that others will not develop the same or similar technologies on their own. Although we have taken steps, including entering into confidentiality agreements with our employees and third parties, to protect our trade secrets and unpatented know-how and keep them secret, third parties may still obtain such information.



     The following are some of the specific areas in which we may be negatively affected by the patents and patent applications of others:



     We have an exclusive license to an issued U.S. patent for the murine form of C225, our EGF receptor antibody product. We believe that this patent covers C225 under the patent law doctrine of equivalents. Under this doctrine, the subject matter of a claim is deemed to cover variations that are known and routine, which we believe, in this instance, extends protection to C225. Our licensor of this patent did not obtain patent protection outside the U.S. for this antibody. While this patent covers only our antibody and would not block third parties from obtaining patents covering other antibodies to the EGF receptor, we are pursuing additional patent protection for the use of any antibody that inhibits the EGF receptor in combination with chemotherapy or radiation therapy, or when used to treat refractory patients. We have exclusively licensed, from Rhone-Poulenc Rorer, a family of patent applications seeking to cover the use of antibodies to the EGF receptor in conjunction with chemotherapeutic agents. A Canadian patent was issued in this family, and the patent examiner in Europe has indicated an intent to issue a European patent. U.S. prosecution continues. We are also currently prosecuting additional patent applications in the U.S. and elsewhere. We cannot be certain that we will be successful in these efforts or that patents will ever be issued or that we will have sufficient protection for C225.



     We are aware of a U.S. patent issued to a third party that includes claims covering the use, subject to certain restrictions, of antibodies to the EGF receptor and chemotherapeutic agents to inhibit tumor growth. Our outside patent counsel has indicated to us that, in its opinion, we will not be liable for infringement of this third party patent by reason of our manufacture or sale, or medical professionals' use, of C225 alone or in combination with chemotherapy or radiation therapy. Based upon this opinion, as well as our and our counsel's review of other relevant patents, we believe that we will be able to commercialize C225 alone and in combination with chemotherapy and radiation therapy upon successful completion of our clinical trials and receipt of necessary FDA approvals. If claims under our U.S. patent application covering the use of C225, an EGF receptor antagonist, and chemotherapy are determined by the patent examiner to be ready for allowance, an interference could be declared or another proceeding may be initiated to determine whether our claims or the claims in the third party patent should prevail. The opinion of our counsel, however, is not binding on any court, and there can be no assurance that we will not in the future become subject, in the U.S. or any other country, to patent infringement claims, interferences and other litigation involving patents, including the third party patent referenced above.



     The C225 monoclonal antibody is chimerized, meaning that it is made of antibody fragments derived from more than one type of animal (specifically, in the case of C225, mouse and human). Patents have been issued to other biotechnology companies that cover the chimerization of antibodies. Therefore, we may be required to obtain licenses under these patents, some of which have already been obtained, before we can commercialize our own chimerized monoclonal antibodies, including C225. We cannot be certain that we will be able to obtain such licenses in the territories where we want to commercialize, or how much such licenses would cost.



     We know that others have been issued patents in the U.S. and Europe covering anti-idiotypic antibodies or their use for the treatment of tumors. These patents, if valid, could be interpreted to cover our BEC2 monoclonal antibody and certain uses of BEC2. Merck KGaA, our worldwide licensee of BEC2, has informed us that it has obtained non-exclusive, worldwide licenses to these patents in order to market BEC2 in its territory. We are entitled to co-promote BEC2 in North America. However, we cannot be certain that we can obtain the necessary licenses on commercially acceptable terms, if at all.



     We have patents and have filed patent applications to protect our proprietary rights to anti-angiogenic therapeutics, as well as therapeutic methods of treating angiogenic disease. We are aware that others have filed patent applications that could affect our ability to commercialize some of our anti-angiogenic therapeutics or therapeutic treatments.

     We are aware that third parties have filed patent applications in areas that could affect our ability or Abbott Laboratories's ability to commercialize our diagnostic products. These areas could include target amplification technology and signal amplification technology. Third party patents have already been issued in the field of target amplification such as polymerase chain reaction technology.



     There has been significant litigation in the biopharmaceutical industry over patents and other proprietary rights. The defense and prosecution of intellectual property suits and related legal and administrative proceedings can be both costly and time consuming. Litigation and interference proceedings could result in substantial expense to us and significant diversion of effort by our technical and management personnel. An adverse determination in any such interference or litigation to which we may become a party could subject us to significant liabilities to third parties or require us to seek licenses from third parties. If required, the necessary licenses may not be available on acceptable terms or at all. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us, in whole or in part, from commercializing our products, which could have a material adverse effect on our business, financial condition and results of operations.


OUR BUSINESS DEPENDS UPON OUR CORPORATE PARTNERS

     So far, we have earned almost all of our revenues from research and development funding and license fees and royalties paid to us under agreements with our corporate partners. We expect this to continue over the next several years. License fees may be payable to us either when we first enter into an agreement or when and if we or our corporate partners, depending on the agreement, reach agreed-upon research, regulatory and commercialization milestones, or both. We do not receive any of these payments at regular intervals; the amounts have fluctuated in the past and we expect them to continue to fluctuate in the future. In most cases, our corporate partners can terminate these arrangements, including their payment obligations, on relatively short notice under specified circumstances. We cannot be certain that we will continue to receive revenues from these arrangements, or that we will enter into any new similar agreements.

     The successful development, marketing and sale of our products worldwide is subject to the risk of financial or other difficulties with respect to our relationships with our corporate partners. The amount and timing of payments we receive under our arrangements with these parties depend upon variables that are out of our control. In addition, our corporate partners or their affiliates may be developing their own products or technologies which may directly compete with products that are the subject of their arrangements with us. While we believe that our corporate partners are or will be economically motivated to work toward successful arrangements with us, we cannot be certain that their corporate interests and motivations will remain consistent with ours.

     In December 1998, we entered into an agreement with Merck KGaA, a German-based drug company, relating to the development, marketing and sale of C225. Under this agreement:

     - we have retained the rights to develop and market C225 within the United States and Canada

     - we have granted Merck KGaA exclusive rights, except in Japan, to develop and market C225 outside of the United States and Canada

     - we have agreed to supply Merck KGaA, and Merck KGaA has agreed to purchase, C225 for the conduct of clinical trials and the commercialization of the product outside the United States and Canada

     -  we will co-develop C225 in Japan with Merck KGaA

     - we have granted Merck KGaA an exclusive license outside of the United States and Canada, without the right to sublicense, to apply certain of our patents to a humanized EGF receptor antibody on which Merck KGaA has performed preclinical studies

     In return, Merck KGaA agreed to pay up-front fees and to make cash payments and equity investments in our business if specific milestones are achieved. Merck KGaA will also pay us royalties on any sales of C225 outside the United States and Canada. In addition, Merck KGaA has agreed to provide a guaranty of our obligations under a credit agreement relating to the construction of our new C225 manufacturing facility.

     We have also granted Merck KGaA a license to develop and market BEC2 worldwide. We have retained the right to co-promote BEC2 with Merck KGaA within North America and it is intended that we will be the bulk manufacturer of BEC2 for worldwide production. In return, Merck KGaA has agreed to pay up-front fees, to make cash milestone payments and to make royalty payments to us on all sales of BEC2 outside North America.

     If Merck KGaA fails to complete development of or does not commence commercialization of C225 and BEC2, we would not receive any royalties on sales by Merck KGaA, although the product rights would revert to us. Merck KGaA can terminate its relationship with us under the agreement with respect to C225 at its discretion on any milestone payment date. If Merck KGaA were to terminate that agreement or we failed to meet certain requirements of that agreement, we would lose one of our primary sources of funding and would have to look elsewhere for financing. As well as losing future payments, if Merck KGaA were to terminate the agreement because it determined that commercialization of C225 was economically unfeasible, we would have to pay back up to 50% of the cash-based milestone payments made to date out of revenues, if any, based upon a royalty rate applied to the gross profit from C225 sales or C225 license fees in the United States and Canada. Additionally, the termination of the agreement due to Merck KGaA's failure to provide the guaranty of our credit agreement obligations with respect to our new C225 manufacturing facility, or our failure to obtain the necessary collateral license agreements, would require us to return all milestone payments made to date. Finally, upon termination we would be required to use our reasonable best efforts to have Merck KGaA released from its guaranty of our credit agreement obligations with respect to our new C225 manufacturing facility. This release of Merck KGaA would likely cause the acceleration of our obligations under this credit agreement. Thus, termination of the agreement with Merck KGaA relating to C225 could have a material adverse effect on our business, financial condition and results of operations.

WE WILL CONTINUE TO NEED SIGNIFICANT AMOUNTS OF ADDITIONAL CASH AND WE CANNOT BE SURE THAT ADDITIONAL CASH WILL BE AVAILABLE TO US

     At this time and for the foreseeable future, we will need to spend a significant amount of money for, among others, the following purposes:

     -  ongoing pre-clinical and clinical trials of our product candidates

     -  research and development of new products

     - establishing both clinical-scale and commercial-scale manufacturing capability in our own facilities and/or in the facilities of others

     -  marketing our products if we receive necessary regulatory approvals

     -  payment of dividends on our convertible series A preferred stock

     We believe that our existing cash on hand and amounts expected to be available under our credit facilities, together with net proceeds from this offering, will be sufficient to fund ImClone through at least 2001. We are also entitled to reimbursement from our corporate partners for certain research and development expenditures and to certain milestone payments. However, we will only receive future milestone payments from our corporate partners if we meet specified research and development milestones. We have not yet achieved some of those milestones and we cannot be certain that we will ever do so. Our C225 agreement with Merck KGaA is subject to termination at Merck's discretion on certain dates and so we cannot be certain of the level of future payments, if any, under this agreement. The cash available from our existing corporate partners may be insufficient to meet our needs. We may also need to seek additional capital through equity or debt financings or from other sources. We cannot be certain that we will successfully complete any such arrangements or financings. If adequate funds are not available from operations or additional sources of financing, we may have to delay, reduce the scope of or eliminate one or more of our research or development programs, which would materially and adversely affect our business, financial conditions and operations.

ACCEPTANCE OF OUR PRODUCTS IN THE MARKETPLACE IS UNCERTAIN, AND FAILURE TO ACHIEVE MARKET ACCEPTANCE WILL HARM OUR BUSINESS

     Even if approved for marketing, our products may not achieve market acceptance. The degree of market acceptance of our products will depend upon a number of factors, including:

     -  the receipt of regulatory approvals for the uses that we are studying

     - the establishment and demonstration in the medical community of the safety and clinical efficacy of our products and their potential advantages over existing therapeutic products

     - pricing and reimbursement policies of government and third-party payors such as insurance companies, health maintenance organizations and other plan administrators

     Physicians, patients, payors or the medical community in general may be unwilling to accept, utilize or recommend any of our products.

WE HAVE LIMITED MANUFACTURING EXPERIENCE

     So far, we have manufactured only small quantities of our products in the laboratory and our pilot-scale manufacturing facility. In some cases, we have produced enough for pre-clinical animal trials and early stage clinical trials. We can only be profitable if our products are manufactured in commercial quantities in compliance with regulatory requirements and at acceptable costs. However, it may be difficult for us to produce large enough quantities for late-stage clinical trials or for more than one product candidate. Production in commercial quantities will require us to expand our manufacturing capabilities significantly and hire and train additional personnel. We have limited experience in clinical-scale manufacturing and no experience in commercial-scale manufacturing. Therefore, we cannot be certain that we will be able to make the transition to late-stage clinical or commercial production of our products successfully.

     We are in the process of acquiring land adjacent to our current facility in New Jersey on which we plan to build a commercial-scale manufacturing plant for our products. The cost to build such a facility will be high and the construction process will take several years. We have completed plans for, and will begin construction of the plant before we have received FDA approval for any of our product candidates. If we do not obtain FDA approval for these product candidates, the financing costs associated with the new manufacturing facility could have an adverse effect on our liquidity and financial condition. Alternatively, if any of our products are approved for sale, and we encounter difficulty or delays in completing the new manufacturing facility, obtaining the required FDA approval of the facility or in manufacturing commercial quantities of our products, such difficulties or delays could have a material adverse effect on our business, financial condition or results of operations.

     In addition to manufacturing our products internally, we also intend to seek to enter into arrangements with contract manufacturers in order to provide a second source for our products as well as additional capacity for the manufacture of our products. To date, we have entered into an agreement with Boehringer Ingelheim Pharmaceuticals KG("BI") under which BI has manufactured C225 for use in our clinical trials. Although we have plans to do so, we cannot be certain that we will be able to enter into any other agreements with third party manufacturers. Even if we are able to enter into such agreements, we cannot be certain that we will be able to produce sufficient quantities for the commercial sale of our products.

     We are also dependent upon a sole supplier of a component of the media used in the production of C225. If this supply were to cease, it could hinder our ability to manufacture C225 in the quantities required.

WE NEED TO ESTABLISH OUR SALES, MARKETING AND DISTRIBUTION CAPABILITY

     To date, we have had no experience in selling, marketing or distributing new products. If we are successful in developing and obtaining regulatory approval for our products under development, we will need to establish our sales, marketing and distribution capability. Under our agreement with Merck KGaA for C225, we have the exclusive right to market C225 in the United States and Canada if it is approved for sale there. We also will co-develop C225 with Merck KGaA in Japan. Under our agreement with Merck KGaA for BEC2, we have the right to co-promote BEC2 in North America if it is approved for sale there. If and when we want to market a new product on our own, we will need expertise in sales and marketing. We currently plan to build our own sales force to market and sell C225 in the United States and Canada. However, we cannot be certain that we will be able to hire and train qualified or experienced sales and marketing personnel or that any marketing or sales efforts by such personnel will be successful. If we are unable to recruit or retain suitable sales and marketing personnel, it could have a material adverse effect on our business, financial condition and results of operations.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE

     Our products are now in research and various stages of development or clinical studies. Accordingly, we do not sell or receive any revenues from sales of these products. At this time, most of our revenues come from payments we receive from our corporate partners under license and research arrangements. Our results of operations historically have fluctuated on a quarterly basis and can be expected to continue to be subject to quarterly fluctuations. The level of our revenues and results of operations at any given time is based primarily on the following factors:

     -  the status of development of our various products

     - the time at which we enter into research and license agreements with corporate partners that provide for payments to us, and the timing and accounting treatment of payments to us under those agreements

     - whether or not we achieve specified research or commercialization milestones

     -  timely payment by our corporate partners of amounts payable to us

     -  the addition or termination of research programs or funding support

     - variations in the level of expenses related to our proprietary products during any given period

     We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. These fluctuations may cause the price of our stock to fluctuate, perhaps substantially.


OUR SUCCESS DEPENDS UPON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL AND CONSULTANTS


     Our ability to successfully develop marketable products and to maintain a competitive position will depend in large part on our ability to attract and retain highly qualified scientific and management personnel. We will also need to develop and maintain relationships with leading research institutions and consultants. Our success is also very dependent upon the principal members of our management, scientific staff and scientific advisory board, many of whom have special expertise and would be difficult to replace. Competition for such personnel and relationships is intense, and we cannot be certain that we will be able to continue to attract and retain such personnel and maintain such relationships.

WE MAY NOT BE ABLE TO KEEP PACE WITH TECHNOLOGICAL CHANGE OR WITH THE ADVANCES OF OUR COMPETITORS

     The biopharmaceutical industry is subject to rapid and significant technological change. We have many competitors, including major drug and chemical companies, specialized biotechnology firms, universities and other research institutions. These competitors may develop technologies and products that are more effective than our products or which would make our technology and products obsolete and non-competitive. Many of these competitors have much greater financial and technical resources and production and marketing capabilities than we do. In addition, many of our competitors have much more experience than we do in pre-clinical testing and human clinical trials of new or improved drugs, as well as in obtaining FDA and other regulatory approvals.

     We know that competitors are developing or manufacturing various products that are used for the prevention, diagnosis or treatment of diseases that we have targeted for product development. Some of these competitive products use therapeutic approaches that compete directly with certain of our product candidates. Our competitors may succeed in obtaining FDA approval for their competitive products sooner than we do for ours. This could hurt our ability to further develop and market our products. Also, if we do begin significant commercial sales of our products, we will have to compete with the established manufacturing and marketing capabilities of our competitors. Manufacturing and marketing are areas in which we have limited or no experience.

WE MAY HAVE PRODUCT LIABILITY EXPOSURE

     Because our product candidates are new treatments for diseases, with limited, if any, past use on humans, their use during testing or after approval could expose us to product liability claims. We cannot be certain that we would have enough money available to satisfy any liability that might result from any such claims. We try to obtain indemnification from our corporate partners against certain of these types of claims. However, we cannot be certain that these parties would honor any such indemnity obligations. Although we carry product liability insurance, we cannot be certain that this coverage will be adequate to protect us in the event of a successful product liability claim or that the insurance will continue to be available on commercially reasonable terms.

HEALTH CARE INSURERS AND OTHER ORGANIZATIONS MAY NOT PAY FOR OUR PRODUCTS, OR MAY IMPOSE LIMITS ON REIMBURSEMENTS

     The continuing efforts of government and insurance companies, health maintenance organizations and other payors of healthcare costs to contain or reduce costs of health care may affect our future revenues and profitability, and the future revenues and profitability of our potential customers, suppliers and collaborative partners and the availability of capital. For example, in certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, given recent federal and state government initiatives directed at lowering the total cost of health care, the U.S. Congress and state legislatures will likely continue to focus on health care reform, the cost of prescription pharmaceuticals and on the reform of the Medicare and Medicaid systems. While we cannot predict whether any such legislative or regulatory proposals will be adopted, the announcement or adoption of such proposals could have a material adverse effect on our business, financial condition and results of operations.

     Our ability to commercialize our products successfully will depend in part on the extent to which appropriate reimbursement levels for the cost of our products and related treatment are obtained by governmental authorities, private health insurers and other organizations, such as HMOs. Third-party payors are increasingly challenging the prices charged for medical products and services. Also, the trend toward managed health care in the United States and the concurrent growth of organizations such as HMOs, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices for or rejection of our products. The cost containment measures that health care payors and providers are instituting and the effect of any health care reform could materially adversely affect our ability to operate profitably.

OUR COMPUTER SYSTEMS, AND OTHER COMPUTER SYSTEMS THAT AFFECT OUR BUSINESS, MAY EXPERIENCE PROBLEMS WHEN THE CALENDAR YEAR CHANGES FROM 1999 TO 2000

     We have completed a review of our internal computer systems, and we are in the process of making inquiries of groups with which we do business with respect to their computer systems, to determine whether these systems will experience a "Year 2000 problem." A Year 2000 problem would result from a computer system recognizing the first two digits of a year after the year 1999 as "19" instead of "20," thereby reading the wrong year. We cannot be certain that we will be able to successfully do this, or that the groups with which we do business will identify and replace their computer systems which would cause a Year 2000 problem. The failure to identify and remedy Year 2000 problems could disrupt important operations which could affect the development and ultimate marketing of potential products as well as put us at a competitive disadvantage relative to companies that have corrected such problems.

OUR STOCK PRICE MAY BE VOLATILE

     The market price for our common stock could decline below the past or current public offering prices. We believe that the following factors, among others, have caused the market price of our common stock to fluctuate substantially, and that they will continue to do so in the future:

     - the results of preclinical testing and clinical trials by us or our competitors

     -  the formation or termination of our corporate alliances

     -  determinations regarding our patent applications and those of others

     -  variations in our quarterly operating results

     The stock market has recently experienced extreme price and volume fluctuations. These fluctuations have especially affected the market price of the stock of many high technology and healthcare-related companies. Such fluctuations have often been unrelated to the operating performance of these companies. Nonetheless, these broad market fluctuations may negatively affect the market price of our common stock.

EVENTS WITH RESPECT TO OUR SHARE CAPITAL COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE

     Sales of substantial amounts of our common stock in the open market, or the availability of such shares for sale, could adversely affect the price of our common stock. Upon completion of this offering, we expect to have 28,064,233 shares of common stock outstanding, excluding shares reserved for issuance upon the exercise of outstanding stock options, warrants and preferred stock (or 28,439,233 shares of common stock outstanding if the underwriters' over-allotment option is exercised in full). The following securities that may be exercised for, or are convertible into, shares of our common stock were issued and outstanding as of September 1, 1999:

     - Warrants. Various warrants to purchase 1,791,590 shares of our common stock, all of which are currently exercisable, at an average exercise price of approximately $2.96 per share (subject to adjustment in certain circumstances).


     - Options. Stock options to purchase 5,956,598 shares of our common stock at an average exercise price of approximately $11.63 per share (subject to adjustment in certain circumstances); of this total, 2,548,368 are currently exercisable at an average exercise price of approximately $7.18 per share.


     - Series A Preferred Stock. 400,000 shares of our Series A Preferred Stock are outstanding, of which 100,000 shares are currently convertible into 800,000 shares of our common stock, at a conversion price of $12.50 per share. These shares are held by Merck KGaA.

     The shares of our common stock that may be issued under the warrants and options are either currently registered with the SEC, or will be registered with the SEC before the shares are purchased by the holders of the warrants and options.

     Under our license agreement with Merck KGaA for C225, we are entitled to receive from Merck KGaA up to $60 million upon our achievement of various milestones in the development of C225. In connection with making the final $30 million of these milestone payments, Merck KGaA is entitled to receive milestone shares from us, which, if issued, will be shares of our common stock (or other capital stock convertible into our common stock). The number of milestone shares issued will be determined based on premiums to then-market prices of our common stock at the time the milestones are achieved. As of September 1, 1999, Merck KGaA has not acquired any milestone shares convertible into common stock.

     We have granted Merck KGaA certain registration rights regarding the shares of common stock that they may acquire upon conversion of the series A preferred shares and upon receipt of milestone shares. Specifically, Merck KGaA has the right to require us to register, at our expense, the number of shares of common stock into which the shares of series A preferred stock are converted according to their terms and the number of milestone shares that are issued. Merck KGaA may also exercise rights to have such registrable common stock registered at any time that we file a registration statement for other shares of our common stock. Merck KGaA may exercise these rights at any time after conversion of its shares of series A preferred stock into shares of common stock or receipt of milestone shares. As of September 1, 1999, Merck KGaA has not converted any series A preferred stock into common stock.

     We, our directors, our officers and certain other stockholders have agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, none of us will, during the period ending 90 days after the date of this prospectus, sell or otherwise dispose of any shares of our common stock, subject to certain exceptions.

                                USE OF PROCEEDS

     We will receive net proceeds from this offering of about $74.9 million at an assumed public offering price of $32 1/16 per share after deducting the underwriting discounts and estimated expenses ($86.2 million if the underwriters exercise their over-allotment option in full). We intend to use such proceeds:

     - to fund the expansion of clinical trials

     - to fund a portion of the costs of our new manufacturing facilities

     - to develop a sales force in the United States

     - for general corporate purposes, including research and development expenses, and other working capital

     Pending the use of the net proceeds of this offering, we will invest the funds in short-term, interest-bearing, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

     Our common stock is quoted on the Nasdaq National Market under the symbol "IMCL." The following table sets forth, for the periods indicated, the range of high and low sale prices for our common stock. On September 27, 1999, the reported last sale price for our common stock was $32 1/16 per share.

                                                                COMMON
                                                              STOCK PRICE
                                                              -----------
                                                              HIGH    LOW
                                                              ----    ---
YEAR ENDED DECEMBER 31, 1997
  First Quarter.............................................  $10 1/8  $5 3/4
  Second Quarter............................................    7 7/8   4 5/8
  Third Quarter.............................................    8 1/8   4 5/8
  Fourth Quarter............................................    8 1/2   5 21/32
YEAR ENDED DECEMBER 31, 1998
  First Quarter.............................................    8 7/16   5 5/8
  Second Quarter............................................   13 7/8   7 5/8
  Third Quarter.............................................   13 7/8   8 1/4
  Fourth Quarter............................................   12 1/8   5 9/16
YEAR ENDED DECEMBER 31, 1999
  First Quarter.............................................   16 15/16   8 3/4
  Second Quarter............................................   26      15 1/2
  Third Quarter (through September 27, 1999)................   39 1/2  21 5/16

                                DIVIDEND POLICY

     We have never declared cash dividends on our common stock and have no present intention of declaring such cash dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects, and other factors our board of directors deems relevant.

     In addition, the terms of our Series A Convertible Preferred Stock (the "series A preferred stock") restrict our ability to pay dividends on our common stock. See "Description of Capital Stock."

                                 CAPITALIZATION

     The following table sets forth the total capitalization of our company at June 30, 1999 and as adjusted to reflect our receipt of the estimated net proceeds from our sale of 2,500,000 shares of common stock pursuant to this offering at an assumed offering price of $32 1/16 per share. This table should be read in conjunction with the Selected Consolidated Financial Data appearing on page 18 in this prospectus.

                                                                AS OF JUNE 30, 1999
                                                              ------------------------
                                                               ACTUAL      AS ADJUSTED
                                                              ---------    -----------
                                                                    (UNAUDITED)
                                                                   (IN THOUSANDS)
Long-term debt..............................................  $   2,200     $   2,200
Other long-term liabilities, less current portion...........      1,586         1,586
Stockholders' equity:
  Preferred stock, $1.00 par value; 4,000,000 shares
     authorized; series A preferred stock: 400,000 shares
     authorized, issued and outstanding, actual and 400,000
     as adjusted (preference in liquidation $43,702,000)....        400           400
  Common stock, $.001 par value; 60,000,000 shares
     authorized; 25,397,474 shares issued and 25,346,657
     shares outstanding, actual; 27,897,474 shares issued
     and 27,846,657 shares outstanding, as adjusted.........         25            28
  Additional paid-in capital................................    188,118       263,017
  Accumulated deficit.......................................   (155,055)     (155,055)
  Treasury stock, at cost; 50,817 shares actual and 50,817
     as adjusted............................................       (492)         (492)
  Note receivable--officer and stockholder..................       (137)         (137)
  Accumulated other comprehensive income....................        277           277
                                                              ---------     ---------
     Total stockholders' equity.............................     33,136       108,038
                                                              ---------     ---------
          Total capitalization..............................  $  36,922     $ 111,824
                                                              =========     =========


     The number of shares of our common stock to be outstanding after the offering does not take into account 7,748,188 shares of our common stock issuable upon exercise of outstanding options and warrants, having a weighted average exercise price of $9.62 per share, as of September 1, 1999. This number also does not include the 400,000 shares of series A preferred stock currently held by Merck KGaA, of which 100,000 shares are currently convertible into 800,000 shares of our common stock. This number also does not include common stock that will be issued for cash to Merck KGaA upon the achievement of certain milestones set forth in our agreement with Merck KGaA relating to C225.

                                    DILUTION

     Our net tangible book deficit on June 30, 1999 was $(7.8) million or $(0.31) per common share. Net tangible book deficit per common share is determined by dividing our tangible net worth, which equals total tangible assets less total liabilities less the liquidation value of the series A preferred stock, excluding accrued dividends, by the aggregate number of shares of our common stock outstanding. After giving effect to the sale by us of the 2,500,000 shares of common stock in this offering, at an assumed public offering price of $32 1/16, per share, our net tangible book value at June 30, 1999 would have been $67.1 million, or $2.41 per common share. This represents an immediate increase in net tangible book value to existing stockholders of $2.72 per common share and an immediate dilution to new investors of $29.65 per common share. The following table illustrates this per share dilution:

Assumed public offering price per common share..............            $32.06
  Net tangible book deficit per common share as of June 30,
     1999...................................................  $(0.31)
  Increase per share attributable to new investors..........    2.72
                                                              ------
Net tangible book value per common share after offering.....              2.41
                                                                        ------
Dilution per share to new investors.........................            $29.65
                                                                        ======

     Dilution is determined by subtracting net tangible book value per common share after the offering from the public offering price per common share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected financial data of ImClone should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1996, 1997 and 1998 and the balance sheet data as of December 31, 1997 and 1998 are derived from, and qualified by reference to, the audited financial statements included elsewhere in this prospectus, and should be read in conjunction with those financial statements and notes thereto. The statement of operations data for the six-month periods ended June 30, 1998 and 1999 and the balance sheet data as of June 30, 1999 are derived from our unaudited financial statements included elsewhere in this prospectus, and which, in our opinion, have been prepared on a basis consistent with the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position. Results for the six months ended June 30, 1999 are not necessarily indicative of results that may be expected for the entire year.

                                                                                                   SIX MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                      JUNE 30,
                                            ---------------------------------------------------   ------------------
                                              1994      1995       1996       1997       1998      1998       1999
                                            --------   -------   --------   --------   --------   -------   --------
                                                                                                     (UNAUDITED)
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues..................................  $    950   $   800   $    600   $  5,348   $  4,193   $ 2,615   $    883
Operating expenses:
  Research and development................    11,816     8,768     11,482     16,455     21,049     8,846     13,505
  General and administrative..............     3,348     3,739      3,961      5,356      7,145     2,959      3,677
Net interest and other income(1)..........    (2,365)   (2,066)       (95)      (972)    (2,619)   (1,409)       (90)
Equity in loss of affiliate...............       342        --         --         --         --        --         --
                                            --------   -------   --------   --------   --------   -------   --------
Loss before extraordinary item............   (12,191)   (9,641)   (14,748)   (15,491)   (21,382)   (7,781)   (16,209)
Extraordinary loss on extinguishment
  of debt.................................        --        --      1,267         --         --        --         --
                                            --------   -------   --------   --------   --------   -------   --------
Net loss..................................   (12,191)   (9,641)   (16,015)   (15,491)   (21,382)   (7,781)   (16,209)
Preferred dividends (including assumed
  incremental yield of $51 in 1997, $1,268
  in 1998, $635 in 2Q98 and $672 in
  2Q99)...................................        --        --         --        163      3,668     1,825      1,862
                                            --------   -------   --------   --------   --------   -------   --------
Net loss to common stockholders...........  $(12,191)  $(9,641)  $(16,015)  $(15,654)  $(25,050)  $(9,606)  $(18,071)
                                            ========   =======   ========   ========   ========   =======   ========
Basic and diluted net loss per common
  share:
  Loss before extraordinary item..........  $  (1.12)  $ (0.72)  $  (0.76)  $  (0.67)  $  (1.03)  $ (0.40)  $  (0.73)
  Extraordinary loss on extinguishment of
    debt..................................        --        --      (0.07)        --         --        --         --
                                            --------   -------   --------   --------   --------   -------   --------
Net loss per share........................  $  (1.12)  $ (0.72)  $  (0.83)  $  (0.67)  $  (1.03)  $ (0.40)  $  (0.73)
                                            ========   =======   ========   ========   ========   =======   ========
Weighted average shares outstanding.......    10,903    13,311     19,371     23,457     24,301    24,251     24,718

                                                       AS OF DECEMBER 31,                         AS OF JUNE 30,
                                   -----------------------------------------------------------    --------------
                                     1994        1995        1996         1997         1998            1999
                                   --------    --------    ---------    ---------    ---------    --------------
                                                                                                   (UNAUDITED)
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Cash, cash equivalents and
  securities.....................  $  3,032    $ 10,207    $  13,514    $  59,610    $  46,739      $  40,678
Working capital..................    (1,470)      3,735        7,695       56,671       35,073         21,314
Total assets.....................    17,467      22,803       25,885       75,780       62,252         58,098
Long-term obligations, less
  current portion................     4,487       4,235        2,775        3,430        3,746          3,786
Accumulated deficit..............   (76,317)    (85,958)    (101,973)    (117,464)    (138,846)      (155,055)
Stockholders' equity.............     8,176      11,823       16,589       68,226       45,174         33,136

------------
(1) Net interest expense and other income is presented net of interest income, interest expense and realized gains and losses on securities available for sale.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis by our management is provided to identify certain significant factors which affected our financial position and operating results during the periods included in the accompanying financial statements.

OVERVIEW

     We are a biopharmaceutical company engaged in the research and development of novel cancer treatments. We are currently pursuing three research and development programs that we believe show promise for treating cancer: growth factor inhibitors, therapeutic cancer vaccines and angiogenesis inhibitors. Since our inception in April 1984, we have devoted substantially all of our efforts and resources to research and development conducted on our own behalf and through collaborations with corporate partners and academic research and clinical institutions. We have not derived any commercial revenue from product sales. As a result of our substantial research and development costs, we have incurred significant operating losses and we have generated a cumulative net loss of approximately $155 million for the period from our inception to June 30, 1999. We expect to incur significant additional operating losses.

     Substantially all of our revenues were generated from license and research arrangements with collaborative partners. Such revenues, as well as our results of operations, have fluctuated and are expected to continue to fluctuate significantly from period to period due to:

     -  the status of development of our various products

     - the time at which we enter into research and license agreements with corporate partners that provide for payments to us, and the timing and accounting treatment of payments to us under these agreements

     - whether or not we achieve specified research or commercialization milestones

     -  timely payment by our corporate partners of amounts payable to us

     -  the addition or termination of research programs or funding support

     - variations in the level of expenses related to our proprietary products during any given period

     Before we can commercialize our products and begin to sell them to generate revenues, they will need additional development and clinical testing, which will cost a lot of money. Generally, to make a profit we will need to successfully develop, test, introduce and market our products. It is not certain that any of our products will be successfully developed or that required regulatory approvals to commercialize them can be obtained. Further, even if we successfully develop a product, there is no assurance that we will be able to successfully manufacture or market that product or that customers will buy it. See "Risk Factors -- Our lead product candidates are in development, and we cannot be certain that any of our products will be commercialized."

     In December 1998, we entered into an agreement with Merck KGaA, a German-based drug company, relating to the development, marketing and sale of C225. Under this agreement: we have retained the rights to develop and market C225 within the United States and Canada; we have granted Merck KGaA exclusive rights, except in Japan, to develop and market C225 outside of the United States and Canada; we have agreed to supply Merck KGaA, and Merck KGaA will purchase from us, C225 for the conduct of clinical trials and the commercialization of the product outside of the United States and Canada; we will co-develop C225 in Japan with Merck KGaA; and we have granted Merck KGaA an exclusive license outside of the United States and Canada, without the right to sublicense, to certain of our patents to apply to a humanized antibody to the EGF receptor on which Merck KGaA has performed preclinical studies.

     In return, Merck KGaA has agreed, subject to the terms of the agreement, to
(1) pay us $30 million in up-front fees and early cash-based milestone payments based upon our achievement of the milestones set forth in the agreement, (2) pay us an additional $30 million if further milestones are achieved for which Merck KGaA will receive equity in ImClone which will be priced at varying premiums to the then-market price of the common stock depending upon the timing of the achievement of the respective milestones, (3) provide us, subject to certain terms, a guaranty of our obligations under a $30 million credit facility relating to the construction of a new C225 commercial manufacturing facility, (4) fund clinical development of C225 outside of the United States and Canada and (5) pay us royalties on future sales of C225 in its territory, if any.

     This agreement may be terminated by Merck KGaA in various instances, including (1) at its discretion on any date on which a milestone is achieved (in which case no milestone payment will be made), (2) for a one-year period after first commercial sale of C225 in Merck KGaA's territory, upon Merck KGaA's reasonable determination that the product is economically unfeasible (in which case Merck KGaA is entitled to receive back 50% of the cash-based milestone payments then paid to date, but only out of revenues received, if any, based upon a royalty rate applied to the gross profit from C225 sales or C225 license fees in the United States and Canada), or (3) in the event we do not obtain certain collateral license agreements, in which case Merck KGaA also is entitled to a return of all cash milestone payments to date, plus liquidated damages of $500,000. Upon termination of the agreement, we would also be required to use our best reasonable efforts to cause the release of Merck KGaA as guarantor of the credit facility for our new manufacturing facility.

     Through September 1, 1999, Merck KGaA has paid us $14 million in up-front and milestone fees. As of June 30, 1999, $12 million of this $14 million had been received and recorded as fees potentially refundable from a corporate partner and will be recognized as revenues upon Merck KGaA's agreeing on the production concept for the new C225 manufacturing facility and our obtaining the necessary collateral license agreements. In April 1999, the parties agreed on the production concept for the manufacturing facility and are currently working toward securing Merck KGaA's guaranty of our obligations under a $30 million credit facility. We are also in the process of negotiating the necessary collateral license agreements.

     We have also granted Merck KGaA a license to develop and market BEC2 worldwide. We have retained the right to co-promote BEC2 with Merck KGaA within North America and it is intended that we will be the bulk manufacturer of BEC2 for worldwide production. In return, Merck KGaA has agreed to pay up-front fees, to make cash milestone payments and to make royalty payments to us on all sales of BEC2 outside North America. In return, Merck KGaA has made research support payments to us totaling $4.7 million and is required to make milestone payments to us of up to $22.5 million, of which $3 million has been received through September 1, 1999. In addition, Merck KGaA is required to make royalty payments to us on any sales of BEC2 outside North America, with a portion of the milestone and research support payments received under the agreement being creditable against the amount of royalties due.

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1999 AND 1998

     Revenues. Revenues for the six months ended June 30, 1999 and 1998 were $883,000 and $2,615,000, respectively, a decrease of $1,732,000, or 66%.
Revenues for the six months ended June 30, 1999 primarily consisted of (1) $150,000 in research support from our partnership with American Home Products Corporation ("American Home") in infectious disease vaccines, (2) $533,000 in research and support payments from our research and license agreement with Merck KGaA for our principal cancer vaccine product candidate, BEC2, and (3) $195,000 in royalty revenue from our strategic alliance with Abbott Laboratories ("Abbott") in diagnostics. Revenues for the six months ended June 30, 1998 consisted of (1) $150,000 in research support from our partnership with American Home in infectious disease vaccines, (2) $1 million in milestone revenue and $1.3 million in research and support payments from our research and license agreement with Merck KGaA for BEC2 (3) $117,000 in royalty revenue from our strategic alliance with Abbott in diagnostics and (4) $98,000 from a Phase I Small Business Innovation Research grant from the National Cancer Institute (the "NCI") for a program in cancer-related angiogenesis. The decrease in revenues for the six months ended June 30, 1999 was primarily attributable to (1) the decrease in research and support revenue as a result of the completion of all research and support payments due from our research and license agreement with Merck KGaA for BEC2 and (2) a decrease in milestone revenue which can vary widely from period to period depending upon the timing of the achievement of various research and development milestones for products under development.

     Operating Expenses: Research and Development. Total operating expenses for the six months ended June 30, 1999 and 1998 were $17,182,000 and $11,805,000, respectively, an increase of $5,377,000, or 46%. Research and development expenses for the six months ended June 30, 1999 and 1998 were $13,505,000 and $8,846,000, respectively, an increase of $4,659,000 or 53%. Such amounts for the six months ended June 30, 1999 and 1998 represented 79% and 75%, respectively, of total operating expenses. The increase in research and development expenses for the six months ended June 30, 1999 was primarily attributable to (1) the costs associated with an agreement for the supplemental further development and manufacture of clinical grade C225, our lead interventional therapeutic product candidate for cancer, to support ongoing and future human clinical trials, (2) the costs associated with the initiation of Phase III clinical studies of C225,
(3) expenditures in the functional areas of product development, manufacturing, clinical and regulatory affairs associated with C225 and (4) expenditures associated with additional staffing in the area of discovery research.

     General and Administrative Expenses. General and administrative expenses include administrative personnel costs, costs incurred in connection with pursuing arrangements with corporate partners and technology licensors, and expenses associated with applying for patent protection for our technology and products. Such expenses for the six months ended June 30, 1999 and 1998 were $3,677,000 and $2,959,000, respectively, an increase of $718,000, or 24%. The increase in general and administrative expenses primarily reflected (1) additional support staffing for our expanding research, development, clinical manufacturing and marketing efforts, particularly with respect to C225 and (2) expenses associated with the pursuit of strategic corporate alliances and other corporate development expenses. We expect general and administrative expenses to increase in future periods to support our planned increases in research, development, clinical and manufacturing efforts.

     Interest and Other Income or Loss and Interest Expense. Interest income was $1,168,000 for the six months ended June 30, 1999 compared to $1,607,000 for the six months ended June 30, 1998, a decrease of $439,000, or 27%. The decrease was primarily attributable to the decrease in our investment portfolio as a result of funding our operations. Interest expense was $246,000 and $200,000 for the six months ended June 30, 1999 and 1998, respectively, an increase of $46,000, or 23%. Interest expense for both periods primarily included (1) interest on an outstanding Industrial Development Revenue Bond issued in 1990 (the "1990 IDA Bond") with a principal amount of $2.2 million and (2) interest recorded on various capital lease obligations under a December 1996 Financing Agreement (the "1996 Financing Agreement") and an April 1998 Financing Agreement (the "1998 Financing Agreement") with Finova Technology Finance, Inc. ("Finova"). The increase was primarily attributable to entering into additional capital leases. We recorded losses on securities available for sale for the six months ended June 30, 1999 in the amount of $832,000 as compared to gains of $2,000 for the six months ended June 30, 1998. The loss for the six months ended June 30, 1999 is primarily attributable to the $828,000 write-down of our investment in CombiChem Inc. ("CombiChem") as a result of other than a temporary decline. We have not sold these securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Net Losses. We had net losses to common stockholders of $18,071,000, or $0.73 per share, for the six months ended June 30, 1999 compared with $9,606,000, or $0.40 per share, for the six months ended June 30, 1998. The increase in the net losses and per share net loss to common stockholders was due primarily to the factors noted above.

  YEARS ENDED DECEMBER 31, 1998 AND 1997

     Revenues. Revenues for the years ended December 31, 1998 and 1997 were $4,193,000 and $5,348,000, respectively, a decrease of $1,155,000, or 22%.
Revenues for the year ended December 31, 1998 consisted of (1) $300,000 in research support from our partnership with American Home in infectious disease vaccines, (2) $1 million in milestone revenue and $2.5 million in research and support payments from our agreement with Merck KGaA for BEC2, (3) $295,000 in royalty revenue from our strategic alliance with Abbott in diagnostics and (4) $98,000 from a Phase I Small Business Innovation Research grant from the NCI for a program in cancer-related angiogenesis. Revenues for the year ended December 31, 1997 consisted of (1) $300,000 in research support from our partnership with American Home in infectious disease vaccines, (2) $2 million in milestone revenue and $1.7 million in research and support payments from our agreement with Merck KGaA for BEC2 and (3) $1 million in milestone revenue and $381,000 in royalty revenue from our strategic alliance with Abbott in diagnostics. The decrease in revenues for the year ended December 31, 1998 was primarily attributable to a decrease in milestone revenue which can vary widely from period to period depending upon the timing of the achievement of various research and development milestones for products under development.

     Operating Expenses: Research and Development. Total operating expenses for the years ended December 31, 1998 and 1997 were $28,194,000 and $21,811,000, respectively, an increase of $6,383,000, or 29%. Research and development expenses for the years ended December 31, 1998 and 1997 were $21,049,000 and $16,455,000, respectively, an increase of $4,594,000 or 28%. Such amounts for both years ended December 31, 1998 and 1997 represented 75% of total operating expenses. The increase in research and development expenses for the year ended December 31, 1998 was partially attributable to (1) the costs associated with an agreement in principle for the supplemental further development and manufacture of clinical grade C225 to support ongoing and future human clinical trials, (2) expenditures associated with additional staffing in the area of discovery research, (3) the initiation of new supported research programs with academic institutions, (4) the establishment of corporate in-licensing arrangements and
(5) expenditures in the functional areas of product development, manufacturing, clinical and regulatory affairs associated with C225. This increase was partially offset by the one-time $2.2 million non-cash compensation expense recorded for the year ended December 31, 1997 in connection with the extension of the term of an officer's warrant to purchase 397,000 shares of common stock.

     General and Administrative Expenses. General and administrative expenses include administrative personnel costs, costs incurred in connection with pursuing arrangements with corporate partners and technology licensors, and expenses associated with applying for patent protection for our technology and products. Such expenses for the years ended December 31, 1998 and 1997 were $7,145,000 and $5,356,000, respectively, an increase of $1,789,000, or 33%. The increase in general and administrative expenses primarily reflected (1) additional support staffing for expanding our research, development, clinical and manufacturing efforts, particularly with respect to C225 and (2) expenses associated with the pursuit of strategic corporate alliances and other corporate development expenses. We expect general and administrative expenses to increase in future periods to support our planned increases in research, development, clinical and manufacturing efforts.

     Interest and Other Income and Interest Expense. Interest and other income was $3,054,000 for the year ended December 31, 1998 compared to $1,523,000 for the year ended December 31, 1997, an increase of $1,531,000, or 101%. The increase was primarily attributable to the increased interest income earned from higher cash balances in our investment portfolio resulting from the private placement of series A preferred stock completed in December 1997. Interest expense was $435,000 and $551,000 for the years ended December 31, 1998 and 1997, respectively, a decrease of $116,000, or 21%. Interest expense for both periods primarily included (1) interest on the 1990 IDA Bond, which has a principal amount of $2.2 million, (2) interest recorded on capital lease obligations and (3) interest recorded on a liability to Pharmacia and Upjohn Inc. ("Pharmacia"), for the reacquisition of the worldwide rights to a recombinant mutein form of Interleukin-6 ("IL-6m") as well as clinical material manufactured and supplied to us by Pharmacia. The decrease was primarily attributable to the (1) December 1997 repayment of an IDA Bond issued in 1986 (the "1986 IDA Bond") with a principal amount of $2.1 million and (2) February 1998 repayment of the remaining liability to Pharmacia.

     Net Losses. We had net losses to common stockholders of $25,050,000, or $1.03 per share, for the year ended December 31, 1998 compared with $15,654,000, or $0.67 per share, for the year ended December 31, 1997. The increase in the net losses and per share net loss to common stockholders was due primarily to the factors noted above and the accrued dividends and incremental yield on the series A preferred stock.

  YEARS ENDED DECEMBER 31, 1997 AND DECEMBER 31, 1996

     Revenues. Revenues for the years ended December 31, 1997 and 1996 were $5,348,000 and $600,000 respectively, an increase of $4,748,000. Revenue for the year ended December 31, 1997 consisted of (1) $300,000 in research support from our partnership with American Home in infectious disease vaccines, (2) $2 million in milestone revenue and $1.7 million in research and support payments from our agreement with Merck KGaA for BEC2, and (3) $1 million in milestone payments and $381,000 in royalty revenue from our strategic alliance with Abbott in diagnostics. Revenues for the year ended December 31, 1996 consisted of (1) $300,000 in research support from our partnership with American Home in infectious disease vaccines, (2) $225,000 in royalty revenue from our strategic alliance with Abbott in diagnostics, and (3) $75,000 in license fees from our cross-licensing agreement with Immunex Corporation ("Immunex") for novel hematopoietic growth factors. The increase in revenues for the year ended December 31, 1997 was primarily attributable to (1) our having achieved development milestones under our agreement with Merck KGaA for BEC2, and (2) our strategic alliance with Abbott. Milestone revenue can vary widely from period to period depending upon the timing of the achievement of various research and development milestones for products under development.

     Operating Expenses: Research and Development. Total operating expenses for the years ended December 31, 1997 and 1996 were $21,811,000 and $15,443,000, respectively, an increase of $6,368,000 or 41%. Research and development expenses for the years ended December 31, 1997 and 1996 were $16,455,000 and $11,482,000, respectively, an increase of $4,973,000 or 43%. Such amounts for the years ended December 31, 1997 and December 31, 1996 represented 75% and 74%, respectively, of total operating expenses. The increase in research and development expenses for the year ended December 31, 1997 was partly attributable to (1) a one-time $2.2 million non-cash compensation expense recorded in connection with the extension of the term of an officer's warrant to purchase 397,000 shares of our common stock, and (2) costs associated with additional staffing, contract manufacturing and testing, and expenditures in the functional areas of product development, manufacturing and clinical and regulatory affairs associated with C225, and (3) growth in the area of discovery research for future product candidates.

     General and Administrative Expenses. General and administrative expenses include administrative personnel costs, costs incurred in connection with pursuing arrangements with corporate partners and technology licensors, and expenses associated with applying for patent protection for our technology and products. Such expenses for the years ended December 31, 1997 and 1996 were $5,356,000 and $3,961,000, respectively, an increase of $1,395,000 or 35%. The increase in general and administrative expenses primarily reflects (1) $279,000 non-cash compensation expense recorded in connection with an option grant to one of our officers, and (2) additional support staffing for our expanding research, development, clinical and manufacturing efforts, particularly with respect to C225. We expect general and administrative expenses to increase in future periods to support planned increases in research and development.

     Interest and Other Income and Interest Expense. Interest and other income was $1,523,000 for the year ended December 31, 1997 compared to $918,000 for the year ended December 31, 1996, an increase of $605,000, or 66%. The increase was primarily attributable to the increased interest income earned from higher cash balances in our investment portfolio resulting from the proceeds received from a public offering of our common stock completed in March 1997 and a private placement of series A preferred stock completed in December 1997. Interest expense was $551,000 and $823,000 for the years ended December 31, 1997 and 1996, respectively, a decrease of $272,000, or 33%. Interest expense for both periods primarily included (1) interest on two then outstanding IDA Bonds with an aggregate principal amount of $4,313,000 ($2,113,000 of which was repaid in December 1997), and (2) interest recorded on the liability to Pharmacia, for the reacquisition of the worldwide rights to IL-6m as well as clinical material manufactured and supplied to us by Pharmacia. The decrease was primarily attributable to the May 1996 exchange of debt for our common stock with the Oracle Group and one of our Directors.

     Net Losses. We had net losses to common stockholders of $15,654,000, or $0.67 per share, for the year ended December 31, 1997, compared with $16,015,000, or $0.83 per share, for the year ended December 31, 1996. The year ended December 31, 1996 included a $1,267,000 or $0.07 per share extraordinary loss on early extinguishment of debt. This extraordinary loss resulted from the issuance of our common stock in lieu of cash repayment of a $2.5 million loan due the Oracle Group and a $180,000 long-term note owed to one of our directors. The decrease in the per share net loss to common stockholders is due primarily to the increased number of shares of our common stock outstanding as a result of the March 1997 public offering of our common stock.

LIQUIDITY AND CAPITAL RESOURCES

     At June 30, 1999, our principal sources of liquidity consisted of cash and cash equivalents and short-term securities available for sale of approximately $40.7 million. Since inception we have financed our operations through the following means:

     - Public and private sales of equity securities in financing transactions have raised approximately $163.8 million in net proceeds.

     - We have earned approximately $33,738,000 from license fees, contract research and development fees and royalties from collaborative partners, including approximately $883,000 earned during the six months ended June 30, 1999. Additionally, we have received $14 million, $12 million of which we had received and recorded as of June 30, 1999, in potentially refundable fees from our C225 development and license agreement with Merck KGaA. These amounts have yet to be recognized as revenue.

     - We have earned approximately $9.6 million in interest income, including approximately $1.2 million earned during the six months ended June 30,1999.

     - The sale of the IDA Bonds in each of 1985, 1986 and 1990 raised an aggregate of $6.3 million, the proceeds of which have been used for the acquisition, construction and installation of our research and development facility in New York City, and of which $2.2 million is outstanding as of June 30, 1999.

     The 1990 IDA Bond in the outstanding principal amount of $2.2 million becomes due in 2004. We will incur annual interest on the 1990 IDA Bond aggregating approximately $250,000. In order to secure our obligations to the New York Industrial Development Agency ("NYIDA") under the 1990 IDA Bond, we have granted the NYIDA a security interest in facility equipment purchased with the bond proceeds.

     We signed a definitive agreement in April 1999 with BI for the further development, production scale-up and manufacture of our lead therapeutic product candidate, C225, for use in human clinical trials. Services pursuant to this agreement commenced in April 1998 pursuant to an agreement in principle. We estimate that the total cost under the agreement, including the cost of additional amounts of material we have the right to request, will be DM12,100,000 (or $6,392,000, as of June 30, 1999). As of June 30, 1999, we had
incurred approximately DM3,940,000, of which DM3,130,000 had been paid, for services provided under this agreement. We do not currently hedge our exposure to the foreign currency risk associated with this agreement.

     We have obligations under various capital leases for certain laboratory, office and computer equipment and also certain building improvements primarily under the 1996 Financing Agreement and the 1998 Financing Agreement with Finova. The 1996 Financing Agreement allowed us to finance the lease of equipment and make certain building and leasehold improvements to existing facilities involving amounts totaling approximately $2.5 million. Each lease has a fair market value purchase option at the expiration of a 42-month term. Pursuant to the 1996 Financing Agreement, we issued to Finova a warrant expiring December 31, 1999 to purchase 23,220 shares of our common stock at an exercise price of $9.69 per share. We recorded a non-cash debt discount of approximately $125,000 in connection with this financing, which discount is being amortized over the 42-month term of the first lease. The 1996 Financing Agreement with Finova expired in December 1997 and we utilized only $1.7 million of the full $2.5 million under the agreement. In April 1998, we entered into the 1998 Financing Agreement with Finova totaling approximately $2 million. The terms of the 1998 Financing Agreement are substantially similar to the now expired 1996 Financing Agreement except that each lease has a 48-month term. As of June 30, 1999, we had entered into twelve individual leases under both the 1996 Financing Agreement and the 1998 Financing Agreement aggregating a total cost of $3.7 million. The 1998 Financing Agreement expired in May 1999.

     We rent our New York City facility under a lease which was scheduled to expire in March 1999. We renewed the entire lease for a term commencing as of January 1, 1999 through December 2004 and have begun to retrofit the facility to better suit our needs at an expected cost of approximately $2 million.

     Under our agreement with Merck KGaA for C225, we developed, in consultation with Merck KGaA, a production concept for a new manufacturing facility for the commercial production of C225. Merck KGaA is to provide us, subject to certain conditions, with a guaranty under a $30 million credit facility for the build-out of this facility. We have determined to erect this facility adjacent to our current manufacturing facility in New Jersey, which supplies C225 to support our clinical trials. We plan to begin construction on this facility in the first half of 2000 and estimate that the total cost will be approximately $45 million. We are currently in the process of finalizing the terms of the loan agreement and guaranty. We expect to fund the remaining cost of this facility through a combination of cash on hand and equipment financing transactions.

     Total capital expenditures made during the six months ended June 30, 1999 were $2,542,000, of which $532,000 has been reimbursed in accordance with the terms of the 1998 Financing Agreement with Finova. Of the total capital expenditures made during the six months ended June 30, 1999, $1.4 million related to the purchase of equipment for and costs associated with the retrofit of our corporate office and research laboratories in New York. The balance of capital additions includes $933,000 associated with the construction of the commercial manufacturing facility to be erected adjacent to our current manufacturing facility in New Jersey. The remaining $217,000 related to improving and equipping our existing manufacturing facility.

     The holders of the 400,000 shares of series A preferred stock are entitled to receive cumulative dividends at an annual rate of $6.00 per share. Dividends accrue as of the issuance date of the series A preferred stock and are payable on the outstanding series A preferred stock in cash on December 31 of each year beginning December 31, 1999 or at the time of conversion or redemption of the series A preferred stock on which the dividend is to be paid, whichever is sooner. Accrued dividends were $3,702,000 at June 30, 1999.

     We believe that our existing cash on hand and amounts expected to be available under our credit facilities, together with the net proceeds from this offering, should enable us to maintain our current and planned operations through at least 2001. We are also entitled to reimbursement for certain research and development expenditures and to certain milestone payments, including $16 million in cash-based milestone payments and $30 million in equity-based milestone payments from our C225 development and license agreement with Merck KGaA, which are to be paid subject to our attaining research and development milestones and certain other conditions. There can be no assurance that we will achieve these milestones. Additionally, the termination of the agreement due to our failure to obtain the necessary collateral license agreements would require us to return all milestone payments made to date, plus $500,000 in liquidated damages. Our future working capital and capital requirements will depend upon numerous factors, including, but not limited to:

     - progress of our research and development programs, pre-clinical testing and clinical trials

     -  our corporate partners fulfilling their obligations to us

     -  timing and cost of seeking and obtaining regulatory approvals

     - timing and cost of manufacturing scale-up and effective commercialization activities and arrangements

     - level of resources that we devote to the development of marketing and sales capabilities

     -  costs involved in filing, prosecuting and enforcing patent claims

     -  technological advances

     -  status of competitors

     - our ability to maintain existing and establish new collaborative arrangements with other companies to provide funding to support these activities

     - costs of establishing both clinical scale and commercial scale manufacturing capacity in our facility and those of others

     In order to fund our capital needs after 2001, we will require significant levels of additional capital and we intend to raise the capital through additional arrangements with corporate partners, equity or debt financings, or from other sources including the proceeds of product sales, if any. There is no assurance that we will be successful in consummating any such arrangements. If adequate funds are not available, we may be required to significantly curtail our planned operations.

     At December 31, 1998, we had net operating loss carryforwards for United States federal income tax purposes of approximately $129.5 million, which expire at various dates from 2000 through 2018. At December 31, 1998 we had research credit carryforwards of approximately $3.6 million, which expire at various dates from 2009 through 2018. Under Section 382 of the Internal Revenue Code of 1986, as amended, a corporation's ability to use net operating loss and research credit carryforwards may be limited if the corporation experiences a change in ownership of more than 50 percentage points within a three-year period. Since 1986, we have experienced two such ownership changes. As a result, we are only permitted to use in any one year approximately $5.1 million of our available net operating loss carryforwards that relate to periods before these ownership changes. Similarly, we are limited in using our research credit carryforwards. It has not been determined whether the offering described in this prospectus will result in additional ownership changes that would further limit the use of our net operating losses and research credit carryforwards.

MARKET RISK

     Our holdings of financial instruments are comprised of a mix of any of U.S. corporate debt, foreign corporate debt, U.S. government debt, foreign government/agency guaranteed debt and commercial paper. All such instruments are classified as securities available for sale. Generally, we do not invest in portfolio equity securities or commodities or use financial derivatives for trading purposes. Our debt security portfolio represents funds held temporarily pending use in our business and operations. We manage these funds accordingly. We seek reasonable assuredness of the safety of principal and market liquidity by investing in rated fixed income securities while at the same time seeking to achieve a favorable rate of return. Our market risk exposure consists principally of exposure to changes in interest rates. Our holdings are also exposed to the risks of changes in the credit quality of issuers. We typically invest in the shorter-end of the maturity spectrum, or if longer, in highly liquid debt instruments with periodic interest rate adjustments. We also have certain foreign exchange currency risk. The table below presents the principal amounts and related weighted average interest rates by year of maturity for our investment portfolio as of June 30, 1999:

                                                                         2004 AND
                        1999      2000         2001       2002   2003   THEREAFTER        TOTAL      FAIR VALUE
                        ----   ----------   ----------    ----   ----   ----------     -----------   -----------
Fixed Rate............  --     $2,739,000           --    --     --              --    $ 2,739,000   $ 2,744,000
Average Interest
  Rate................  --           5.10%          --    --     --              --           5.20%           --
Variable Rate.........  --             --   $1,136,000(1) --     --     $33,952,000(1) $35,088,000   $35,262,000
Average Interest
  Rate................  --             --         5.43%   --     --            5.17%          5.18%           --
                         --    ----------   ----------     --     --    -----------    -----------   -----------
                        --     $2,739,000   $1,136,000(1) --     --     $33,952,000(1) $37,827,000   $38,006,000
                         ==    ==========   ==========     ==     ==    ===========    ===========   ===========

------------
(1) These holdings consist of U.S. corporate and foreign corporate floating rate notes. Interest on the securities are adjusted at fixed dates using prevailing interest rates. These holdings are highly liquid and we consider the potential for loss of principal to be minimal.

YEAR 2000

     The "Year 2000 problem" involves mainly the inability of certain computer programs and microprocessing devices to differentiate between the year 1900 and the year 2000 because two-digit rather than four-digit fields were used to identify the year. There are a variety of related "date" problems, including the use by older programs and devices of algorithms that will fail to correctly identify the year 2000 and certain other years in the twenty-first century as leap years. A Year 2000 problem could cause a computer system or microprocessor that is date sensitive to malfunction, resulting in system failures. Such failures could cause disruptions of our operations, including, without limitation, the systems in place at our Somerville, New Jersey clinical-scale manufacturing facility, computers, communication devices and laboratory instrumentation and systems which use date-based information in our research and development and scientific testing or, possibly, in our pre-clinical or clinical trials.

     To deal with the Year 2000 problem we have developed a Year 2000 program that has three main phases: (1) review of information technology and non-information-technology systems for the purposes of assessing the potential impact of Year 2000 on our business and identifying non-Year 2000 compliant systems; (2) remediation and development of contingency plans; and (3) testing. These phases are not necessarily sequential. We have a Year 2000 team to coordinate and carry out the various phases and Reporting Responsible Persons in each critical area, including computer hardware, software, other hardware, laboratory equipment, collaborators and process/clinical development. While we believe that our program is and will be adequate to address Year 2000 problems, there can be no assurance that our operations will not be adversely affected. While we have devoted significant resources to dealing with the Year 2000 problem, our efforts to date have not caused the deferral of any other significant information technology projects.

     We have reviewed the potential impact of the "Y2K" bug on our research and development, product development, manufacturing, financial, communication and administrative operations. We determined which systems are critical to our business. We also determined which systems were non-Year 2000 compliant.

     We are in the process of remediating through corrective programming modifications or system replacement all mission critical systems that we identified as non-compliant. We believe that this process is substantially completed. In addition, for systems that we have identified as non-mission critical, we also intend to either correct them through programming changes or replace them with compliant software and any necessary hardware or, possibly, simply discontinue using the system.

     We have incurred approximately $350,000 on our Year 2000 program through June 30, 1999. This includes the purchase of third-party software and required hardware to run such software as well as the cost of modifying software. We estimate that any additional costs incurred to complete our remediation plan will not be material.

     In addition to the review of internal systems, we are making inquiries of our critical suppliers, corporate partners, manufacturers, clinical study sites, service suppliers, communications providers, lessors, utilities, and banks whose system failures or non-compliant products could have an adverse impact on our operations. While we are not currently aware of any material Year 2000 problems involving such entities that are likely to adversely affect us, there can be no assurance that there will not be such problems or that, if discovered, they will be timely remediated.

     We have developed contingency plans to deal with possible disruptions of important operations such as discovery research, product development, manufacturing and ongoing clinical trials. Such disruptions could affect the development and ultimate marketing of potential products as well as put us at a competitive disadvantage relative to companies that have corrected such problems. These contingency plans may need to be refined as more information becomes available.

                                    BUSINESS

OVERVIEW

     We are a biopharmaceutical company engaged in the research and development of novel cancer treatments. We focus on what we believe are three promising strategies for treating cancer: growth factor inhibitors, therapeutic cancer vaccines and angiogenesis inhibitors.

     Our lead product candidate, C225, is a therapeutic monoclonal antibody that inhibits stimulation of a receptor for growth factors upon which certain solid tumors depend in order to grow. C225 has been shown in several Phase I/II trials to have an acceptable safety profile, to be well tolerated and, when administered with either radiation therapy or chemotherapy, to enhance tumor reduction. C225 is currently in pivotal trials for treating head and neck cancer. Upon the receipt of regulatory approval, we intend to market C225 in the United States and Canada. We will rely on our development and marketing partner, Merck KGaA, to market C225 outside the United States and Canada and to pay us a royalty on all such sales. We are responsible for the manufacture and supply of C225 for all clinical trials and eventual commercial sales.

     Our next most advanced product candidate, BEC2, is a cancer vaccine. In partnership with Merck KGaA, we are testing BEC2 for preventing recurrence or progression of small-cell lung cancer in a Phase III pivotal trial. Upon the receipt of regulatory approval, we intend to co-promote BEC2 with Merck KGaA in North America. Merck KGaA will be responsible for developing and marketing BEC2 outside North America and will be obligated to pay us royalties on all such sales. In addition, we intend to be the worldwide manufacturer of BEC2.

     We are also developing inhibitors of angiogenesis, which could be used to treat various kinds of cancer and other diseases. We have identified c-p1C11 as our lead clinical candidate for angiogenesis inhibition. c-p1C11 is an antibody that binds selectively and with high affinity to KDR, a principal VEGF receptor, thereby inhibiting angiogenesis. We plan to file an application with the FDA in the fourth quarter of 1999 in order to commence clinical trials of c-p1C11.

     In addition to the development of our lead product candidates, we continue to conduct research, both independently and in collaboration with academic and corporate partners, in a number of areas related to our core focus of growth factor inhibitors, cancer vaccines and angiogenesis inhibitors. We have also developed diagnostic products and vaccines for certain infectious diseases, and we have licensed the rights to these products and vaccines to corporate partners.

DEVELOPMENT PROGRAMS

  C225 CANCER THERAPEUTIC

     The activation of the EGF receptor is believed to play a critical role in the rapid proliferation of certain types of tumor cells and select normal cells. Certain cancer types are characterized by the overexpression of the EGF receptor. For example, according to the NCI, more than 61,000 cases of head and neck cancer are diagnosed in the United States each year. More than 90% of head and neck cancer cases have been shown to overexpress the EGF receptor on the surface of the tumor cells. Similarly, according to the NCI, there are approximately 132,000 cases of colorectal cancer diagnosed in the United States each year, and in roughly half of these cases, the tumor cells have an overexpression of the EGF receptor. Other types of cancer are also characterized, in certain patients, by overexpression of the EGF receptor including lung, renal and pancreatic cancer.

     By preventing the binding of critical growth factors to the EGF receptor, we believe it is possible to inhibit the growth of these tumors. The treatment of cancer by inhibiting a growth factor from binding to its receptor through the use of a monoclonal antibody has been proven effective by an FDA-approved product that has been successfully commercialized as a treatment for certain types of breast cancer.

     C225 is a chimerized (part human, part mouse) monoclonal antibody that selectively binds to the EGF receptor and thereby inhibits growth of cells dependent upon activation of the EGF receptor for replication.

We have tested C225 in numerous clinical trials, including several Phase I/II trials at Sloan-Kettering, Yale Cancer Center, University of Virginia, MD Anderson Cancer Center and the University of Alabama. In these studies, we have given C225 intravenously at selected doses, both alone and in combination with radiation therapy or chemotherapy. To date, we have tested C225 in approximately 200 patients with various solid cancers, such as head and neck, colorectal, lung, renal, breast and prostate cancers.

     In June 1999, we completed a Phase I/II trial in which 12 patients with advanced head and neck cancer were treated with C225 in combination with cisplatin, a widely used chemotherapeutic drug. At the completion of the trial, two of the nine evaluable patients had achieved a complete response and four had achieved a partial response. Most of the patients had previously received treatment, including standard chemotherapy, radiation therapy or experimental treatments, and either did not respond or thereafter relapsed. In particular, three of the six responders (including the two complete responders) had previously been treated with a regimen containing cisplatin and relapsed following such treatment.

     In January 1999, we completed a Phase I/II trial in which 16 patients with advanced head and neck cancer were treated with C225 in combination with radiation therapy. At the completion of the trial, all 15 evaluable patients had responded to therapy; 13 of the patients had achieved a complete response and two had achieved a partial response. This compares to historical response rates of approximately 40% in similar patients treated with radiation alone.

     We believe these trials have established an appropriate dosing regimen and have provided preliminary evidence of efficacy. The primary side effect observed in these trials has been a folliculitis skin rash, similar in appearance to acne, that has varied in severity depending on the patient. The rash subsides following completion of therapy. Additionally, of the approximately 200 patients who have received C225 to date, three have experienced an anaphylactic reaction to the drug. For that reason, we have established protocols for the initiation of therapy in any patient whereby an initial dose of limited quantity is administered in the presence of a physician. If an anaphylactic reaction is experienced, dosing is terminated immediately and appropriate measures are taken to mollify the symptoms.

     While the data from the C225 clinical trials conducted to date have been encouraging, the results from these trials are not sufficient to establish that C225 is safe or effective in treating cancer.

     In order to establish whether C225 is safe and effective in treating cancer in a large patient population and to continue to determine the types of tumors on which C225 is most effective, we have begun the Phase II and Phase III clinical trials summarized below. In each of these trials, C225 is being used in combination with standard cancer therapies.

                                           NUMBER OF
                                          PATIENTS TO
                                          BE ENROLLED
  TRIAL/INDICATION        TREATMENT        IN STUDY                    COMMENTS
--------------------  ------------------  -----------   ---------------------------------------
PHASE III             - C225 + radiation      416       - open-label, stratified, randomized
  head and neck         (vs. radiation                  study
  cancer                alone)                          - study initiated February 1999
                      - 8-week course of                - patient treatment commenced April
                        treatment                       1999
                                                        - 50+ sites expected
                                                        - primary endpoint: local regional
                                                        disease control at one year

PHASE III             - C225 + cisplatin      114       - double-blinded, placebo-controlled,
  head and neck         (vs. placebo +                    randomized study
  cancer                cisplatin)                      - conducted in cooperation with the
                      - 8-week course of                Eastern Cooperative Oncology Group
                        treatment                       - study initiated June 1999
                                                        - patient treatment expected to
                                                        commence October 1999
                                                        - 50+ sites expected
                                                        - primary endpoint: progression-free
                                                        survival

PHASE II              - C225 + cisplatin      175       - open-label, stratified,
  refractory head     - 6-week course of                non-randomized study
  and neck cancer       treatment                       - 98 patients expected to be treated
  (patients                                             with C225
  previously failed                                     - patients are stratified by disease
  regimen containing                                      progression or stable disease
  cisplatin)                                            - study initiated June 1999
                                                        - patient treatment commenced September
                                                          1999
                                                        - 40+ sites expected
                                                        - primary endpoint: response rate

PHASE II              - C225 +                 98       - open-label, stratified,
  refractory            irinotecan                      non-randomized study
  colorectal cancer   - 6-week course of                - patients are stratified by disease
  (patients             treatment                         progression or stable disease
  previously failed                                     - study initiated July 1999
  regimen containing                                    - patient treatment expected to
  irinotecan)                                           commence October 1999
                                                        - 20+ sites expected
                                                        - primary endpoint: response rate

     We expect that results will be available from the two Phase III studies described above during 2001. We expect that enough information may be available from the two Phase II studies described above during the first half of 2000 to determine whether the data are sufficient to support an application for FDA approval of C225. We expect to conduct several additional Phase II clinical trials to continue to determine whether C225 may be effective in treating other types of cancer. These may include pancreatic, lung and renal cancer. We also expect to conduct C225 clinical trials with Merck KGaA in Europe.

     We have entered into a development and marketing agreement with Merck KGaA relating to C225. Under this agreement, we have retained the right to develop and market 225 within the United States and Canada, and we have granted Merck KGaA the exclusive right, except in Japan (where we will co-develop C225 with Merck KGaA), to develop and market C225 outside of the United States and Canada. Under the agreement, we will manufacture C225. In return, Merck KGaA has agreed to pay up-front fees and to make cash milestone payments and equity investments in our business if specific milestones are achieved. Merck KGaA will also pay us royalties on any sales of C225 outside of the United States and Canada. Through September 1, 1999, we have received $14 million in up-front fees and milestone payments from Merck KGaA under this agreement. In addition, Merck KGaA has agreed to provide a guaranty of our credit agreement obligations relating to the construction of our new C225 commercial manufacturing facility.

     As described above, we are testing C225 in several different types of cancer. While in certain cancer types, like head and neck cancer, the EGF receptor is overexpressed in nearly every patient with such cancer, in others, like colorectal cancer, many patients will not be positive for the EGF receptor. Currently, for the purpose of testing of patients in the colorectal cancer trial, a diagnostic assay must be used to determine which patients are positive for the EGF receptor. Patients must be positive for the EGF receptor to be included in this trial. Currently, such diagnostic tests are being performed in a laboratory setting as there are no commercialized assays available for such purpose. If C225 is approved for treating particular cancer types, standard diagnostic kits will need to be available commercially. We are in late stage discussions with several different companies capable of developing, obtaining regulatory approval for and commercializing such an assay in a timely fashion so that it will be readily available both for our ongoing clinical trials and for commercialization.

  BEC2 CANCER VACCINE

     A cancer vaccine works by the administration of an antigen or the mimic of an antigen that is found on the surface of certain types of cancer cells and which activates immune responses to protect against metastasis or recurrence of the tumor. A cancer vaccine will generally be given after the tumor has responded to initial treatment. Often, an antigen mimic can produce a stronger immune response than that produced by the original antigen that it resembles.

     BEC2 is a monoclonal antibody that we are developing as a cancer vaccine. BEC2 mimics GD3, a molecule expressed on the surface of several types of cancer cells. By mimicking GD3, BEC2 stimulates an immune response against cells expressing GD3.

     We have tested BEC2 in Phase I clinical trials at Sloan-Kettering against certain forms of cancer, including both limited disease and extensive disease small-cell lung carcinoma and melanoma (skin cancer). Limited disease small-cell lung carcinoma is limited to the lungs. Extensive disease small-cell lung carcinoma means that the disease has migrated to other parts of the body. In one such trial, 15 patients with small-cell lung carcinoma who had previously received chemotherapy and radiation therapy and achieved a partial or complete response were treated with BEC2. At the time the results were analyzed, approximately 27% of the patients had survived nearly five years following diagnosis. These survival rates are longer than historical survival rates for similar patients receiving conventional therapy and formed the basis for going forward with Phase III studies. This trial is not sufficient to establish that BEC2 is safe or effective in treating cancer.

     In conjunction with Merck KGaA, we have initiated a 570-patient multinational pivotal Phase III trial for BEC2 in the treatment of limited disease small-cell lung cancer. The trial will examine patient survival two years after course of therapy. We expect to complete enrollment in the trial during 2001.

     We have entered into a development and marketing agreement with Merck KGaA relating to BEC2. We have retained the right to co-promote BEC2 with Merck KGaA within North America, and we have granted Merck KGaA exclusive rights to develop and market BEC2 outside of North America. Under the agreement, Merck KGaA is also funding the Phase III pivotal trial. In addition, we intend to be the worldwide manufacturer of BEC2.

  MONOCLONAL ANTIBODY INHIBITOR OF ANGIOGENESIS

     Our general experience with growth factors, particularly the use of C225 to block the EGF receptor, has enabled us to pursue another promising approach for the treatment of cancer, the inhibition of angiogenesis. Angiogenesis is the natural process of new blood vessel growth. VEGF is one of a group of molecules that helps regulate angiogenesis. Tumor cells as well as normal cells produce VEGF. Once produced by the tumor

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cells, VEGF stimulates the production of new blood vessels and ensures an adequate blood supply to the tumor, enabling the tumor to grow. KDR is a growth factor receptor found almost exclusively on the surface of human endothelial cells, which are the cells that line all blood vessels. VEGF must recognize and bind to this KDR receptor in order to stimulate the endothelial cells to grow and cause new blood vessels to form. We believe that interference with the binding of VEGF to the KDR receptor inhibits angiogenesis, and can potentially be used to slow or halt tumor growth.

     c-p1C11 is a chimerized monoclonal antibody, which specifically binds to the KDR receptor. By doing so, it prevents VEGF from binding to that receptor, which, in turn, blocks endothelial cell growth and inhibits angiogenesis. c-p1C11 therefore helps inhibit or eliminate cancer by preventing the growth of new blood vessels and depriving the tumor of the blood supply that it requires to grow. We expect to file an IND application with the FDA by the end of 1999 in order to commence clinical trials of c-p1C11.

     We believe c-p1C11 will be effective in treating many solid tumors and that it may also be useful in treating other diseases such as diabetic retinopathy, age-related macular degeneration, and rheumatoid arthritis that, like cancer, depend on the growth of new blood vessels.

IMCLONE'S RESEARCH PROGRAMS

  GENERAL

     In addition to concentrating on our products in development, we perform ongoing research, including research in each of the areas of our ongoing clinical programs of growth factor inhibitors, therapeutic cancer vaccines and angiogenesis inhibitors. We have assembled a scientific staff with expertise in a variety of disciplines, including oncology, immunology, molecular and cellular biology, antibody engineering, protein and synthetic chemistry and high-throughput screening. In addition to pursuing research programs in-house, we collaborate with academic institutions and corporations to support our research and development efforts.

  RESEARCH ON GROWTH FACTOR INHIBITORS

     We are conducting a research program to develop inhibitors to the cell-signal transduction pathways of a class of enzymes referred to as tyrosine kinases. These pathways have been shown to be involved in the rapid proliferation of tumor cells. We are developing monoclonal antibodies to inhibit the binding of growth factors to cellular receptors that trigger these pathways, thereby potentially inhibiting cell division and tumor growth. We are also developing small molecule inhibitors to the tyrosine kinase pathways.

     In October 1997, we entered into an agreement with CombiChem, a combinational chemistry company, to utilize their library of structures of chemical compounds to help us identify candidates that interfere with the function of growth factor receptors. CombiChem will also synthesize novel and improved molecules that act as inhibitors of the growth factor receptors. We have also entered into an agreement with the Institute for Molecular Medicine in Freiburg, Germany, which permits us to test small molecules as therapeutic candidates to see if they are effective in inhibiting various tyrosine kinase receptors.

  RESEARCH ON CANCER VACCINES

     We are conducting research to discover possible cancer vaccines as another route to cancer treatment. Cancer vaccines would activate immune responses to tumors to protect against metastasis or recurrence of cancer. We are focusing our cancer-vaccine research efforts on developing melanoma vaccines.

     In addition to the development of BEC2, we are conducting research on a possible melanoma vaccine based on the melanoma antigen gp75. A melanoma is a tumor or cancerous growth of the skin. Animal studies have shown that a gp75 cancer vaccine is very effective in creating an immune response in the body against melanoma cells, and may prevent or inhibit growth of experimental melanoma tumors in mice. Additionally, we are investigating the use of other melanoma antigens to be used in conjunction with gp75 for the development of an effective vaccine. We are also investigating various modes of enhancing the capacity of the vaccine to elicit an immune response. We have retained North American marketing and manufacturing rights

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

for gp75 and have licensed to Merck KGaA the rights to manufacture and market gp75 outside North America.

  RESEARCH ON ANGIOGENESIS INHIBITORS

     We are conducting research on small molecules to develop inhibitors of enzymes important in angiogenesis.

     In addition, we are continuing to work with DC101 in animal models. DC101 is an antibody that neutralizes the FLK-1 receptor, which is the mouse receptor to VEGF that corresponds to KDR in humans. Such models have shown that DC101 inhibits tumor growth, and we are now focusing on establishing protocols for combination therapies of DC101 with radiation therapy or chemotherapy. Preliminary studies have shown that such combination results in better efficacy than with the DC-101 antibody alone. We are supporting research in this area at Sunnybrook Health Science Center, University of Toronto ("Sunnybrook Health Science Center").

     In connection with our anti-angiogenesis research program, we are also doing research to see whether antibodies that inhibit vascular-specific cadherin ("VE-cadherin") also inhibit angiogenesis. Cadherins are a family of cell surface molecules that help organize tissue structures. Researchers believe that VE-cadherin plays an important role in angiogenesis by organizing endothelial cells into vascular tubes, which is a necessary step in the formation of new blood vessels. As we stated above, advanced tumor growth is dependent on the formation of a capillary blood vessel network in the tumor to ensure an adequate blood supply to the tumor. Therefore, antibodies that inhibit VE-cadherin may inhibit such capillary formation in tumors, and help fight cancer by cutting-off an adequate blood supply to the tumor. We intend to test various monoclonal antibodies against VE-cadherin to see if they are effective in inhibiting the function of the VE-cadherin, and the growth of blood vessels.

     In connection with our VE-cadherin research program, we have been assigned the exclusive rights to VE-cadherin-2, a recently developed form of VE-cadherin, and to antibodies that inhibit VE-cadherins. We also collaborate with the Mario Negri Institute for Pharmacological Research, Milan, Italy (the "Mario Negri Institute"), to do pharmacological research to better determine the role of VE-cadherin in angiogenesis.

  MISCELLANEOUS RESEARCH AREAS

     We are conducting additional research outside of our three principal areas of clinical focus. These include: (1) a means to induce apoptosis (programmed cell-death) in order to enhance tumor cell killing, including looking for small molecules that enhance the apoptosic process; (2) efforts to isolate endothelial stem cells and to determine the utility of such isolated cells, possibly in stimulation of wound healing, muscle regeneration or repair of damage to blood-deprived tissues; and (3) development of a panel of genes potentially useful for the maintenance and stimulation of stem cells.

RESEARCH COLLABORATIONS AND CLINICAL COLLABORATIONS

     We engage in collaborations with academic institutions and private industry in the course of conducting our research and clinical studies. We are collaborating with CombiChem to discover and develop novel small molecules for use against selected targets for the treatment of cancer utilizing high throughput screening techniques. We support research at the Mario Negri Institute to explore the role that a family of proteins, called VE-cadherins, plays in angiogenesis. At the University of Texas, Southwestern Medical Center we are further studying the role VE-cadherins play in angiogenesis by studying VE-cadherin-2, a type of VE-cadherin, in animal models. At the Sunnybrook Health Science Center, we are supporting research to evaluate whether chemotherapy combined with neutralizing antibodies to the FLK-1/VEGF receptor will result in a synergistic anti-angiogenic response. At Princeton University and the University of Pennsylvania, we are collaborating in the development of an extensive panel of stem cell and stromal cell genes, toward the identification of genes critical to stem cell maintenance and stimulation.

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

     In the clinical area, at the University of Wisconsin-Madison Medical School, we are conducting additional studies of C225 in head and neck cancers in combination with radiation therapy. The European Organization for Research and Treatment of Cancer is involved in managing the worldwide data for the BEC2 Phase III study.

     At Sloan Kettering, we collaborate both in the research area and clinical area. We support research on both potential cancer vaccine products BEC2 and gp75. We have been testing BEC2 in Phase I clinical trials at Sloan-Kettering against certain forms of cancer, including small cell lung carcinoma and melanoma.

     Our collaborations with Merck KGaA in developing our C225 and BEC2 products are described in the following section.

  COLLABORATIONS WITH MERCK KGAA

     C225 License and Development Agreement. In December 1998, we entered into an agreement with Merck KGaA relating to the development and commercialization of C225. Under this agreement:

     - we have retained the rights to market C225 within the United States and Canada

     - we have granted Merck KGaA exclusive rights, except in Japan, to market C225 outside of the United States and Canada

     - we have agreed to supply Merck KGaA, and Merck KGaA has agreed to purchase, C225 for the conduct of clinical trials and the commercialization of the product outside the United States and Canada

     -  we will co-develop C225 in Japan with Merck KGaA

     - we have granted Merck KGaA an exclusive license outside of the United States and Canada, without the right to sublicense, to apply certain of our patents to a humanized EGF receptor antibody on which Merck KGaA has performed preclinical studies

     In return, Merck KGaA is:

     - paying to us $30 million in up-front fees and early cash-based milestone payments based upon achievement of certain milestones set forth in the agreement, of which $14 million has been received through September 1, 1999

     - paying to us an additional $30 million assuming achievement of further milestones for which Merck KGaA will receive equity (the "milestone shares") in our company, which will be at prices at varying premiums to the then market price of the common stock depending upon the timing of the achievement of the respective milestones

     - providing to us, subject to certain terms, a $30 million guaranty for the construction of a manufacturing facility by us for the commercial production of C225

     - funding clinical development of C225 outside of the United States and Canada

     - required to pay us royalties on its future sales of C225 outside of the United States and Canada, if any

     The milestone shares, if issued, will be shares of our common stock (or a non-voting security convertible into our common stock). The number of shares issued to Merck KGaA will be determined by dividing the particular milestone payment due by the purchase price of the common stock when the milestone is achieved. The purchase price will relate to the then market price of our common stock, plus a premium which varies, depending upon whether the milestone is achieved early, on-time or late. The milestone shares will be a non-voting preferred stock, or other non-voting stock convertible into our common stock if issuing shares of common stock to Merck KGaA would result in Merck KGaA owning greater than 19.9% of our common stock. These convertible securities will not have voting rights. They will be convertible at a price determined in the same manner as the purchase price for shares of our common stock if shares of common stock were to be issued. They will not be convertible into common stock if, as a result of the conversion, Merck KGaA would

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

own greater than 19.9% of our common stock. This 19.9% limitation is in place through December 2002. After this date, Merck KGaA must sell shares it receives as a result of conversion to the extent such shares result in Merck KGaA's owning in excess of 19.9% of our common stock. We have granted Merck KGaA certain registration rights regarding the shares of common stock that it may acquire upon conversion of the series A preferred stock and milestone shares.

     This agreement may be terminated by Merck KGaA in various instances, including (1) at its discretion on any date on which a milestone is achieved (in which case no milestone payment will be made), (2) for a one-year period after first commercial sale of C225 in Merck KGaA's territory, upon Merck KGaA's reasonable determination that the product is economically unfeasible (in which case Merck KGaA is entitled to receive back 50% of the cash-based milestone payments then paid to date, but only out of revenues received, if any, based upon a royalty rate applied to the gross profit from C225 sales or C225 license fees in the United States and Canada), or (3) in the event we do not obtain certain collateral license agreements in which case Merck KGaA also is entitled to a return of all cash amounts with respect to milestone payments to date, plus liquidated damages of $500,000. In April 1999, the parties agreed on the production concept for the manufacturing facility and are currently working toward securing Merck KGaA's guaranty of our obligations under a $30 million credit facility relating to the construction of the manufacturing facility. In the event of termination of the agreement, we will be required to use our best reasonable efforts to cause the release of Merck KGaA as guarantor.

     In the year ended December 31, 1998, we recorded $4 million as a fee potentially refundable from our corporate partner under this agreement and in the six months ended June 30, 1999, we recorded an additional $8 million as a fee potentially refundable from our corporate partner under this agreement.

     BEC2 Research and License Agreement. Effective April 1990, we entered into an agreement with Merck KGaA relating to the development and commercialization of BEC2 and the recombinant gp75 antigen. Under this agreement:

     - we have granted Merck KGaA a license to develop and market BEC2 worldwide

     -  we have retained the right to co-promote BEC2 within North America

     - it is intended that we will be the bulk product manufacturer of BEC2 to support worldwide sales

     - we are required to give Merck KGaA the opportunity to negotiate a license in North America to gp75 before granting such a license to any third party

     In return, Merck KGaA:

     -  has made research support payments to us totaling $4.7 million

     - is required to make milestone payments to us of up to $22.5 million, of which $3 million has been received through September 1, 1999, based on milestones achieved in the product development of BEC2

     - is required to make royalty payments to us on all sales of the licensed products outside North America, if any, with a portion of the earlier funding received under the agreement being creditable against the amount of royalties due

     Merck KGaA is responsible for conducting the clinical trials and regulatory submissions outside North America, and we are responsible for conducting those within North America. Costs worldwide to conduct a multi-site, multinational Phase III clinical trial to obtain approval for the indication of the treatment of limited disease small-cell lung carcinoma for BEC2 are the responsibility of Merck KGaA. These include our out-of-pocket costs (but do not include costs of establishing a manufacturing facility) for manufacturing materials for clinical trials, conduct of clinical trials and regulatory submissions (other than drug approval fees which are the responsibility of Merck KGaA or ourselves in our respective territories). If these expenses, including such expenses of Merck KGaA, exceed DM17 million, such excess expenses will be shared 60% by Merck KGaA and 40% by us. As of September 1, 1999, this expense level had not yet been reached. We will negotiate, with Merck KGaA, the allocation of costs for the conduct of additional clinical trials for other
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

indications. We are responsible for providing the supply of the active agent outside of North America at the expense of Merck KGaA, and the parties intend that the cost of goods sold in North America be paid out of gross sales of any licensed product in North America in accordance with a co-promotion agreement to be negotiated.

     The agreement terminates upon the later of (1) the last to expire of any patents issued and covered by the technology (2) or fifteen years from the date of the first commercial sale. After termination, the license will survive without further royalty payment and is irrevocable. The agreement may be terminated earlier by us in the event Merck KGaA fails to pursue in a timely fashion regulatory approval or sale of a licensed product in a country in which it has the right to do so. It also may be terminated earlier by Merck KGaA if milestones are not achieved.

     In the year ended December 31, 1998, we recorded $3.5 million, and for the six-month period ended June 30, 1999, we recorded $533,000, in revenue from Merck KGaA under this agreement, which consisted of milestone and research and support payments.

     In connection with the December 1997 amendment to the agreement with Merck KGaA for BEC2, Merck KGaA purchased from us 400,000 shares of our series A preferred stock for a total price of approximately $40 million. See "Description of Capital Stock." In addition, Merck KGaA may nominate one member to our board of directors.

OTHER CORPORATE COLLABORATIONS

  ABBOTT LABORATORIES

     We have licensed some of our diagnostic products and techniques to Abbott on a worldwide basis. In mid-1995, Abbott launched its first DNA-based diagnostic test in Europe, using our Repair Chain Reaction ("RCR") DNA probe technology. Abbott's test is used to diagnose the sexually transmitted diseases chlamydia and gonorrhea, as well as mycobacteria. The RCR DNA probe technology uses DNA amplification techniques to detect the presence of DNA or RNA in biological samples thereby indicating the presence of disease.

     In December 1996, we amended our agreement with Abbott to allow Abbott to exclusively license our patented DNA signal amplification technology, AMPLIPROBE, to Chiron Diagnostics. DNA signal amplification technology such as AMPLIPROBE also uses DNA signal amplification techniques in detecting the presence of DNA or RNA in biological samples, thereby indicating the presence of disease. Abbott receives a royalty payment from Chiron on all sales of Chiron branched DNA diagnostic probe technology in countries covered by our patents. Abbott, in turn, pays any such royalties it receives to us. The Chiron branched DNA diagnostic probe technology has recently been sold to Bayer Pharmaceutical Corporation.

     Under the agreement Abbott has paid us up-front fees and research support, and is obligated to pay milestone fees and royalties on sales. In June 1997, we received two milestone payments from Abbott totaling $1 million, as a result of a patent issuance in Europe for our RCR technology. This is partially creditable against royalties as described below. The issuance of the patent also entitles us to receive royalty payments on sales in covered European countries for products using our RCR technology. Abbott will be entitled to deduct from royalties otherwise due, 25% of such royalties due for a two-year period and 50% thereafter until a total of $500,000 has been deducted. In March 1999, we received a notice of allowance from the U.S. Patent Office for our RCR technology. The patent issuance upon this notice of allowance will entitle us to a $500,000 milestone payment from Abbott and royalties on sales for a two-year period from initiation of U.S. sales by Abbott for products using our RCR technology. The agreement terminates upon the later of (1) the last to expire of any patents issued covered by the technology or (2), if no patents are granted, twenty years, subject to certain earlier termination provisions contained in the agreement.

     For the year ended December 31, 1998 we received a total of $295,000, and in the six-month period ended June 30, 1999 we received a total of $195,000, in royalty fees pursuant to our strategic alliance with Abbott.

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  AMERICAN HOME PRODUCTS

     In December 1987, we entered into a vaccine development and licensing agreement with American Cyanamid Company ("Cyanamid") that provided Cyanamid an exclusive worldwide license to manufacture and sell vaccines developed during the research period of the agreement. In connection with the agreement, Cyanamid purchased 410,001 shares of our common stock. During the three-year research period of the agreement, which period expired in December 1990, we were engaged in the development of two vaccine candidates, the first of which was for N. gonorrhea based on recombinant proteins, and the second of which was for Herpes Simplex Virus based on recombinant glycoproteins B and D.

     In September 1993, Cyanamid's Lederle-Praxis Biologicals division and ImClone entered into a research collaboration agreement, which by its terms supersedes the earlier agreement as to N. gonorrhea vaccine candidates, but not as to Herpes Simplex Virus vaccine candidates. The successor to Cyanamid, American Home, has the responsibility under this agreement to pay research support to us, as well as milestone fees and royalties on sales of any N. gonorrhea vaccine that might arise from the collaboration. In January 1998, this agreement was extended to continue annual research funding payable to us in the amount of $300,000 through September 1999 and to extend through such date the period by which American Home is required to have filed an IND application to initiate clinical trials with a vaccine candidate. If such filing does not occur by October 1999, American Home is required to pay additional fees to us, failing which the product shall revert to us.

     American Home has the responsibility under both agreements for conducting pre-clinical and clinical trials of the vaccine candidates, obtaining regulatory approval, and manufacturing and marketing the vaccines. American Home is required to pay royalties to us in connection with sales of the vaccines, if any.

     In the year ended December 31, 1998 we recorded revenues of $300,000, and in the six-month period ended June 30, 1999 we recorded revenues of $150,000, under the American Home agreements.

  IMMUNEX CORPORATION

     We are the exclusive licensees of a family of patents and patent applications covering the FLK-2/FLT-3 receptor. FLK-2/FLT-3 growth factor is a protein that binds to and activates the FLK-2/FLT-3 receptor. The FLK-2/FLT-3 growth factor is owned by Immunex.

     In December 1996, we entered into a non-exclusive license and supply agreement with Immunex under which we granted Immunex an exclusive worldwide license to the FLK-2/FLT-3 receptor for the limited use of the manufacture of the FLK-2/FLT-3 growth factor. Immunex is currently testing the growth factor in human trials for stem cell stimulation and for tumor inhibition. Under this agreement, we receive royalty and licensing fees from Immunex, and Immunex has granted us a license to use the FLK-2/FLT-3 growth factor for use in our ex vivo research on stem cells. In addition, Immunex has granted us a non-exclusive license in the United States and Canada to use and sell the FLK-2/FLT-3 growth factor, manufactured by Immunex, for ex-vivo stem cell expansion, together with an exclusive license to distribute the growth factor with our own proprietary products for ex-vivo expansion. Immunex has agreed to seek to obtain the consent of its parent company, American Home, to expand the territory of this license to include the world outside North America. Immunex will also supply FLK-2/FLT-3 growth factor to us. Subject to earlier termination provisions contained in the agreements, our license terminates in December 2001, subject to a five-year renewal period, and Immunex's license terminates thirteen years after the first commercial sale of the product.

     In the year ended December 31, 1998, and in the six-month period ended June 30, 1999, we recorded no revenue from Immunex under this agreement.

MANUFACTURING

     Under each of our C225 and BEC2 agreements with Merck KGaA we are required to supply to Merck KGaA and Merck KGaA is required to obtain from us C225 and BEC2, respectively, for clinical trials and commercial supply.

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     We own and operate a manufacturing facility for biologics in Somerville,
New Jersey for the manufacture of clinical trial materials. At this facility we manufacture a portion of the C225 utilized for clinical trials and are developing the purification process for c-p1C11 and are in the early stages of its production for clinical trials. This facility is operated in accordance with Good Manufacturing Practices (GMP) which is a requirement for product manufactured for use in clinical trials and for commercial sale.

     We intend to build a new manufacturing facility adjacent to our current manufacturing facility in Somerville, New Jersey. This new facility will contain three 10,000 liter fermentors and will be dedicated to the commercial production of C225. Under our agreement with Merck KGaA for C225, Merck KGaA is providing us, subject to certain terms, with a $30 million guaranty to apply toward the build-out of this new facility. In April 1999, we agreed on the production concept for this facility with Merck KGaA and expect to break ground during the first half of 2000, subject to obtaining the necessary permits from the local authority. The facility will cost approximately $45 million and will be built on a lot adjacent to our Somerville, New Jersey facility, which we are in the process of purchasing for approximately $700,000. The facility will be dedicated to the production of C225 and will have an area of approximately 85,000 square feet with 20,000 square feet remaining for expansion.

     BI is supplying us with quantities of C225 required for our clinical trials that exceed the capacity of our current facility under an April 1999 development agreement. The total cost under this agreement, including amounts of additional C225 we had the right to request, will be approximately DM12,100,000 (or $6,392,000 as of June 30, 1999), of which approximately DM3,940,000 had been incurred and DM3,130,000 had been paid as of June 30, 1999.

     We intend to continue to utilize the services of a contract manufacturer to provide a supplemental supply of C225 for both clinical trials and commercial supply and are engaged in discussions in this regard.

     Under our development agreement with BI we demonstrated our ability to successfully transfer the technology necessary for the production and purification of C225. The stable manufacturing process for C225 has been duplicated in both BI's manufacturing facility and ours. This process has been performed in a number of different sized fermentors, including 1,200 liter scale in our facility and 2,000 liter scale in BI's facility. This prior successful scale-up makes us confident that we will be successful in scaling up to 10,000 liters in our new facility and that the process can be successfully transferred to a contract manufacturer for supplemental supply.

MARKETING

     We intend to develop the capacity to market our cancer therapeutic products directly in the U.S. and Canada. As part of this strategy, in our agreement with Merck KGaA for C225, we have retained all rights to commercialize C225 in the U.S. and Canada. We also have co-promotion rights for commercialization of our BEC2 cancer vaccine in North America pursuant to our BEC2 agreement with Merck KGaA. We intend to build an internal sales force and establish the appropriate promotional campaigns and infrastructure.

     In November 1998, we hired a Vice-President of Marketing with experience in the commercial launch of a monoclonal antibody cancer therapeutic to develop our internal marketing capabilities. As we prepare for the marketing of C225 in the U.S. and Canada, we will be hiring directors of field sales and sales operations in 1999, regional sales managers in the first quarter of 2000 and approximately 40 sales people prior to the commencement of C225 sales. We believe that a sales force of this size can adequately address the North American oncology market for this drug, because a manageable number of oncologists are responsible for prescribing most of the cancer therapeutics in North America. Other functions related to commercialization will be outsourced, especially those requiring considerable manpower and infrastructure resources such as inventory control, distribution, accounts receivable and reimbursement. We are currently designing our campaign to elicit the active involvement of leaders in the oncology field to broaden the knowledge of the potential significance of C225.

     We intend that the sales capability we will build for C225 will allow us to directly market other cancer therapeutics that we may develop, including c-p1C11, when and if we receive such regulatory approval.

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

     We expect that with respect to other cancer therapeutics that we may develop, we may enter into development agreements with third parties that may include co-marketing or co-promotion arrangements. In the alternative, we may grant exclusive marketing rights to our corporate partners in return for up-front fees, milestone payments, and royalties on sales.

PATENTS AND TRADE SECRETS

  GENERALLY

     We seek patent protection for our proprietary technology and products in the United States and abroad. Patent applications have been submitted and are pending in the United States, Canada, Europe and Japan as well as other countries. The patent position of biopharmaceutical firms generally is highly uncertain and involves complex legal and factual questions. Our success will depend, in part, on whether we can:

     -  obtain patents to protect our own products

     - obtain licenses to use the technologies of third parties, which may be protected by patents

     -  protect our trade secrets and know-how

     - operate without infringing the intellectual property and proprietary rights of others

     For a discussion of the risks and uncertainties associated with our intellectual property position, see "Risk Factors -- Our success depends upon our ability to protect our intellectual property and our proprietary technology."

  PATENT RIGHTS; LICENSES

     We currently have exclusive licenses or assignments to 63 issued patents worldwide that relate to our proprietary technology in the United States and foreign countries, 37 of which are issued United States patents. In addition, we currently have exclusive licenses or assignments to approximately 43 families of patent applications.

     C225. We have an exclusive license from the University of California at San Diego to an issued U.S. patent for the murine form of C225, our EGF receptor antibody product. We believe that this patent covers C225 under the patent law doctrine of equivalents. Under this doctrine, the subject matter of a claim is deemed to cover variations that do substantially the same thing, in substantially the same way, to achieve the same result, especially if the variation is known and routine. We believe, in this instance, the doctrine of equivalents would extend protection to C225. Our licensor did not obtain patent protection outside the U.S. for this antibody. While this patent covers only our antibody and would not block third parties from obtaining patents covering other antibodies to the EGF receptor, we are pursuing additional patent protection that may limit the ability of third parties to commercialize EGF receptor antibodies for the treatment of cancer. Specifically, we are pursuing patent protection for the use of any antibody that inhibits the EGF receptor in combination with chemotherapy or radiation therapy. We have exclusively licensed, from Rhone-Poulenc Rorer, a family of patent applications seeking to cover the use of antibodies to the EGF receptor in conjunction with chemotherapeutic agents. A Canadian patent was issued in this family, and the patent examiner in Europe has indicated an intent to issue a European patent. U.S. prosecution continues. We have filed additional patent applications based on our own research that would cover the use of C225 or any other EGF receptor inhibitor in conjunction with radiation therapy, and the use of C225 or any other EGF receptor inhibitor in refractory patients, either alone or in combination with chemotherapy or radiation therapy. We have also filed composition-of-matter patent applications on (1) humanized forms of the antibody and antibody fragments and (2) chimeric and humanized forms of the antibody and fragments of the antibody attached to other drugs, including chemotherapeutic agents.


     We are aware of a U.S. patent issued to a third party that includes claims covering the use, subject to certain restrictions, of antibodies to the EGF receptor and chemotherapeutic agents to inhibit tumor growth. Our outside patent counsel has indicated to us that, in its opinion, we will not be liable for infringement of this third party patent by reason of our manufacture or sale, or medical professionals' use, of C225 alone or in combination with chemotherapy or radiation therapy. Based upon this opinion, as well as our and our counsel's review of other relevant patents, we believe that we will be able to commercialize C225 alone and in combination with chemotherapy and radiation therapy upon successful completion of our clinical trials and receipt of necessary FDA approvals. If claims under our U.S. patent application covering the use of C225, an EGF receptor antagonist, and chemotherapy are determined by the patent examiner to be ready for allowance, an interference could be declared or another proceeding may be initiated to determine whether our claims or the claims in the third party patent should prevail. The opinion of our counsel, however, is not binding on any court, and there can be no assurance that we will not in the future become subject, in the U.S. or any other country, to patent infringement claims, interferences and other litigation involving patents, including the third party patent referenced above.


     C225 is a "chimerized" monoclonal antibody, which means it is made of antibody fragments derived from more than one type of animal. Patents have been issued to other biotechnology companies that cover the chimerization of antibodies. Therefore, we may be required to obtain licenses under these patents before we can commercialize our own chimerized monoclonal antibodies, including C225. Some of these licenses have already been obtained. We cannot be certain that we will be able to obtain the rest of such licenses in the territories where we want to commercialize C225, or how much such licenses would cost.

     Our exclusive license agreements with the University of California, San Diego and Rhone-Poulenc Rorer require us to pay royalties on sales of C225 that are covered by these licenses.

     BEC2. We have exclusively licensed from Sloan-Kettering a family of patents and patent applications relating to our BEC2 monoclonal anti-idiotypic antibody. We know that others have been issued patents in the U.S. and Europe covering anti-idiotypic antibodies or their use for the treatment of tumors. These patents, if valid, could be interpreted to cover our BEC2 monoclonal antibody and certain uses of BEC2. Merck KGaA, our licensee of BEC2, has informed us that it has obtained non-exclusive, worldwide licenses to these patents in order to market BEC2 in its territory. We are entitled to co-promote BEC2 in North America with Merck KGaA, however, we cannot be certain that we could obtain such licenses on commercially acceptable terms, if at all.

     Our license from Sloan-Kettering requires us to pay royalties on sales of BEC2.

     Angiogenesis Inhibitors. With respect to our research on inhibitors to angiogenesis based on the FLK-1 receptor, we are the exclusive licensee from Princeton University of a family of patents and patent applications covering the FLK-1 receptor and antibodies to the receptor and its human homolog, KDR. We are also the assignee of a family of patents and patent applications filed by our scientists covering angiogenesis-inhibiting antibodies to receptors that bind VEGF. One of the patents licensed from Princeton claims the use of FLK-1/KDR receptor antibodies to isolate cells expressing the FLK-1/KDR receptor on their cell surfaces. Additionally, we are a co-owner of a recently filed patent application claiming the use of FLK-1/KDR receptor antibodies to isolate endothelial progenitor cells that express FLK-1/KDR on their cell surfaces. At present, we are seeking exclusive rights to this invention from the co-owners.

     Our license from Princeton University requires us to pay royalties on sales that would otherwise infringe the licensed patents, which covers antibodies to the FLK-1/KDR receptor including c-p1C11.

     VE Cadherin. We have an assignment of a family of patent applications covering novel cadherin molecules that are involved in endothelial cell interactions. These interactions are believed to be involved in angiogenic processes. The subject patent applications also cover antibodies that bind to, and affect, the cadherin molecules.

     Diagnostics. Our diagnostics program has been licensed for commercial development to Abbott Laboratories. The program includes target amplification technology and detection methods, such as RCR technology, signal amplification technology, such as AMPLIPROBE, and p53 mutation detection for assisting in cancer diagnosis. Our proprietary position with respect to our diagnostics program is based on numerous families of patents and patent applications. We have either an assignment from our own scientists or exclusive license from academic institutions to these families of patents and patent applications. We have an exclusive license to an issued patent assigned to Princeton University related to the underlying technology for our

AMPLIPROBE DNA amplification and detection system. We are aware that patent applications have been filed by, and that patents have been issued to, third parties in the field of DNA amplification technology. This could affect Abbott's ability to commercialize our diagnostic products, and our ability to collect royalties for such commercialization.

     Trade Secrets. With respect to certain aspects of our technology, we rely, and intend to continue to rely, on trade secrets, unpatented proprietary know-how and continuing technological innovation to protect our competitive position. Such aspects of our technology include methods of isolating and purifying antibodies and other proteins, collections of plasmids in viable host systems, and antibodies that are specific for proteins that are of interest to us. We cannot be certain that others will not independently develop substantially equivalent proprietary information or techniques.

     Relationships between us and our employees, scientific consultants and collaborators provide these persons with access to our trade secrets, know-how and technological innovation under confidentiality agreements with the parties involved. Similarly, our employees and consultants enter into agreements with us that require that they do not disclose confidential information of ours and they assign to us all rights to any inventions made while in our employ relating to our activities.

     We seek patent protection for our proprietary technology and products, in the United States and abroad. Patent applications have been submitted and are pending in the United States, Canada, Europe and Japan as well as other countries.

GOVERNMENT REGULATION

     The research and development, manufacture and marketing of human therapeutic and diagnostic products are subject to regulation primarily by the FDA in the United States and by comparable authorities in other countries. These national agencies and other federal, state and local entities regulate, among other things, research and development activities (including testing in animals and in humans) and the testing, manufacturing, handling, labeling, storage, record keeping, approval, advertising and promotion of the products that we are developing. Noncompliance with applicable requirements can result in refusal to approve product licenses or other applications, or revocation of approvals previously granted. Noncompliance also can result in fines, criminal prosecution, recall or seizure of products, total or partial suspension of production or refusal to allow a company to enter into governmental supply contracts.

     The process of obtaining requisite FDA approval has historically been costly and time consuming. Current FDA requirements before a new human drug or biological product may be marketed in the United States include (1) the successful conclusion of pre-clinical laboratory and animal tests, if appropriate, to gain preliminary information on the product's safety, (2) filing with the FDA of an IND application to conduct human clinical trials for drugs or biologics, (3) the successful completion of adequate and well-controlled human clinical investigations to establish the safety and efficacy of the product for its recommended use and (4) filing by a company and approval by the FDA of a New Drug Application ("NDA") for a drug product or a Biological License Application ("BLA") for a biological product to allow commercial distribution of the drug or biologic.

     Pre-clinical tests include the evaluation of the product in the laboratory and in animal studies to assess the potential safety and efficacy of the product and its formulation. The results of the pre-clinical tests are submitted to the FDA as part of an IND application to support the evaluation of the product in human subjects or patients.

     Clinical trials involve administration of the product to patients under supervision of a qualified principal investigator. Such trials are typically conducted in three sequential phases, although the phases may overlap. In Phase I, the initial introduction of the drug into human subjects, the product is tested for safety, dosage tolerance, absorption, metabolism, distribution, and excretion. Phase II involves studies in a limited patient population to (1) determine the biological or clinical activity of the product for specific, targeted indications, (2) determine dosage tolerance and optimal dosage, and (3) identify possible adverse effects and safety risks. If Phase II evaluations indicate that a product is effective and has an acceptable benefit-to-risk relationship,

Phase III trials may be undertaken to further evaluate clinical efficacy and to further test for safety within an expanded patient population. The FDA reviews the results of the clinical trials and may order the temporary or permanent discontinuation of clinical trials at any time if it believes the product candidate exposes clinical subjects to an unacceptable health risk. Investigational products used in clinical studies must be produced in compliance with GMP pursuant to FDA regulations.

     On November 21, 1997, President Clinton signed into law the Food and Drug Administration Modernization Act. That act codified the FDA's policy of granting "fast track" approval for cancer therapies and other therapies intended to treat severe or life threatening diseases and having potential to address unmet medical needs. Previously, the FDA approved cancer therapies primarily based on patient survival rates or data on improved quality of life. The FDA considered evidence of partial tumor shrinkage, while often part of the data relied on for approval, insufficient by itself to warrant approval of a cancer therapy, except in limited situations. Under the FDA's new policy, which became effective on February 19, 1998, the FDA has broadened authority to consider evidence of partial tumor shrinkage or other clinical outcomes for approval. This new policy is intended to facilitate the study of cancer therapies and shorten the total time for marketing approvals; however, it is too early to tell what effect, if any, these provisions may have on the approval of our product candidates.

     Some of our cancer treatments require the use of in vitro diagnostic products to test patients for particular traits. In vitro diagnostic products are generally regulated by the FDA as medical devices. In general, the FDA must approve a new diagnostic product that is not "substantially equivalent" to a legally marketable product much in the way it must approve drugs and biological products. Specifically, the device must be tested under an investigational device exemption ("IDE") and receive FDA approval under a premarket approval application ("PMA") before it can be commercially marketed. Substantially equivalent devices go through a clearance process at the FDA that is generally less onerous than the PMA process but also can require data submission and other rigorous review.

     Under current law, each domestic and foreign drug and device product-manufacturing establishment must be registered with the FDA before product approval. Domestic and foreign manufacturing establishments must meet strict standards for compliance with GMP regulations and licensing specifications after the FDA has approved an NDA, BLA or PMA. The FDA and foreign regulatory authorities periodically inspect domestic and foreign manufacturing facilities where applicable.

     Sales outside the United States of products we develop will also be subject to regulatory requirements governing human clinical trials and marketing for drugs and biological products and devices. The requirements vary widely from country to country, but typically the registration and approval process takes several years and requires significant resources. In most cases, if the FDA has not approved a product for sale in the United States the product may be exported for sale outside of the United States only if it has been approved in any one of the following countries: the European Union, Canada, Australia, New Zealand, Japan, Israel, Switzerland and South Africa. There are specific FDA regulations that govern this process.

     Our ability to earn sufficient returns on our products may depend in part on the extent to which government health administration authorities, private health coverage insurers and other organizations will provide reimbursement for the costs of such products and related treatments. Significant uncertainty exists as to the reimbursement status of newly approved health care products, and there can be no assurance that adequate third-party coverage will be available.

ENVIRONMENTAL AND SAFETY MATTERS

     We use hazardous materials, chemicals, viruses and various radioactive compounds in our research and development activities. Accordingly, we are subject to regulations under federal, state and local laws regarding work force safety, environmental protection and hazardous substance control, and to other present and possible future federal, state and local regulations. We have in place safety procedures for storing, handling and disposing of these materials. However, we cannot completely eliminate the risk of contamination or injury. We could be held liable for any resulting damages, injuries or civil penalties, and our trials could be suspended. In addition, environmental laws or regulations may impose liability for the clean-up of contamination at properties we own or operate, regardless of fault.

     These environmental laws and regulations do not currently materially adversely affect our operations, business or assets. However, these laws may become more stringent, other facts may emerge, and our processes may change, and therefore the amount and timing of expenditures in the future may vary substantially from those currently anticipated.

COMPETITION

     Competition in the biopharmaceutical industry is intense and based significantly on scientific and technological factors. These factors include the availability of patent and other protection for technology and products, the ability to commercialize technological developments and the ability to obtain governmental approval for testing, manufacturing and marketing. We compete with specialized biopharmaceutical firms in the United States, Europe and elsewhere, as well as a growing number of large pharmaceutical companies that are applying biotechnology to their operations. Many biopharmaceutical companies have focused their development efforts in the human therapeutics area, including cancer. Many major pharmaceutical companies have developed or acquired internal biotechnology capabilities or made commercial arrangements with other biopharmaceutical companies. These companies, as well as academic institutions, governmental agencies and private research organizations, also compete with us in recruiting and retaining highly qualified scientific personnel and consultants. Our ability to compete successfully with other companies in the pharmaceutical field will also depend to a considerable degree on the continuing availability of capital to us.

     We are aware of certain products under development or manufactured by competitors that are used for the prevention, diagnosis, or treatment of certain diseases we have targeted for product development. Various companies are developing biopharmaceutical products that potentially directly compete with our product candidates. These include areas such as (1) the use of small molecules to the receptor or antibodies to those receptors to treat cancer, (2) the use of anti-idiotypic antibody or recombinant antigen approaches to cancer vaccine therapy, (3) the development of inhibitors to angiogenesis, (4) and the use of hematopoietic growth factors to treat blood system disorders to or for stem cell or gene therapy. Some of these product candidates are in advanced stages of clinical trials.

     We expect that our products under development and in clinical trials will address major markets within the cancer sector. Our competition will be determined in part by the potential indications for which drugs are developed and ultimately approved by regulatory authorities. Additionally, the timing of market introduction of some of our potential products or of competitors' products may be an important competitive factor. Accordingly, the relative speed with which we can develop products, complete pre-clinical testing, clinical trials and approval processes and supply commercial quantities to market are expected to be important competitive factors. We expect that competition among products approved for sale will be based on various factors, including product efficacy, safety, reliability, availability, price, and patent position.

HUMAN RESOURCES

     We initiated our in-house research and development in 1986. We have assembled a scientific staff with a variety of complementary skills in a broad base of advanced research technologies, including oncology, immunology, molecular and cell biology, antibody engineering, protein and synthetic chemistry and high-throughput screening. We have also recruited a staff of technical and professional employees to carry out manufacturing of clinical trial materials at our Somerville, New Jersey facility. Of our 160 full-time personnel on August 31, 1999, 71 were employed in our product development, clinical and manufacturing programs, 48 in research, and 41 in administration. Our staff includes 20 persons with Ph.D.s and three with M.D.s.

PROPERTIES

  RESEARCH FACILITY -- NEW YORK, NEW YORK

     We have occupied two contiguous leased floors at 180 Varick Street in New York City since 1986. The current lease for the two floors was effective as of January 1, 1999 and expires in December 2004. The annual rent under the lease for 1999 is $720,000, which increases by 3% per year for subsequent years. Rent expense for the New York facility, prior to our recent lease renewal, was approximately $574,000, $554,000, and $508,000 for the years ended December 31, 1998, 1997 and 1996, respectively. We have completed a design concept and are in the process of renovating the facility to better fit our needs. The renovation is expected to cost approximately $2.0 million and is expected to be completed by November 1999.

     The original acquisition, construction and installation of our New York research and development facilities were financed principally through the sale of IDA Bonds issued by the NYIDA. Equipment at these facilities purchased with the proceeds of the bond secure the payment of debt service on the outstanding IDA Bond.

  MANUFACTURING FACILITY -- SOMERVILLE, NEW JERSEY

     In June 1992, we acquired certain property and a building in Somerville, New Jersey at a cost to us of approximately $4,665,000, including expenses. We have retrofitted the building to serve as our clinical-grade manufacturing facility. When purchased, the facility had in place various features, including clean rooms, air handling, electricity, and water for injection systems and administrative offices. The cost for completion of facility modifications was approximately $5.4 million.

     We currently operate the facility to develop and manufacture materials for our clinical trials. Under certain circumstances, we also may use the facility for the manufacturing of commercial products. The timing and any additional costs of adapting the facility for commercial manufacturing depend on several factors, including the progress of products through clinical trials. In January 1998, we completed the construction and commissioning of a new 1,750 square foot process development center at this facility dedicated to manufacturing process optimization for existing products and the pre-clinical and Phase I development of new biological therapeutics.

     We are in the process of purchasing, for approximately $700,000, a lot adjacent to our Somerville, New Jersey facility. We intend to build a new manufacturing facility on this site for commercial supply of C225, which we estimate will cost approximately $45 million.

LEGAL PROCEEDINGS

     There are currently no material legal proceedings pending against us or any of our property.

                                   MANAGEMENT

SENIOR OFFICERS AND DIRECTORS

     The following table lists the senior officers and directors of ImClone as of September 1, 1999. Below the table is information about the business experience of each person listed.

NAME                               AGE   POSITION
----                               ---   --------
Robert F. Goldhammer.............  68    Chairman of the Board and Director(1)(2)(3)
Samuel D. Waksal, Ph.D. .........  52    President, Chief Executive Officer and Director(2)(4)
Harlan W. Waksal, M.D. ..........  46    Executive Vice President, Chief Operating Officer and
                                         Director(2)(3)(4)
Carl Goldfischer.................  41    Vice President and Chief Financial Officer
John B. Landes...................  51    Vice President, Business Development and General Counsel
Peter Bohlen, Ph.D. .............  56    Vice President, Research
Michael Feldman, Ph.D. ..........  73    Vice President, Discovery Research
Ronald A. Martell................  37    Vice President, Marketing
S. Joseph Tarnowski, Ph.D. ......  46    Vice President, Product and Process Development
Michael A. Trapani...............  44    Vice President, Regulatory Affairs and Quality Assurance
Jean Carvais, M.D. ..............  72    Director
Vincent T. DeVita, Jr., M.D. ....  64    Director(5)(4)
Paul B. Kopperl..................  66    Director(5)(1)(3)
William R. Miller................  71    Director(5)(3)
David M. Kies....................  55    Director(1)(3)
John Mendelsohn, M.D. ...........  63    Director(3)(4)
Richard Barth....................  68    Director(5)(1)

------------
(1) Member of Compensation and Stock Option Committee
(2) Member of Executive Committee
(3) Member of Nominating and Corporate Governance Committee
(4) Member of Research Oversight Committee
(5) Member of Audit Committee

     Robert F. Goldhammer has served as ImClone's Chairman of the Board since February 1991 and has been a Director of ImClone since October 1984. Mr. Goldhammer has been a partner of Concord International Investment Group, L.P. since 1991. He was a partner of Rohammer Corporation, a private investment company, from 1989 to 1991. He was a managing director of Kidder, Peabody Group Inc., an investment banking firm, from May 1988 to January 1989. He is a director of Esterline Technologies Corporation.

     Samuel D. Waksal, Ph.D., President of ImClone, is a founder of ImClone and has been its Chief Executive Officer and a Director since August 1985 and President since March 1987. From 1982 to 1985, Dr. Waksal was a member of the faculty of Mt. Sinai School of Medicine as Associate Professor of Pathology and Director of the Division of Immunotherapy within the Department of Pathology. He has served as visiting Investigator of the National Cancer Institute, Immunology Branch, Research Associate of the Department of Genetics, Stanford University Medical School, Assistant Professor of Pathology at Tufts University School of Medicine and Senior Scientist for the Tufts Cancer Research Center. Dr. Waksal was a scholar of the Leukemia Society of America from 1979 to 1984. Dr. Waksal currently serves on the Executive Committee of the New York Biotechnology Association, the Board of Directors of Cadus Pharmaceutical Corporation and is Chairman of the New York Council for the Humanities. Dr. Samuel Waksal and Dr. Harlan Waksal are brothers.

     Harlan W. Waksal, M.D. is a founder of ImClone and has been a Director since April 1984. He has directed ImClone's research and development since April 1985, and has served as ImClone's Executive Vice

President and Chief Operating Officer since March 1987. From 1985 to March 1987, Dr. Waksal served as ImClone's President. Dr. Waksal received his training in Internal Medicine from Tufts-New England Medical Center Hospital and in Pathology from Kings County Hospital in Brooklyn, New York from 1982 to 1987. From 1984 to 1985, Dr. Waksal was Chief Resident in Pathology at Kings County Hospital. He received his Medical Degree from Tufts University School of Medicine in 1979. He is currently Adjunct Assistant Professor in the Department of Pathology at Downstate Medical Center, New York. Dr. Harlan Waksal and Dr. Samuel Waksal are brothers.

     Carl S. Goldfischer, M.D. has served as Vice President, Finance and Chief Financial Officer since May 1996. From June 1994 until joining ImClone, Dr. Goldfischer served as a healthcare analyst with Reliance Insurance Company. From June 1991 until June 1994, Dr. Goldfischer was Director of Research for D. Blech & Co., an investment banking firm. Dr. Goldfischer received a doctorate of medicine from Albert Einstein College of Medicine in 1988 and served as a resident in radiation oncology at Montefiore Hospital of the Albert Einstein College of Medicine until 1991. Dr. Goldfischer is a director of Immulogic Pharmaceutical Corporation. Dr. Goldfischer has indicated that he intends to resign from ImClone to resume his career in investment banking in the near future.

     John B. Landes has served as Vice President, Business Development and General Counsel since November 1992. Prior thereto, he was Vice President, Administration and Legal since December 1984. He also has been Secretary of ImClone since April 1985 and served as its Treasurer from April 1984 through September 1991, except for an interim period from December 1988 to February 1991. From 1978 to 1984, Mr. Landes was an associate attorney with the Boston law firm of Mahoney, Hawkes and Goldings.

     Peter Bohlen, Ph.D. has been Vice President, Research of ImClone since September 1996. From November 1995 to July 1996 he was Senior Director of Ixsys, a privately-held biotechnology company. From October 1987 to June 1996 he was department head of the Molecular Biology Section of American Cyanamid Company's Medical Research Division and director of the company's angiogenesis program. He also has held academic positions at the Salk Institute, San Diego and the University of Zurich, Switzerland. Dr. Bohlen received his Ph.D. in chemistry from the University of Berne in Switzerland. In 1983, he received the Cloetta Award in Switzerland for his contributions in the field of protein analysis.

     Michael Feldman, Ph.D. became Vice President, Discovery Research for ImClone in May 1995. Prior thereto he served as Director of Basic Research for ImClone since 1993. Dr. Feldman is former head of the Department of Cell Biology at the Weizmann Institute of Science in Rehovot, Israel, and a former dean of its graduate school. He has done pioneering work in the areas of transplantation immunology, differentiation of lymphocytes and cancer immunology. In 1984, he received the Griffuel Award in France for his work in cancer metastasis, and in 1986 received the Rothschild Award for his work in immunology. Dr. Feldman is a member of the Israeli Academy of Sciences and Humanities and the World Academy of Arts and Sciences. Dr. Feldman is currently on long-term disability.

     Ronald A. Martell has served as ImClone's Vice President, Marketing since November 1998. Prior to joining ImClone he worked at Genentech, Inc. for ten years where he held various positions. Most recently, from 1996 until joining ImClone, he served as Genentech's Group Manager of Oncology Products where he directed the launch of Herceptin, Genentech's monoclonal antibody product approved to treat breast cancer. From 1995 to 1996 he served as Senior Product Manager where he launched Pulmozyme for cystic fibrosis in Europe. From 1994 through 1995 he served as Manager of Genentech's Piedmont Sales Division. Prior to that, he served from 1993 as Associate Product Manager for Genentech's Pulmozyme.

     S. Joseph Tarnowski, Ph.D. has served as ImClone's Vice President, Product and Process Development since January 1999. Prior to joining ImClone, he held various positions with CellPro Inc., the principal business of which was the development, manufacture and marketing of automated systems that utilize monoclonal antibodies to purify large quantities of specific cells for therapeutic and diagnostic applications. He joined CellPro in June 1992 as Vice President of Operations and was appointed to the position of Vice President of Research and Development in June 1995 and became Senior Vice President and Chief Technical Officer in December 1996. From November 1986 to May 1992, Dr. Tarnowski was Director, Process and Product Development of Scios Nova Inc. (formerly California Biotechnology Inc.), a company that develops recombinant human proteins for therapeutic uses. Dr. Tarnowski received a Ph.D. in Biochemistry from the University of Tennessee in 1979 and was a Postdoctoral Fellow at the Roche Institute of Molecular Biology from 1979 through 1981.


     Michael A. Trapani has served as ImClone's Vice President, Regulatory Affairs & Quality Assurance since June 1999. He has more than 20 years' experience in the pharmaceutical industry, with the majority of his experience in the drug approval area. From January 1996 through May 1999, he held various positions at Cytogen Corp., Princeton, New Jersey, most recently as its Vice President, Regulatory Affairs & Quality Assurance. Prior to that, he served from September 1993 until January 1996 as Senior Director, Regulatory Affairs for Pharmacia Adria, Columbus, Ohio. From 1981 through 1993 he served in various positions at Kabi Pharmacia, Piscataway, New Jersey, ending as its Executive Director, Regulatory Affairs. Mr. Trapani began his career in 1977 with the Food and Drug Administration. Mr. Trapani received a B.S. degree in Biology from Brooklyn College and an MBA degree from Seton Hall Graduate School of Business.


     Jean Carvais, M.D. has been a Director of ImClone since July 1993, and has since 1984 been an independent consultant to companies in the pharmaceutical industry. Prior to that time, Dr. Carvais was President of The Research Institute of Roger Bellon, S.A., now a division of Rhone-Poulenc. As such, he was involved in the development of a line of anti-cancer drugs, including Bleomycin and Adriamycin, as well as a new line of antibiotics and quinolones. Following the acquisition of Roger Bellon, S.A. by Rhone-Poulenc, Dr. Carvais became a member of Rhone-Poulenc's central research committee which directs the company's worldwide research and development activities. Dr. Carvais has served as a director of Columbia Laboratories, Inc. since 1996.

     Vincent T. DeVita, Jr., M.D. has been a Director of ImClone since February 1992. Since 1995 Dr. DeVita has served as Director of the Yale Cancer Center as well as Professor of Medicine and Professor of Epidemiology and Public Health at Yale University School of Medicine, New Haven, Connecticut. From September 1988 through June 1995, Dr. DeVita served as Attending Physician at Sloan-Kettering, New York, and through June 1991 as Physician-in-Chief. From 1980 to 1988, he served under Presidential appointment as Director of the National Cancer Institute, where he had held various positions since 1966. During his years with the National Cancer Institute, Dr. DeVita was instrumental in developing the first successful combination cancer chemotherapy program. This work ultimately led to effective regimens of curative chemotherapy for a variety of cancers. Dr. DeVita's numerous awards include the 1990 Armand Hammer Cancer Prize and the 1982 Albert and Mary Lasker Medical Research Award for his contribution to the cure of Hodgkin's disease. Dr. DeVita received his M.D. from the George Washington University School of Medicine, Washington, DC, in 1961.

     Paul B. Kopperl has served as a Director of ImClone since December 1993. He is President of Pegasus Investments, Inc., Boston, a private investment management firm established in 1994. He has served as President of Delano & Kopperl, Inc., a private business strategy and venture investing firm in Boston and its predecessor firms from 1976 to the present. From 1967 through 1975 he was Vice President and a principal of Kidder, Peabody & Co. Incorporated, New York, an investment banking firm. From 1959 to 1967 he was an associate with Goldman, Sachs & Co., New York. Mr. Kopperl is a Trustee and Governor of the Dana-Farber Cancer Institute, Boston, and over the years has served as a trustee or director of numerous not-for-profit educational, performing arts and social welfare organizations and businesses.

     William R. Miller has been a Director of ImClone since June 1996. Mr. Miller served as Vice Chairman of the Board of Directors of the Bristol-Myers Squibb Company from 1985 until 1991, at which time he retired. Mr. Miller is a director of Isis Pharmaceuticals, Inc., Transkaryotic Therapies, Inc., Westvaco Corporation and Xomed Surgical Products, Inc. He is Chairman of the Board of Vion Pharmaceuticals, Inc. and SIBIA Neurosciences, Inc. He is Chairman of the Board of Trustees of the Cold Spring Harbor Laboratory and is a past Chairman of the Board of the Pharmaceutical Manufacturers Association. Mr. Miller is a Trustee of the Manhattan School of Music, Metropolitan Opera Association and Opera Orchestra of New York. He is a member of Oxford University Chancellor's Court of Benefactors, Honorary Fellow of St. Edmund Hall and Chairman of the English-Speaking Union of the United States.

     David M. Kies has been a Director of ImClone since June 1996. Mr. Kies is a Partner of the New York based law firm Sullivan & Cromwell, specializing in mergers and acquisitions, securities and general corporate matters. Mr. Kies joined Sullivan & Cromwell in 1968, and was elected a partner of the firm in 1976. From 1991 until 1995, he was the managing partner of the firm's London office.

     John Mendelsohn, M.D. has been a Director of ImClone since February 1998. He has served as the President of M.D. Anderson Cancer Center, University of Texas, where he has also been Professor of Medicine since 1996. From 1985 to 1996 he was Chairman of the Department of Medicine at Sloan-Kettering, New York, as well as holder of the Winthrop Rockefeller Chair in Medical Oncology at Sloan-Kettering. He was also Professor and Vice-Chairman of Medicine at Cornell University Medical College and an attending physician at both Memorial and New York Hospitals. Dr. Mendelsohn served on the faculty of the University of California, San Diego and was instrumental in the creation of the University's Cancer Center, where he served as Director from 1976 to 1985. Dr. Mendelsohn's work has focused on growth factors and their role in regulating the proliferation of cancer cells through cell surface receptors. Dr. Mendelsohn was responsible for developing specific monoclonal antibodies that block receptors, including epidermal growth factor receptors, which mediate growth factor activation of cell and growth and division. Dr. Mendelsohn is currently a board member of Enron Corp., the Richard Lounsbery Foundation and the Greater Houston Partnership, and a fellow of the New York Academy of Medicine. In 1997, Dr. Mendelsohn was elected to the Institute of Medicine of the National Academy of Sciences.

     Richard Barth has been a Director of ImClone since October 1996. Mr. Barth served as Chairman of the Board of Ciba-Geigy Corporation, United States from 1990 until December 1996, and was President and Chief Executive Officer of Ciba-Geigy Corporation from 1986 until April 1996. Mr. Barth is a member of the Board of Directors of numerous organizations, including Novartis Corporation, United States, The Bank of New York, Bowater, Inc., and New York Medical College.

SCIENTIFIC ADVISORY BOARD

     The following table lists the members of ImClone's Scientific Advisory Board as of September 1, 1999 and their primary professional affiliations.

NAME                              PROFESSIONAL AFFILIATION(S)
----                              ---------------------------
Thomas Deuel, M.D.............    Professor of Medicine, Director of the Division of Growth
                                    Regulation, Harvard Medical School
Charles A. Dinarello, M.D.....    Professor of Medicine, University of Colorado School of
                                  Medicine
Michael Feldman, Ph.D. .......    Vice President, Discovery Research, ImClone Systems
                                    Incorporated; Member of the Israeli Academy of Sciences
                                    and Humanities and the World Academy of Arts and Sciences
Zvi Fuks, M.D.................    Chairman of the Department of Radiation Oncology, Memorial
                                    Sloan-Kettering Cancer Center
Gerald T. Keusch, M.D. .......    Professor and the Head of the Division of Geographic
                                  Medicine and Infectious Disease, Tufts University School of
                                    Medicine
Arnold Levine, Ph.D...........    Chairman of the Department of Molecular Biology, Harry C.
                                  Weiss Professor of Molecular Biology, Princeton University
John Mendelsohn, M.D..........    President, MD Anderson Cancer Center, University of Texas
Malcolm Moore, Ph.D...........    Enid A. Haupt Professor of Cell Biology, Head of the James
                                  Ewing Laboratory of Development Hematopoiesis at Memorial
                                    Sloan-Kettering Cancer Center
Robert Schneider, Ph.D........    Associate Professor, Department of Biochemistry, New York
                                    University Medical Center
Thomas Shenk, Ph.D............    Professor of Molecular Biology, Princeton University;
                                  American Cancer Society Professor, Howard Hughes Medical
                                    Institute
P. Frederick Sparling, M.D....    Professor and Chairman of the Department of Medicine and
                                    Professor of Microbiology and Immunology, University of
                                    North Carolina School of Medicine
Samuel D. Waksal, Ph.D. ......    President and Chief Executive Officer, ImClone Systems
                                    Incorporated

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information that we know about the beneficial ownership of our common stock as of September 1, 1999, except as otherwise indicated, by (1) each of our directors, (2) each of our officers who beneficially owns our common stock and (3) all of our directors and executive officers as a group. We are not aware of any beneficial owner of more than 5% of our outstanding shares. Except as otherwise indicated, the persons or entities listed below have sole voting and investment power with respect to all shares owned by them.

                                                  NUMBER OF SHARES       PERCENTAGE OF SHARES
BENEFICIAL OWNER                                 BENEFICIALLY OWNED    BENEFICIALLY OWNED(1)(2)
----------------                                 ------------------    ------------------------
Samuel D. Waksal, Ph.D. .......................      1,302,583(3)                 4.9%
Harlan W. Waksal, M.D. ........................      1,065,780(4)                 4.1%
Robert F. Goldhammer...........................        855,390(5)                 3.3%
John B. Landes.................................        241,000(6)                   *
John Mendelsohn, M.D. .........................        183,476(7)                   *
Carl S. Goldfischer, M.D. .....................        179,400                      *
Michael Feldman, Ph.D. ........................        165,500(8)                   *
David M. Kies..................................        156,950(9)                   *
Peter Bohlen, Ph.D. ...........................         79,795(10)                  *
Paul B. Kopperl................................         69,460(11)                  *
Vincent T. DeVita, Jr., M.D. ..................         65,342(12)                  *
Jean Carvais, M.D. ............................         48,542(13)                  *
William R. Miller..............................         36,147(14)                  *
Richard Barth..................................         35,250(15)                  *
All directors and executive officers as a group
  (11 persons)(16).............................      3,998,320                   14.3%

------------
  *  Less than 1%.

 (1) Unless otherwise noted, each person's address is in care of ImClone Systems Incorporated, 180 Varick Street, Seventh Floor, New York, New York 10014.

 (2) The percentage of voting stock owned by each stockholder is calculated by dividing (1) the number of shares deemed to be beneficially held by such stockholder as of September 1, 1999, as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by (2) the sum of (A) 25,564,233 which is the number of shares of common stock outstanding as of September 1, 1999 plus (B) the number of shares of common stock issuable upon exercise of currently exercisable options and warrants held by such stockholder. For purposes of this security ownership table "currently exercisable options" and "currently exercisable warrants" consist of options and warrants exercisable as of September 1, 1999 or within 60 days after September 1, 1999. Shares of our series A preferred stock are not included in the denominator because they do not have voting rights.

 (3) Includes 350,000 shares issuable upon the exercise of currently exercisable warrants and 415,000 shares issuable upon the exercise of currently exercisable options. Does not include an additional 1,000,000 shares issuable upon the exercise of an option, 200,000 shares of which will become exercisable on May 24, 2000, subject only to Dr. Waksal's continued employment with ImClone.

 (4) Includes 240,000 shares issuable upon the exercise of currently exercisable options; 310,680 shares issuable upon the exercise of currently exercisable warrants; and 2,600 shares owned by Dr. Waksal's sons. Does not include an additional 650,000 shares issuable upon the exercise of an option, 130,000 shares of which will become exercisable on May 24, 2000, subject only to Dr. Waksal's continued employment with ImClone.

 (5) Includes 113,542 shares issuable upon the exercise of currently exercisable options; 379,990 shares issuable upon the exercise of currently exercisable warrants; and 13,314 shares held in trust as to which Mr. Goldhammer disclaims beneficial ownership.

 (6) Includes 101,500 shares issuable upon the exercise of currently exercisable options and 104,000 shares issuable upon the exercise of currently exercisable warrants.

 (7) Consists of 183,476 shares issuable upon the exercise of currently exercisable options.

 (8) Includes 105,000 shares issuable upon the exercise of currently exercisable options.

 (9) Includes 18,750 shares issuable upon the exercise of currently exercisable options and 8,200 shares held by Mr. Kies as custodian for his son.

(10) Includes 79,500 shares issuable upon the exercise of currently exercisable options.

(11) Includes 42,500 shares issuable upon the exercise of currently exercisable options and 500 shares held by Mr. Kopperl's spouse as to which Mr. Kopperl disclaims beneficial ownership.

(12) Includes 65,042 shares issuable upon the exercise of currently exercisable options.

(13) Consists of 48,542 shares issuable upon the exercise of currently exercisable options.

(14) Includes 35,147 shares issuable upon the exercise of currently exercisable options.

(15) Includes 33,750 shares issuable upon exercise of currently exercisable options.

(16) Includes an aggregate of (1) 2,230,169 shares issuable upon the exercise of currently exercisable options and warrants and (2) 13,814 shares as to which beneficial ownership is disclaimed. Shares held by Mr. Landes, Dr. Feldman and Dr. Bohlen have not been included as they are not considered to be executive officers of ImClone.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 60,000,000 shares of common stock, par value $.001 per share ("common stock"), and 4,000,000 shares of preferred stock, par value $1.00 per share. As of September 1, 1999, there were 25,564,233 shares of common stock outstanding held of record by approximately 365 stockholders and there were 400,000 shares of series A preferred stock outstanding, which are all held by Merck KGaA.

     The registrar and transfer agent for the common stock is Equiserve.

COMMON STOCK

     Holders of shares of common stock are entitled to one vote per share on matters to be voted upon by our stockholders. Holders of shares of common stock do not have cumulative voting rights. Therefore, the holders of more than 50% of the shares of the common stock will have the ability to select all of our directors. Holders of shares of common stock will be entitled to receive dividends when, as and if declared by our board of directors. In the event of a liquidation, dissolution or winding up of ImClone, holders of common stock have the right to share ratably in all assets remaining after the payment of all liabilities, subject to preference in liquidation of any outstanding preferred stock. Holders of common stock have neither preemptive rights nor rights to convert their common stock into any other securities and are not subject to future calls or assessments by ImClone. There are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of the series A preferred stock, as well as any additional preferred stock that ImClone may designate and issue in the future.

PREFERRED STOCK

     Our board of directors has the authority to issue preferred stock in one or more series, and to fix the rights, preferences, privileges and restrictions, including the dividend, conversion, voting, redemption (including sinking fund provisions) and other rights, liquidation preferences and the number of shares constituting any series and the designations of such series, without any further vote or action by our stockholders. The provisions of any preferred stock could adversely affect the voting power of the holders of common stock and could, among other things, have the effect of delaying, deferring or preventing a change in control of ImClone.

  SERIES A PREFERRED STOCK

     In December 1997, in connection with an amendment to our research and license agreement with Merck KGaA for BEC2, Merck KGaA purchased from us 400,000 shares of series A preferred stock for total consideration of $40 million. Holders of series A preferred stock generally have no voting rights, except:

     - that two-thirds of the outstanding shares must consent to changes in the terms of the series A preferred stock;

     - in certain cases, if we default in the timely payment of dividends on the series A preferred stock, the holders will have the right to elect a nominee to our board of directors; and

     - as otherwise required by law.

     The holders of the series A preferred stock are entitled to receive annual cumulative dividends of $6.00 per share. Dividends on the outstanding series A preferred stock accrue as of their issuance date and are payable in cash annually on or the earlier of

     - December 31st of each year beginning December 31, 1999 or

     - at the time of conversion or redemption of the series A preferred stock on which the dividend is to be paid.

     Up to 100,000 shares of series A preferred stock as of December 31, 1998 were convertible into 800,000 shares of common stock and an additional 100,000 shares will become convertible, into a number of shares of common stock based on the applicable conversion price, on each of January 1, 2000, January 1, 2001 and January 1, 2002.

     During the period from issuance through December 31, 1999, the series A preferred stock is convertible at a price of $12.50 per share. During the period from January 1, 2000 through December 31, 2000 the series A preferred stock is convertible at a price equal to the average of the closing prices for the common stock for the five trading days ending one trading day prior to December 31, 1999. During the period from January 1, 2001 through December 31, 2001 the series A preferred stock is convertible at a price equal to the average of the closing prices for the common stock for the five trading days ending one trading day prior to December 31, 2000. During the period from January 1, 2002 through December 31, 2002 the series A preferred stock is convertible at a price equal to 88% of the average of the closing prices for the common stock for the five trading days ending one trading day prior to December 31, 2001 (the "beneficial conversion feature"). Anytime after January 1, 2003 the series A preferred stock is convertible at a price equal to the average of the closing prices for the common stock for the five trading days ending one trading day prior to the receipt by us of the notice of conversion.

     The conversion price is subject to adjustment in the case of certain dilutive events. Further, in the event the average market price of the common stock for the five consecutive trading days ending one trading day prior to any trading day during which any series A preferred stock is outstanding exceeds 150% of the conversion price then in effect, we have the right, as long as such price exceeds 150% of the conversion price, to require the holder of the series A preferred stock to convert all its series A preferred stock as may then be convertible. We may also redeem in whole or any part of the series A preferred stock then outstanding at a redemption price of $120 per share, plus accrued and unpaid dividends thereon.

     In the event of our liquidation, dissolution or winding up, holders of the series A preferred stock are entitled to receive in cash out of our assets available for distribution to our stockholders an amount equal to the stated value of $100 per share outstanding, plus accrued and unpaid dividends. Such payments will be made before any amount will be paid to the holders of the common stock or holders of other classes or series of our capital stock or if the assets are insufficient to pay the full amount due to the holders of series A preferred stock such holders will receive a pro rata portion thereof.

     In accordance with the terms of the series A preferred stock, we are required to recognize an assumed incremental yield of $5,455,000 (calculated at the date of issuance and based on the beneficial conversion feature noted above). This amount is being amortized as a preferred stock dividend over a four-year period beginning with the day of issuance. Accrued dividends payable were $3,702,000 or $9.25 per share at June 30, 1999. Additionally, we have recognized a cumulative incremental yield attributable to a beneficial conversion feature of $1,991,000 through June 30, 1999.

MILESTONE SHARES

     Under our license agreement with Merck KGaA for C225, we are entitled to receive from Merck KGaA up to $60 million upon our achievement of various milestones in the development of C225. In connection with making the final $30 million of these milestone payments, Merck KGaA is entitled to receive milestone shares from us, which, if issued, will be shares of our common stock (or other capital stock convertible into our common stock). We describe the milestone shares more fully under the heading "Business -- Collaborations with Merck
KGaA -- C225 License and Development Agreement."

OPTIONS AND WARRANTS

  OPTIONS

     In February 1986, our board of directors adopted an incentive stock option plan and a non-qualified stock option plan (the "86 Plans"). In February 1996, we adopted an additional incentive stock option plan and non-qualified stock option plan (the "96 Plans"). In May 1998, we adopted an additional non-qualified stock option plan (the "98 Plan"). Combined the 86 Plans, the 96 Plans, as amended, and the 98 Plan, as amended, provide for the granting of options to purchase up to 6,500,000 shares of common stock to our key employees, directors, consultants and advisors. Incentive stock options may not be granted at a price less than the fair market value of the stock at the date of grant and may not be granted to non-employees. Options may not be granted under the 98 Plan to officers or directors. Options under all the plans, unless earlier terminated, expire ten years from the date of grant. Certain options granted under these plans vest over one-to-five-year periods. At September 1, 1999, options to purchase 3,736,598 shares of common stock were outstanding under the 86 Plans, the 96 Plans and the 98 Plan, and 1,047,115 shares were available for grant under the 96 Plans and the 98 Plan. Options may no longer be granted under the 86 Plans pursuant to the terms of the 86 Plans.


     In September 1998 and January 1999, we granted to both our Vice President of Marketing and Vice President of Product and Process Development options to purchase 60,000 shares of common stock each. These options were not granted under any of the above mentioned incentive stock option or non-qualified stock option plans. The terms of these options are substantially similar to those granted under the 98 Plan.

     In May 1999, our stockholders approved the grant of an option to our President and Chief Executive Officer and Executive Vice President and Chief Operating Officer to purchase 1,000,000 and 650,000 shares, respectively, of common stock at a per share exercise price equal to $18.25, the last reported sale price of the common stock on the date shareholder approval was obtained. The options will vest no later than seven years from the grant date and specified amounts are subject to earlier vesting if specified common stock price thresholds are met.

     During April 1995, we completed the sale of the remaining one-half of our shares of capital stock of Cadus Pharmaceutical Corporation, a Delaware corporation, for $3.0 million to High River LP, a Delaware limited partnership. In exchange for receiving a now-expired right to repurchase all outstanding shares of capital stock of Cadus held by High River, ImClone granted to High River two options to purchase shares of common stock. One option is for 150,000 shares at an exercise price per share equal to $2.00, subject to certain adjustments and the other option is for 300,000 shares at an exercise price per share equal to $0.69, subject to certain adjustments. Both options expire on April 26, 2000. The 450,000 options have a weighted average exercise price of $1.13.

  WARRANTS

     As of September 1, 1999, a total of 1,791,590 shares of common stock were issuable upon exercise of outstanding warrants. Such warrants have been issued to our officers, directors, other employees, certain scientific advisory board members, as well as certain investors and certain credit providers. The warrants, all of which are currently exercisable, have exercise prices ranging from $.0625 to $13.33 per share, with an average exercise price of approximately $2.96. The warrants have standard anti-dilution provisions including adjustments for stock splits, reverse stock splits and stock dividends as well as adjustments for capital reorganizations.

REGISTRATION RIGHTS

     We have granted Merck KGaA certain registration rights regarding the shares of common stock that it may acquire upon conversion of the series A preferred shares and upon receipt of milestone shares. Specifically, Merck KGaA has the right to require us to register upon its request once during any 12-month period, up to a total of four times, at our expense, the number of shares of common stock into which the shares of series A preferred stock are converted according to their terms and the number of milestone shares that are issued. Merck KGaA may also exercise rights to have such registrable common stock registered at any time that we file a registration statement for other shares of our common stock. Merck KGaA may exercise these rights at any time after conversion of its shares of series A preferred stock into shares of common stock or receipt of milestone shares. As of September 1, 1999, Merck KGaA has not converted any series A preferred stock into common stock and has not acquired any milestone shares.

LIMITATION OF LIABILITY

     As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to ImClone or its stockholders

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law

     - under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or

     - for any transaction from which the director derives an improper personal benefit

     As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

     We have obtained directors and officers liability insurance against claims made in the aggregate amount of $13 million per loss and per year. In addition, our by-laws provide for indemnification of all officers and directors against liabilities or expenses incurred in connection with any action, suit or proceeding if the director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, unless the action, suit or proceeding involved liability by the director or officer to us and no court determines that such director or officer is entitled to indemnification. Our by-laws also provide that expenses incurred by a director or officer in defending any such action may be advanced by us if the director or officer agrees to repay such amount if it is subsequently determined that he is not entitled to indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling ImClone pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

BUSINESS COMBINATION PROVISIONS

     The business combination provision contained in Section 203 of the Delaware General Corporation Law ("Section 203") defines an interested stockholder as any person that

     - owns, directly or indirectly 15% or more of the outstanding voting stock of a corporation or

     - is an affiliate or associate of a corporation and was the owner of 15% or more of the outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and the associates of such person.

     Under Section 203, a resident domestic corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless

     - prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances) or

     - on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder

     The restrictions imposed by Section 203 will not apply to a corporation if

     - the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by Section 203 and

     - the corporation by the action of its stockholders holding a majority of outstanding stock adopts an amendment to its certificate of incorporation or by-laws expressly electing not to be governed by Section 203

     Such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person that became an interested stockholder of such corporation on or prior to such adoption.

     We have not elected out of the statute and therefore the restrictions imposed by Section 203 will apply to us.

                  MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR
                        NON-U.S. HOLDERS OF COMMON STOCK

     The following is a general discussion of the material U.S. federal income and estate tax consequences of the ownership and disposition of common stock by a beneficial owner that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership, or a foreign estate or trust.

     This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and administrative interpretations as of the date of this prospectus, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be relevant to Non-U.S. Holders in light of their particular circumstances and does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. Prospective holders should consult their tax advisors with respect to the particular tax consequences to them of owning and disposing of common stock, including the consequences under the laws of any state, local or foreign jurisdiction.

DIVIDENDS

     Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. For purposes of determining whether tax is to be withheld at a reduced rate under an income tax treaty, ImClone will presume that dividends paid on or before December 31, 2000 to an address in a foreign country are paid to a resident of that country unless it has knowledge that the presumption is not warranted.

     In order to obtain a reduced rate of withholding for dividends paid after December 31, 2000, a Non-U.S. Holder will be required to provide an Internal Revenue Service Form W-8BEN certifying its entitlement to benefits under a treaty. In addition, in certain cases where dividends are paid to a Non-U.S. Holder that is a partnership or other pass-through entity, persons holding an interest in the entity may need to provide the required certification.

     The withholding tax does not apply to dividends paid to a Non-U.S. Holder that provides a Form 4224 or, after December 31, 2000, a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. Holder were a U.S. resident. A non-U.S. corporation receiving effectively connected dividends may also be subject to an additional "branch profits tax" imposed at a rate of 30% (or a lower treaty rate) on an earnings amount that is net of the regular tax.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of common stock unless:

     - the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States

     - in the case of certain Non-U.S. Holders who are non-resident alien individuals and hold the common stock as a capital asset, the individuals are present in the United States for 183 or more days in the taxable year of the disposition

     - the Non-U.S. Holder is subject to tax under the provisions of the Code regarding the taxation of U.S. expatriates or

     - ImClone is or has been a U.S. real property holding corporation at any time within the five-year period preceding the disposition or the Non-U.S. Holder's holding period, whichever period is shorter

The tax relating to stock in a U.S. real property holding corporation does not apply to a Non-U.S. Holder whose holdings, actual and constructive, at all times during the applicable period, amount to 5% or less of the common stock of a U.S. real property holding corporation, provided that the common stock is regularly traded on an established securities market. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. ImClone may be, or may prior to a Non-U.S. Holder's disposition of common stock become, a U.S. real property holding corporation.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     ImClone must report to the IRS the amount of dividends paid, the name and address of the recipient, and the amount of any tax withheld. A similar report is sent to the Non-U.S. Holder. Under tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence. Dividends paid on or before December 31, 2000 at an address outside the United States are not subject to backup withholding, unless the payor has knowledge that the payee is a U.S. person. However, a Non-U.S. Holder may need to certify its non-U.S. status in order to avoid backup withholding at a 31% rate on dividends paid after December 31, 2000 or dividends paid on or before that date at an address inside the United States.

     U.S. information reporting and backup withholding generally will not apply to a payment of proceeds of a disposition of common stock where the transaction is effected outside the United States through a non-U.S. office of a non-U.S. broker. However, a Non-U.S. Holder may need to certify its non-U.S. status in order to avoid information reporting and backup withholding at a 31% rate on disposition proceeds where the transaction is effected by or through a U.S. office of a broker. In addition, U.S. information reporting requirements may apply to the proceeds of a disposition effected by or through a non-U.S. office of a U.S. broker, or by a non-U.S. broker with specified connections to the United States.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. When withholding results in an overpayment of taxes, a refund may be obtained if the required information is furnished to the IRS.

FEDERAL ESTATE TAX

     An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in the common stock will be required to include the value of the stock in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                                  UNDERWRITERS

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date hereof, the underwriters named below, for whom Morgan Stanley & Co. Incorporated, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Prudential Securities Incorporated and Warburg Dillon Read LLC are acting as representatives, have severally agreed to purchase, and the company has agreed to sell to them, severally, the respective number of shares of common stock set forth opposite the names of such underwriters below:

                                                               NUMBER
                                                                 OF
NAME                                                           SHARES
----                                                          ---------
Morgan Stanley & Co. Incorporated...........................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Prudential Securities Incorporated..........................
Warburg Dillon Read LLC.....................................
                                                              ---------
     Total..................................................  2,500,000
                                                              =========

     The Underwriting Agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered hereby (other than those covered by the underwriters' over-allotment option described below) if any such shares are taken.

     The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $          a share under the public offering price. Any
underwriter may allow, and such dealers may reallow, a concession not in excess
of $          a share to other underwriters or to certain dealers. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

     The company has granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate of 375,000 additional shares of common stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered hereby. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of common stock as the number set forth next to such underwriter's name in the table above bears to the total number of shares of common stock set forth next to the names of all underwriters in the table above. If the underwriters' option is exercised in full, the total price
to the public would be $          , the total underwriters' discounts and
commission would be $          and total proceeds to the company would be
$          .

     Each of the company and the directors, officers and certain other stockholders of the company has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the underwriters, it will not during the period ending 90 days after the date of this prospectus:

     - offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or

     - enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise.

     The restrictions described above do not apply to:

     -  the sale of shares to the underwriters

     - the issuance by the company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus of which the underwriters have been advised in writing or

     - transactions by any person other than the company relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering of the shares

     In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the common stock for their own account. In addition, to cover over-allotments or to stabilize the price of the common stock, the underwriters may bid for, and purchase, shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

     The underwriters and dealers may engage in passive market making transactions in the common stock in accordance with Rule 103 of Regulation M promulgated by the SEC. In general, a passive market maker may not bid for, or purchase, the common stock at a price that exceeds the highest independent bid. In addition, the net daily purchases made by any passive market maker generally may not exceed 30% of its average daily trading volume in the common stock during a specified two month prior period, or 200 shares, whichever is greater. A passive market maker must identify passive market making bids as such or maintain the market price of the common stock above independent market levels. Underwriters and dealers are not required to engage in passive market making and may end passive market making activities at any time.

     The company and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Certain legal matters relating to the issuance of the shares of common stock offered hereby will be passed upon for ImClone by Davis Polk & Wardwell, New York, New York, and for the Underwriters by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

     The consolidated financial statements of ImClone Systems Incorporated and its subsidiary as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon authority of said firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on these public reference rooms. Our filings with the SEC are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is traded on the NASDAQ National Market under the ticker symbol "IMCL." You may also read and copy our filings with the SEC at the NASDAQ National Market offices located in Washington, D.C.

     We filed a registration statement on Form S-3 to register the shares offered by this prospectus with the Commission. As allowed by SEC rules, this prospectus does not contain all the information that you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, except if it is superseded by information in this prospectus or by later information that we file with the Commission. Information that we file with the SEC after the date of this prospectus will automatically update and supersede the information contained or incorporated by reference in this prospectus. We incorporate by reference the documents listed below, as well as any future filings we may make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, before the time that all of the shares offered by this prospectus have been sold or de-registered. These documents contain important information about our company and its financial condition.

     -  our Annual Report on Form 10-K for the fiscal year ended December 31,
        1998

     - our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999 and June 30, 1999

     - our Proxy Statement dated April 21, 1999 filed in connection with our May 24, 1999 Annual Meeting of Stockholders

     You may request a copy of these filings, excluding all exhibits unless we have specifically incorporated by reference an exhibit, at no cost, by writing or telephoning us at:

          ImClone Systems Incorporated
          180 Varick Street
          New York, New York 10014
          (212) 645-1405
          Attention: Catherine M. Vaczy, Associate General Counsel

     When you are deciding whether to purchase the shares being offered by this prospectus, you should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. We are not making any offer of the shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                         INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS:
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets at December 31, 1998 and 1997...   F-3
Consolidated Statements of Operations and Comprehensive Loss
  for the Years Ended December 31, 1998, 1997, and 1996.....   F-4
Consolidated Statements of Stockholders' Equity for the
  Years Ended December 31, 1998, 1997, and 1996.............   F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1998, 1997, and 1996.........................   F-7
Notes to Consolidated Financial Statements..................   F-8

UNAUDITED FINANCIAL STATEMENTS:
Unaudited Consolidated Balance Sheet at June 30, 1999.......  F-27
Unaudited Consolidated Statements of Operations and
  Comprehensive Loss for the Six Months Ended June 30, 1999
  and 1998..................................................  F-28
Unaudited Consolidated Statements of Cash Flows for the Six
  Months Ended June 30, 1999 and 1998.......................  F-29
Unaudited Notes to Consolidated Financial Statements........  F-30

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
ImClone Systems Incorporated:

     We have audited the consolidated financial statements of ImClone Systems Incorporated and subsidiary as listed in the accompanying index. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ImClone Systems Incorporated and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          KPMG LLP

Princeton, New Jersey
February 19, 1999

                          IMCLONE SYSTEMS INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1997
ASSETS                                                        ------------    ------------
Current assets:
  Cash and cash equivalents.................................    $  3,888       $   2,558
  Securities available for sale.............................      42,851          57,052
  Prepaid expenses..........................................         470             596
  Other current assets......................................       1,196             589
                                                                --------       ---------
        Total current assets................................      48,405          60,795
                                                                --------       ---------
Property and equipment:
  Land......................................................         340             340
  Building and building improvements........................      10,519           8,969
  Leasehold improvements....................................       4,846           4,832
  Machinery and equipment...................................       7,834           6,315
  Furniture and fixtures....................................         640             550
  Construction in progress..................................         115           2,159
                                                                --------       ---------
        Total cost..........................................      24,294          23,165
  Less accumulated depreciation and amortization............     (12,877)        (11,294)
                                                                --------       ---------
    Property and equipment, net.............................      11,417          11,871
                                                                --------       ---------
Patent costs, net...........................................         860             944
Deferred financing costs, net...............................          46              55
Other assets................................................       1,524           2,115
                                                                --------       ---------
                                                                $ 62,252       $  75,780
                                                                ========       =========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................    $  1,109       $   1,731
  Accrued expenses and other................................       4,847           1,440
  Interest payable..........................................          45              68
  Deferred revenue..........................................          75             208
  Fee potentially refundable from corporate partner.........       4,000              --
  Current portion of long-term liabilities..................         744             677
  Preferred stock dividends payable.........................       2,512              --
                                                                --------       ---------
        Total current liabilities...........................      13,332           4,124
                                                                --------       ---------
Long-term debt..............................................       2,200           2,200
Other long-term liabilities, less current portion...........       1,546           1,118
Preferred stock dividends payable...........................          --             112
                                                                --------       ---------
        Total liabilities...................................      17,078           7,554
                                                                --------       ---------
Commitments and contingencies
Stockholders' equity:

Preferred stock, $1.00 par value; authorized 4,000,000 shares; issued and outstanding
Series A Convertible Preferred Stock: 400,000 at December 31, 1998 and
December 31, 1997 (preference in liquidation $42,512 and $40,112, respectively).                400             400
  Common stock, $.001 par value; authorized 45,000,000 shares; issued 24,567,312 and
    24,265,072 at December 31, 1998 and December 31, 1997, respectively; outstanding
    24,516,495, and 24,214,255 at December 31, 1998 and December 31, 1997,
    respectively........................................................                       25              24
  Additional paid-in capital............................................                  184,853         185,706
  Accumulated deficit...................................................                 (138,846)       (117,464)
  Treasury stock, at cost; 50,817 shares at December 31, 1998 and December 31,
    1997................................................................                     (492)           (492)
  Note receivable--officer and stockholder..............................                     (142)             --
  Accumulated other comprehensive income (loss):
    Unrealized (loss) gain on securities available for sale.............                     (624)             52
                                                                                         --------       ---------
        Total stockholders' equity......................................                   45,174          68,226
                                                                                         --------       ---------
                                                                                         $ 62,252       $  75,780
                                                                                         ========       =========

                See accompanying notes to financial statements.

                          IMCLONE SYSTEMS INCORPORATED

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 YEAR ENDED DECEMBER 31,
                                                             --------------------------------
                                                               1998        1997        1996
                                                             --------    --------    --------
Revenues:
  License fees from third parties..........................  $  1,000    $  3,000    $     75
  Research and development funding from third parties and
     other.................................................     3,193       2,348         525
                                                             --------    --------    --------
          Total revenues...................................     4,193       5,348         600
                                                             --------    --------    --------
Operating expenses:
  Research and development.................................    21,049      16,455      11,482
  General and administrative...............................     7,145       5,356       3,961
                                                             --------    --------    --------
          Total operating expenses.........................    28,194      21,811      15,443
                                                             --------    --------    --------
Operating loss.............................................   (24,001)    (16,463)    (14,843)
                                                             --------    --------    --------
Other:
  Interest and other income................................    (3,054)     (1,523)       (918)
  Interest expense.........................................       435         551         823
                                                             --------    --------    --------
          Net interest and other income....................    (2,619)       (972)        (95)
                                                             --------    --------    --------
Loss before extraordinary item.............................   (21,382)    (15,491)    (14,748)
Extraordinary loss on extinguishment of debt...............        --          --       1,267
                                                             --------    --------    --------
Net loss...................................................   (21,382)    (15,491)    (16,015)
Preferred dividends (including assumed incremental yield
  attributable to beneficial conversion feature of $1,268
  and $51 for the years ended December 31, 1998 and 1997,
  respectively)............................................     3,668         163          --
                                                             --------    --------    --------
Net loss to common stockholders............................  $(25,050)   $(15,654)   $(16,015)
                                                             ========    ========    ========
Net loss per common share:
  Basic and diluted:
     Loss before extraordinary item........................  $  (1.03)   $  (0.67)   $  (0.76)
     Extraordinary loss on extinguishment of debt..........        --          --       (0.07)
                                                             --------    --------    --------
  Net loss.................................................  $  (1.03)   $  (0.67)   $  (0.83)
                                                             ========    ========    ========
Weighted average shares outstanding........................    24,301      23,457      19,371
                                                             ========    ========    ========
Comprehensive loss:
Net loss...................................................  $(21,382)   $(15,491)   $(16,015)
Other comprehensive income (loss):
  Unrealized gain on securities available for sale:
     Unrealized holding gain (loss) arising during the
       period..............................................      (638)         99         (49)
     Less: Reclassification adjustment for realized gain
       (loss) included in net loss.........................        38          (2)         --
                                                             --------    --------    --------
          Total other comprehensive income (loss)..........      (676)        101         (49)
                                                             --------    --------    --------
          Total comprehensive loss.........................  $(22,058)   $(15,390)   $(16,064)
                                                             ========    ========    ========

                See accompanying notes to financial statements.

                          IMCLONE SYSTEMS INCORPORATED

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                  PREFERRED STOCK       COMMON STOCK       ADDITIONAL
                                 -----------------   -------------------    PAID-IN     ACCUMULATED   TREASURY
                                  SHARES    AMOUNT     SHARES     AMOUNT    CAPITAL       DEFICIT      STOCK
                                 --------   ------   ----------   ------   ----------   -----------   --------
Balance at December 31, 1995...        --    $ --    16,819,622    $17      $ 97,914     $ (85,958)    $(150)
                                 --------    ----    ----------    ---      --------     ---------     -----
Issuance of common stock.......                       2,200,000      2        13,560
Options exercised..............                         266,275                  846
Warrants exercised.............                         604,892      1         2,960
Options granted to
  non-employees................                                                   95
Extinguishment of debt.........                         357,333                3,260
Debt discount..................                                                  125
Treasury shares................                                                                          (19)
Changes in unrealized loss on
  securities available for
  sale.........................
Net loss.......................                                                            (16,015)
                                 --------    ----    ----------    ---      --------     ---------     -----
Balance at December 31, 1996...        --      --    20,248,122     20       118,760      (101,973)     (169)
                                 --------    ----    ----------    ---      --------     ---------     -----
Issuance of preferred stock....   400,000     400                             39,597
Issuance of common stock.......                       3,000,000      3        23,152
Options exercised..............                         147,450                  223
Warrants exercised.............                         869,500      1         1,385
Options granted to
  non-employees................                                                  189
Options/warrants granted to
  employees....................                                                2,512
Treasury shares................                                                                         (323)
Changes in unrealized loss on
  securities available for
  sale.........................
Preferred stock dividends......                                                 (112)
Net loss.......................                                                            (15,491)
                                 --------    ----    ----------    ---      --------     ---------     -----
Balance at December 31, 1997...   400,000     400    24,265,072     24       185,706      (117,464)     (492)
                                 --------    ----    ----------    ---      --------     ---------     -----
Options exercised..............                         154,097      1           613
Warrants exercised.............                         143,755                  200
Issuance of shares through
  employee stock purchase
  plan.........................                           4,388                   33
Options granted to
  non-employees................                                                  540
Options granted to employees...                                                  150
Changes in unrealized gain on
  securities available for
  sale.........................
Note receivable--officer and
  stockholder..................
Interest on note
  receivable--officer and
  stockholder..................                                                   11
Preferred stock dividends......                                               (2,400)
Net loss.......................                                                            (21,382)
                                 --------    ----    ----------    ---      --------     ---------     -----
Balance at December 31, 1998...   400,000    $400    24,567,312    $25      $184,853     $(138,846)    $(492)
                                 ========    ====    ==========    ===      ========     =========     =====

                See accompanying notes to financial statements.

                          IMCLONE SYSTEMS INCORPORATED

                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN THOUSANDS)

                                                         NOTE         ACCUMULATED
                                                      RECEIVABLE         OTHER
                                                      OFFICER AND    COMPREHENSIVE
                                                      STOCKHOLDER        LOSS          TOTAL
                                                      -----------    -------------    --------
Balance at December 31, 1995........................     $  --           $  --        $ 11,823
                                                         -----           -----        --------
Issuance of common stock............................                                    13,562
Options exercised...................................                                       846
Warrants exercised..................................                                     2,961
Options granted to non-employees....................                                        95
Extinguishment of debt..............................                                     3,260
Debt discount.......................................                                       125
Treasury shares.....................................                                       (19)
Changes in unrealized loss on securities available
  for sale..........................................                       (49)            (49)
Net loss............................................                                   (16,015)
                                                         -----           -----        --------
Balance at December 31, 1996........................        --             (49)         16,589
                                                         -----           -----        --------
Issuance of preferred stock.........................                                    39,997
Issuance of common stock............................                                    23,155
Options exercised...................................                                       223
Warrants exercised..................................                                     1,386
Options granted to non-employees....................                                       189
Options/warrants granted to employees...............                                     2,512
Treasury shares.....................................                                      (323)
Changes in unrealized loss on securities available
  for sale..........................................                       101             101
Preferred stock dividends...........................                                      (112)
Net loss............................................                                   (15,491)
                                                         -----           -----        --------
Balance at December 31, 1997........................        --              52          68,226
                                                         -----           -----        --------
Options exercised...................................                                       614
Warrants exercised..................................                                       200
Issuance of shares through employee stock purchase
  plan..............................................                                        33
Options granted to non-employees....................                                       540
Options granted to employees........................                                       150
Changes in unrealized gain on securities available
  for sale..........................................                      (676)           (676)
Note receivable--officer and stockholder............      (131)                           (131)
Interest on note receivable--officer and
  stockholder.......................................       (11)                             --
Preferred stock dividends...........................                                    (2,400)
Net loss............................................                                   (21,382)
                                                         -----           -----        --------
Balance at December 31, 1998........................     $(142)          $(624)       $ 45,174
                                                         =====           =====        ========

                See accompanying notes to financial statements.

                          IMCLONE SYSTEMS INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1998        1997         1996
                                                              --------    ---------    --------
Cash flows from operating activities:
  Net loss..................................................  $(21,382)   $ (15,491)   $(16,015)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................     1,769        1,797       1,704
    Expense associated with issuance of options and
       warrants.............................................       690        2,729          95
    Extraordinary loss on extinguishment of debt............        --           --       1,267
    Discounted interest amortization........................        --           --         156
    Write-off of patent costs...............................       235          146          --
    (Gain) loss on sale of investments......................       (38)           2          --
    Changes in:
       Prepaid expenses.....................................       126         (474)         (7)
       Other current assets.................................      (607)        (110)       (453)
       Due from officer and stockholder.....................        --          101          31
       Other assets.........................................       (62)         (37)        (14)
       Interest payable.....................................       (23)        (170)       (105)
       Accounts payable.....................................      (622)         672          67
       Accrued expenses and other...........................     3,407           75         540
       Deferred revenue.....................................      (133)         208          --
       Fee potentially refundable from corporate partner....     4,000           --          --
                                                              --------    ---------    --------
         Net cash used in operating activities..............   (12,640)     (10,552)    (12,734)
                                                              --------    ---------    --------
Cash flows from investing activities:
  Acquisitions of property and equipment....................      (472)      (1,657)       (272)
  Purchases of securities available for sale................   (62,779)    (241,623)    (32,665)
  Sales and maturities of securities available for sale.....    76,996      195,450      21,836
  Investment in CombiChem, Inc. ............................        --       (2,000)         --
  Additions to patents......................................      (254)        (212)       (343)
                                                              --------    ---------    --------
         Net cash provided by (used in) investing
           activities.......................................    13,491      (50,042)    (11,444)
                                                              --------    ---------    --------
Cash flows from financing activities:
  Net proceeds from issuance of preferred stock.............        --       39,997          --
  Net proceeds from issuance of common stock................        --       23,154      13,562
  Proceeds from exercise of stock options and warrants......       682        1,581       3,807
  Proceeds from issuance of common stock under the employee
    stock purchase plan.....................................        33           --          --
  Purchase of treasury stock................................        --         (323)        (19)
  Proceeds from equipment and building improvement
    financings..............................................       594           --          --
  Repayment of long-term debt...............................        --       (2,113)         --
  Payments of other liabilities.............................      (830)      (1,878)       (645)
                                                              --------    ---------    --------
         Net cash provided by financing activities..........       479       60,418      16,705
                                                              --------    ---------    --------
Net increase (decrease) in cash and cash equivalents........     1,330         (176)     (7,473)
Cash and cash equivalents at beginning of period............     2,558        2,734      10,207
                                                              --------    ---------    --------
Cash and cash equivalents at end of period..................  $  3,888    $   2,558    $  2,734
                                                              ========    =========    ========

                See accompanying notes to financial statements.

                          IMCLONE SYSTEMS INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND BASIS OF PREPARATION

     ImClone Systems Incorporated (the "Company") is a biopharmaceutical company engaged primarily in the research and development of therapeutic products for the treatment of cancer and cancer related disorders. The Company employs accounting policies that are in accordance with generally accepted accounting principles in the United States.

     The biopharmaceutical industry is subject to rapid and significant technological change. The Company has numerous competitors, including major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. These competitors may succeed in developing technologies and products that are more effective than any that are being developed by the Company or that would render the Company's technology and products obsolete and non-competitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, many of the Company's competitors have significantly greater experience than the Company in pre-clinical testing and human clinical trials of new or improved pharmaceutical products and in obtaining Food and Drug Administration ("FDA") and other regulatory approvals on products for use in health care. The Company is aware of various products under development or manufactured by competitors that are used for the prevention, diagnosis or treatment of certain diseases the Company has targeted for product development, some of which use therapeutic approaches that compete directly with certain of the Company's product candidates. The Company has limited experience in conducting and managing pre-clinical testing necessary to enter clinical trials required to obtain government approvals and has limited experience in conducting clinical trials. Accordingly, the Company's competitors may succeed in obtaining FDA approval for products more rapidly than the Company, which could adversely affect the Company's ability to further develop and market its products. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which the Company has limited or no experience.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (A) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the financial statements of ImClone Systems Incorporated and its wholly-owned subsidiary EndoClone Incorporated. All significant intercompany balances and transactions have been eliminated in consolidation.

  (B) CASH EQUIVALENTS

     Cash equivalents consist primarily of U.S. Government instruments, commercial paper, master notes and other readily marketable debt instruments. The Company considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents.

  (C) INVESTMENTS IN SECURITIES

     The Company classifies its investment in debt and equity securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those debt securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale.

     Trading and available-for-sale securities are recorded at fair value. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts. Unrealized holding gains and losses on trading securities are included in earnings. Unrealized holding gains and losses, net of related tax effect, on available-for-sale securities are excluded from earnings and are reported as a separate

                          IMCLONE SYSTEMS INCORPORATED
component of accumulated comprehensive loss until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis.

     A decline in the market value of any available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. Premiums and discounts are amortized or accreted over the life of the related held-to-maturity security as an adjustment to yield using the effective interest method. Dividend and interest income is recognized when earned.

     At December 31, 1998 and 1997, all investments in securities were classified as available-for-sale.

  (D) LONG-LIVED ASSETS

     Property and equipment are stated at cost. Equipment under capital leases are stated at the present value of minimum lease payments. Depreciation of fixed assets is provided by straight-line methods over estimated useful lives of three to twelve years, and leasehold improvements are being amortized over the related lease term or the service lives of the improvements, whichever is shorter.

     Patent and patent application costs are capitalized and amortized on a straight-line basis over their respective expected useful lives, up to a 15-year period.

     The Company reviews long-lived assets for impairment when events or changes in business conditions indicate that their full carrying value may not be recovered. Assets are considered to be impaired and written down to fair value if expected associated cash flows are less than the carrying amounts. Fair value is generally the present value of the expected associated cash flows.

  (E) DEFERRED FINANCING COSTS

     Costs incurred in obtaining the Industrial Development Revenue Bonds (Note
6) are amortized using the straight-line method over the terms of the related bonds.

  (F) REVENUE RECOGNITION

     License fees are recognized if the Company enters into license agreements with third parties that provide for the payment of non-refundable fees when the agreement is signed or when all parties concur that specified goals are achieved. These fees are recognized as license fee revenues in accordance with the terms of the particular agreement.

     Research and development funding revenue is derived from collaborative agreements with third parties and is recognized in accordance with the terms of the respective contracts.

     Royalty revenue is recognized when earned and collection is probable. Royalty revenue is derived from sales of products by corporate partners using licensed Company technology.

     Revenue recognized in the accompanying statements of operations is not subject to repayment. Amounts received that are subject to repayment if certain specified goals are not met are classified as fees potentially refundable and recognized as revenue upon the achievement of such specified goals. Revenue received that is related to future performance is classified as deferred revenue and recognized when the revenue is earned.

  (G) STOCK-BASED COMPENSATION PLANS

     The Company has two types of stock-based compensation plans, stock option plans and a stock purchase plan. The Company accounts for its stock-based compensation plans in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the

                          IMCLONE SYSTEMS INCORPORATED
market price on the date of grant of the underlying stock exceeded the exercise price. The Company provides the pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in Statement of Financial Accounting Standards ("SFAS") No. 123 had been applied.

  (H) RESEARCH AND DEVELOPMENT

     Research and development expenditures made pursuant to certain research and development contracts with academic institutions, and other research and development costs, are expensed as incurred.

  (I) INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (J) USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

  (K) NET LOSS PER COMMON SHARE

     Basic and diluted loss per common share is based on the net loss for the relevant period, adjusted for cumulative Series A Preferred Stock dividends and the assumed incremental yield attributable to beneficial conversion feature of $3,668,000, $163,000 and none for the years ended December 31, 1998, 1997 and 1996, respectively, divided by the weighted average number of shares issued and outstanding during the period. For purposes of the diluted loss per share calculation, the exercise or conversion of all potential common shares is not included since their effect would be anti-dilutive for all years presented. As of December 31, 1998, 1997 and 1996, the Company had approximately 10,933,000, 9,444,000 and 5,380,000, respectively, potential common shares outstanding including convertible preferred stock, stock options and stock warrants. The potential shares of Common Stock to which the Series A Preferred Stock is convertible is based on the future market price of the Company's Common Stock. The potential Common Stock outstanding relating to Preferred Stock conversion for the years ended December 31, 1998 and 1997 has been estimated based on the respective closing prices of the Common Stock at December 31, 1998 and December 31, 1997.

  (L) COMPREHENSIVE INCOME (LOSS)

     On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income (loss) consists of net income (loss) and net unrealized gains (losses) on securities and is presented in the consolidated statements of operations and comprehensive loss. Prior year financial statements have been reclassified to conform to the requirements of SFAS No. 130.

  (M) RECLASSIFICATION

     Certain amounts previously reported have been reclassified to conform to the current year's presentation.

                          IMCLONE SYSTEMS INCORPORATED

(3) SECURITIES AVAILABLE FOR SALE

     The amortized cost, gross unrealized holding gains, gross unrealized holding losses and fair value for available-for-sale securities by major security type at December 31, 1998 and 1997, were as follows:

At December 31, 1998:

                                                     GROSS            GROSS
                                   AMORTIZED      UNREALIZED        UNREALIZED
                                     COST        HOLDING GAINS    HOLDING LOSSES    FAIR VALUE
                                  -----------    -------------    --------------    -----------
Commercial paper................  $ 4,738,000      $     --          $     --       $ 4,738,000
U.S. government debt............    2,000,000         2,000                --         2,002,000
U.S. corporate debt.............   21,633,000        69,000           (48,000)       21,654,000
Foreign corporate debt..........   14,150,000        44,000           (42,000)       14,152,000
Foreign government/agency
  guaranteed debt...............      302,000         3,000                --           305,000
                                  -----------      --------          --------       -----------
                                  $42,823,000      $118,000          $(90,000)      $42,851,000
                                  ===========      ========          ========       ===========

     At December 31, 1997:

                                                     GROSS            GROSS
                                   AMORTIZED      UNREALIZED        UNREALIZED
                                     COST        HOLDING GAINS    HOLDING LOSSES    FAIR VALUE
                                  -----------    -------------    --------------    -----------
Commercial paper................  $12,104,000      $  4,000          $     --       $12,108,000
U.S. government debt............   23,568,000        24,000            (5,000)       23,587,000
U.S. corporate debt.............    3,992,000         4,000                --         3,996,000
Foreign corporate debt..........    4,719,000         7,000                --         4,726,000
Foreign government/agency
  guaranteed debt...............   12,617,000        18,000                --        12,635,000
                                  -----------      --------          --------       -----------
                                  $57,000,000      $ 57,000          $ (5,000)      $57,052,000
                                  ===========      ========          ========       ===========

     Maturities of debt securities classified as available-for-sale were as follows at December 31, 1998:

     Years ended December 31,

                                                     AMORTIZED        FAIR
                                                       COST           VALUE
                                                    -----------    -----------
1999..............................................  $11,257,000    $11,260,000
2000..............................................    7,151,000      7,198,000
2001..............................................    1,764,000      1,757,000
2002..............................................           --             --
2003..............................................           --             --
2004 and thereafter...............................   22,651,000     22,636,000
                                                    -----------    -----------
                                                    $42,823,000    $42,851,000
                                                    ===========    ===========

     Proceeds from the sale of investment securities available-for-sale were $35,604,000, $9,115,000 and $2,596,000 for the years ended December 31, 1998,
1997 and 1996, respectively. Gross realized gains included in income in 1998 and 1997 were $41,000 and $1,000, respectively and gross realized losses included in income in 1998 and 1997 were $3,000 in both years. There were no realized gains or losses in 1996.

                          IMCLONE SYSTEMS INCORPORATED

(4) OTHER ASSETS

     The following items are included in other assets:

                                                DECEMBER 31,    DECEMBER 31,
                                                    1998            1997
                                                ------------    ------------
Deposits......................................   $  176,000      $  115,000
Investment in CombiChem, Inc..................    1,348,000       2,000,000
                                                 ----------      ----------
                                                 $1,524,000      $2,115,000
                                                 ==========      ==========

     In October 1997, the Company entered into a Collaborative Research and License Agreement with CombiChem, Inc. ("CombiChem") to discover and develop novel small molecules for use against selected targets for the treatment of cancer. The companies are utilizing CombiChem's Discovery Engine(TM) and Universal Informer Library(TM) to generate small molecules for screening in the Company's assays for identification of lead candidates. The Company is providing CombiChem with research funding through October 1999 in the amount of $500,000 annually and milestone payments and royalties on marketed products, if any, resulting from the collaboration. Concurrent with the execution of the Collaborative Research and License Agreement, the Company entered into a Stock Purchase Agreement pursuant to which the Company purchased 312,500 shares of common stock of CombiChem, as adjusted, for aggregate consideration of $2,000,000. The Company recorded an unrealized loss of $652,000 and none as of December 31, 1998 and 1997, respectively, on this investment due to a reduction in the market value of the stock. The Company deems this reduction in market value to be temporary and therefore this unrealized loss was recorded as a component of accumulated other comprehensive loss.

(5) ACCRUED EXPENSES AND OTHER

     The following items are included in accrued expenses and other:

                                                DECEMBER 31,    DECEMBER 31,
                                                    1998            1997
                                                ------------    ------------
Salaries and other payroll related expenses...   $1,256,000      $  773,000
Legal and accounting fees.....................      484,000         169,000
Research and development contract services....    2,032,000              --
Other.........................................    1,075,000         498,000
                                                 ----------      ----------
                                                 $4,847,000      $1,440,000
                                                 ==========      ==========

(6) LONG-TERM DEBT

     On December 31, 1986, the New York City Industrial Development Agency (the "NYIDA") issued on behalf of the Company an Industrial Development Revenue Bond (the "1986 Bond") bearing annual interest at 10.75% in the amount of $2,113,000 with a maturity date of December 15, 1994. The proceeds from the sale of the 1986 Bond were used by the Company for the acquisition, construction and installation of the Company's research and development facility in New York City. During December 1994, the 1986 Bond's original maturity date of December 15, 1994 was extended to June 15, 1996. During June 1996, the Company and the NYIDA extended the maturity date an additional eighteen months to December 15, 1997. The Company repaid the obligation on December 15, 1997.

     In August 1990, the NYIDA issued another Industrial Development Revenue Bond (the "1990 Bond") bearing annual interest at 11.25% in the amount of $2,200,000. The 1990 Bond is due May 1, 2004. The 1990 Bond includes a provision that if the Company terminates its lease on its New York City facility, a portion of

                          IMCLONE SYSTEMS INCORPORATED
which was scheduled to expire in March 1999, the 1990 Bond will become due 60 days prior to such date. The Company renewed the entire lease for the New York City facility effective as of January 1, 1999 through December 2004. The proceeds from the sale of the 1990 Bond were used by the Company for the acquisition, construction and installation of the Company's research and development facility in New York City.

     The Company has granted a security interest in substantially all equipment located in its New York City facility to secure the obligation of the Company to the NYIDA relating to the 1990 Bond. Interest expense on the 1986 and 1990 Bonds was approximately $248,000 for the year ended December 31, 1998, and $465,000 for each of the years ended December 31, 1997 and 1996, respectively.

(7) OTHER LONG-TERM LIABILITIES

     Other long-term liabilities are comprised of the following:

                                                DECEMBER 31,    DECEMBER 31,
                                                    1998            1997
                                                ------------    ------------
Liability to reacquire IL-6m rights...........   $       --      $  283,000
Liability under capital lease obligations.....    2,253,000       1,469,000
Liability under license agreement.............       37,000          43,000
                                                 ----------      ----------
                                                  2,290,000       1,795,000
Less current portion..........................     (744,000)       (677,000)
                                                 ----------      ----------
                                                 $1,546,000      $1,118,000
                                                 ==========      ==========

     In July 1993, the Company entered into an agreement with Erbamont, Inc., now a subsidiary of Pharmacia and Upjohn, Inc. ("Pharmacia"), to acquire the worldwide rights to IL-6m, a blood cell growth factor, which had been licensed to Pharmacia pursuant to a development and licensing agreement. In consideration of the return of rights and the transfer of certain material and information, the Company had paid $1,400,000 and entered into a repayment agreement for an additional $2,400,000 payable over 24 months commencing March 1996. At December 31, 1998, all amounts due Pharmacia under the repayment agreement were paid in full. Additionally, the Company is required to pay Pharmacia up to $2,700,000 in royalties on eventual sales of IL-6m, if any.

     The Company is obligated under various capital leases for certain laboratory, office and computer equipment and also certain building improvements primarily under a December 1996 financing agreement (the "1996 Financing Agreement") and an April 1998 financing agreement (the "1998 Financing Agreement") with Finova Technology Finance, Inc. ("Finova"). The 1996 Financing Agreement allowed the Company to finance the lease of equipment and make certain building and leasehold improvements to existing facilities involving amounts aggregating approximately $2,500,000. Each lease has a fair market value purchase option at the expiration of a 42-month term. Pursuant to the 1996 Financing Agreement, the Company issued to Finova a warrant expiring December 31, 1999 to purchase 23,220 shares of Common Stock at an exercise price of $9.69 per share. The Company recorded a non-cash debt discount of approximately $125,000 in connection with this financing, which discount is being amortized over the 42-month term of the first lease. The 1996 Financing Agreement with Finova expired in December 1997 and the Company did not utilize the full $2,500,000 under the agreement. In April 1998, the Company entered into the 1998 Financing Agreement with Finova aggregating approximately $2,000,000. The terms of the 1998 Financing Agreement are substantially similar to the now expired 1996 Financing Agreement except that each lease has a 48-month term and no warrants were issued. As of December 31, 1998, the Company had entered into ten individual leases under both the 1996 Financing Agreement and the 1998 Financing Agreement aggregating a total cost of $3,069,000 and had $676,000 available under the 1998 Financing Agreement. The 1998 Financing Agreement terminates March 31, 1999 and the Company is in discussions regarding its

                          IMCLONE SYSTEMS INCORPORATED
extension for an additional 60 days. There are no financial covenants associated with these financing agreements. See Notes 13 and 15.

     At December 31, 1998 and 1997, the gross amount of laboratory equipment, office equipment, building improvements and furniture and fixtures and the related accumulated depreciation and amortization recorded under all capital leases were as follows:

                                                DECEMBER 31,    DECEMBER 31,
                                                    1998            1997
                                                ------------    ------------
Laboratory, office and computer equipment.....   $2,407,000      $1,204,000
Building improvements.........................      861,000         831,000
Furniture and fixtures........................       92,000              --
                                                 ----------      ----------
                                                  3,360,000       2,035,000
Less accumulated depreciation and
  amortization................................     (643,000)       (291,000)
                                                 ----------      ----------
                                                 $2,717,000      $1,744,000
                                                 ==========      ==========

     In connection with the Company's production and eventual marketing of certain products, the Company entered into a license agreement that requires minimum annual royalty payments throughout the term of the agreement. The agreement expires in 2004 and calls for minimum annual payments of $10,000, which are creditable against royalties that may be due from sales. To the extent the minimum annual royalties are not expected to be offset by sales, the Company has charged the net present value of these payments to operations. An interest rate of 10% was used to discount the cash flows.

     In July 1995, a director loaned the Company $180,000 in exchange for a long-term note due two years from issuance at an annual interest rate of 8%. As part of the transaction, the director was granted 36,000 warrants to purchase Company Common Stock at $1.50 per share and an additional 36,000 warrants to purchase Common Stock at $3.00 per share. In May 1996, the Company and the director exchanged the note for 24,000 shares of Common Stock and the Company paid the accrued and unpaid interest on the note in the amount of $10,000 in cash. The Company recorded an extraordinary loss of $39,000 on the extinguishment of the debt. The Company has registered such shares of Common Stock with the Securities and Exchange Commission (the "Commission") under a registration statement in accordance with the provisions of the Securities Act of 1933, as amended (the "1933 Act").

     On August 11, 1995, the Oracle Group purchased 1,000,000 shares of Common Stock for a purchase price of $1.5 million and made a loan to the Company in the aggregate amount of $2.5 million with a two-year maturity, but subject to mandatory prepayment, in whole or in part, upon the occurrence of certain events, including the raising of certain additional funds. The loan carried an annual interest rate of 8%. The Oracle Group includes Oracle Partners, LP, Quasar International Partners C.V., Oracle Institutional Partners LP, Sam Oracle Fund, Inc. and Warren B. Kanders. The Oracle Group also received warrants exercisable at any time until August 10, 2000 entitling the holders thereof to purchase 500,000 shares of Common Stock at a price of $1.50 per share and 500,000 shares of Common Stock at a price of $3.00 per share. As a result of the Company's offerings of shares of its Common Stock in November 1995 and February 1996, the Oracle Group was entitled to require the Company to apply 20 percent of the gross proceeds of the sale of the shares of Common Stock from the offerings to repay the loan.

     In May 1996, the Company and the Oracle Group exchanged the notes in the aggregate outstanding principal amount of $2.5 million for 333,333 shares of Common Stock and the Company paid the accrued and unpaid interest on the notes in the amount of $143,000 in cash. The Company recorded an extraordinary loss of $1,228,000 on the extinguishment of the debt. The Company has registered such shares of Common Stock with the Commission under a registration statement in accordance with the provisions of the 1933 Act.

                          IMCLONE SYSTEMS INCORPORATED

(8) COLLABORATIVE AGREEMENTS

     In December 1990, the Company entered into a development and commercialization agreement with Merck KGaA ("Merck KGaA") with respect to its principal cancer vaccine product candidate, BEC2 and the recombinant gp75 antigen (collectively "BEC2"). The agreement has been amended a number of times, most recently in December 1997. The agreement grants Merck KGaA a license, with the right to sublicense, to manufacture and market BEC2 for all indications outside of North America. Merck KGaA has also been granted a license, without the right to sublicense, to market but not manufacture BEC2 in North America. The Company has the right to co-promote BEC2 in North America. In return, the Company is entitled to $4,700,000, of which $4,167,000 has been recognized as of December 31, 1998, in research support payments. Merck KGaA is also required to make milestone payments up to $22,500,000, of which $3,000,000 has been recognized as of December 31, 1998, based on milestones achieved in the licensed products' development. Merck KGaA is also required to pay royalties on the eventual sales of BEC2 outside of North America, if any. Revenues arising from sales of BEC2 in North America will be distributed in accordance with the terms of a co-promotion agreement to be negotiated by the parties.

     In December 1998, the Company entered into a development and license agreement with Merck KGaA with respect to its lead interventional therapeutic product candidate for cancer, C225. In exchange for exclusive rights to market C225 outside of North America and co-development rights in Japan, the Company can receive $30,000,000, of which $4,000,000 has been received as of December 31, 1998, in up-front fees and early cash-based milestone payments assuming achievement of defined milestones. An additional $30,000,000 can be received assuming the achievement of further milestones for which Merck KGaA will receive equity in the Company. The equity underlying these milestone payments will be priced at varying premiums to the then market price of the Common Stock depending upon the timing of the achievement of the respective milestones. Additionally, Merck KGaA will, subject to certain terms, provide the Company a $30,000,000 secured line of credit or guaranty for the build-out of a manufacturing facility for the commercial development of C225. Merck KGaA will pay the Company a royalty on future sales of C225 outside of North America, if any. Merck KGaA has also agreed not to own greater than 19.9% of the Company's voting securities through December 3, 2002. The agreement may be terminated by Merck KGaA on any date on which a milestone is achieved (in which case no milestone payment will be made) or for a one year period after the first commercial sale of C225 in Merck KGaA's territory, upon Merck KGaA's reasonable determination that the product is economically unfeasible (in which case Merck KGaA is entitled to receive back 50% of the cash based milestones then paid to date, but only based upon a royalty rate applied to the Company's sales in North America, if any). In the event of termination of the agreement, the due date for the payment of the line of credit for the manufacturing facility will be accelerated, or in the event of a guaranty, the Company will be required to use its best efforts to release Merck KGaA as guarantor. In the event by April 15, 1999 the Company and Merck KGaA fail to agree on a concept for the manufacturing facility or Merck KGaA fails to provide the Company with the credit facility or guaranty then the agreement may be terminated by either party, in which case Merck KGaA is entitled to receive back all milestone payments made to date. Additionally, the Company must timely obtain certain collateral license agreements and the failure to do so will also entitle Merck KGaA to receive back all milestone payments made to date. The $4,000,000 milestone payment received in December 1998 has been recorded as a fee potentially refundable from corporate partner and will be recognized as revenue upon the parties mutual agreement of the manufacturing facility concept and obtaining the defined collateral license agreements.

     Revenues for the years ended December 31, 1998, 1997 and 1996 were $4,193,000, $5,348,000 and $600,000 respectively. Revenues for the year ended December 31, 1998 consisted of (i) $300,000 in research support from the Company's partnership with the Wyeth/Lederle Vaccine and Pediatrics Division of American Home in infectious disease vaccines, (ii) $1,000,000 in milestone revenue and $2,500,000 in research and support payments from the Company's research and license agreement with Merck KGaA with respect to the Company's BEC2 product candidate, (iii) $295,000 in royalty revenue from the Company's

                          IMCLONE SYSTEMS INCORPORATED
strategic alliance with Abbott in diagnostics, and (iv) $98,000 from a Phase I Small Business Innovation Research grant from the National Cancer Institute for a program in cancer-related angiogenesis. Revenues for the year ended December 31, 1997 consisted of (i) $300,000 in research support from the Company's partnership with American Home in infectious disease vaccines, (ii) $2,000,000 in milestone revenue and $1,667,000 in research and support payments from the Company's research and license agreement with Merck KGaA with respect to the Company's BEC2 product candidate, and (iii) $1,000,000 in milestone revenue and $381,000 in royalty revenue from the Company's strategic alliance with Abbott in diagnostics. Revenues for the year ended December 31, 1996 consisted of (i) $300,000 in research support from the Company's partnership with American Home in infectious diseases, (ii) $225,000 in royalty revenue from the Company's strategic alliance with Abbott in diagnostics, and (iii) $75,000 in license fees from the Company's cross-licensing agreement with Immunex Corporation for novel hematopoietic growth factors.

     Revenues were derived from the following geographic areas:

                                                        YEAR ENDED DECEMBER 31,
                                                  ------------------------------------
                                                     1998          1997         1996
                                                  ----------    ----------    --------
United States...................................  $  693,000    $1,681,000    $600,000
Germany.........................................   3,500,000     3,667,000          --
                                                  ----------    ----------    --------
                                                  $4,193,000    $5,348,000    $600,000
                                                  ==========    ==========    ========

(9) PREFERRED STOCK

     In connection with the December 1997 amendment to the Company's research and license agreement with Merck KGaA, Merck KGaA purchased from the Company in December 1997 400,000 shares of the Company's Series A Convertible Preferred Stock (the "Series A Preferred Shares" or "Series A Preferred Stock") for total consideration of $40,000,000. The holders of the Series A Preferred Shares are entitled to receive annual cumulative dividends of $6.00 per share. Dividends accrue as of the issuance date of the Series A Preferred Shares and are payable on the outstanding Series A Preferred Shares in cash annually on December 31 of each year beginning December 31, 1999 or at the time of conversion or redemption of the Series A Preferred Shares on which the dividend is to be paid, whichever is sooner. Up to 100,000 Series A Preferred Shares as of December 31, 1998 were convertible and an additional 100,000 Series A Preferred Shares will become convertible on each of January 1, 2000, January 1, 2001 and January 1, 2002. During the period from issuance through December 31, 1999, the Series A Preferred Shares are convertible at a price equal to $12.50 per share; during the period from January 1, 2000 through December 31, 2000 the Series A Preferred Shares are convertible at a price equal to the average of the closing prices for the Common Stock for the five trading days ending on December 31, 1999; during the period from January 1, 2001 through December 31, 2001 the Series A Preferred Shares are convertible at a price equal to the average of the closing prices for the Common Stock for the five trading days ending on December 31, 2000; during the period from January 1, 2002 through December 31, 2002 the Series A Preferred Shares are convertible at a beneficial conversion price equal to 88% of the average of the closing prices for the Common Stock for the five trading days ending on December 31, 2001; and anytime after January 1, 2003 the Series A Preferred Shares are convertible at a price equal to the average of the closing prices for the Common Stock for the five trading days ending on December 31, 2002. The conversion price is subject to adjustment in the case of certain dilutive events. Further, in the event the average market price of the Common Stock for the five consecutive trading days ending one trading day prior to any trading day during which any Series A Preferred Shares are outstanding exceeds 150% of the conversion price then in effect, the Company has the right to require the holder of the Series A Preferred Shares to convert all such shares that may be convertible. The Company may also redeem in whole or any part of the Series A Preferred Shares then outstanding at a redemption price of $120 per Preferred Share, plus accrued and unpaid dividends thereon. In the event of any voluntary or

                          IMCLONE SYSTEMS INCORPORATED
involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Shares shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings, available for distribution to its stockholders, before any amount shall be paid the holders of the Common Stock or holders of other classes or series of capital stock of the Company, an amount equal to the preference in liquidation; provided that, if the assets are insufficient to pay the full amount due to the holders of Series A Preferred Shares, such holders will receive a pro rata portion thereof. In accordance with the terms of the Series A Preferred Stock, the Company is required to recognize an assumed incremental yield of $5,455,000 (calculated at the date of issuance and based on the beneficial conversion feature noted above). Such amount is being amortized as a preferred stock dividend over a four-year period beginning with the day of issuance. Accrued dividends payable were $2,512,000 or $6.28 per share at December 31, 1998. Additionally, the Company has recognized an incremental yield attributable to a beneficial conversion feature of $1,319,000 at December 31, 1998.

(10) STOCK OPTIONS AND WARRANTS

  (a) STOCK OPTION PLANS:

     In February 1986, the Company adopted and the shareholders thereafter approved an Incentive Stock Option Plan and a Non-Qualified Stock Option Plan (the "86 Plans"). In February 1996, the Company's Board of Directors adopted and the shareholders thereafter approved an additional Incentive Stock Option Plan and Non-Qualified Stock Option Plan (the "96 Plans"). In May 1998, the Company's Board of Directors adopted an additional Non-Qualified Stock Option Plan (the "98 Plan") which shareholders are not required to approve. Combined, the 86 Plans, the 96 Plans, as amended, and the 98 Plan provide for the granting of options to purchase up to 5,500,000 shares of Common Stock to key employees, directors, consultants and advisors of the Company. Incentive stock options may not be granted at a price less than the fair market value of the stock at the date of grant and may not be granted to non-employees. Options may not be granted under the 98 Plan to officers or directors. Options under all the plans, unless earlier terminated, expire ten years from the date of grant. Certain options granted under these plans vest over one-to-five-year periods. At December 31, 1998, options to purchase 4,409,124 shares of Common Stock were outstanding and 453,405 shares were available for grant. Options may no longer be granted under the 86 Plans pursuant to the terms of the 86 Plans.

                          IMCLONE SYSTEMS INCORPORATED

     A summary of stock option activity follows:

                                                                    WEIGHTED AVERAGE
                                                       NUMBER OF     EXERCISE PRICE
                                                        SHARES         PER SHARE
                                                       ---------    ----------------
Balance at December 31, 1995.........................  1,366,954         $2.34
1996 activity:
  Granted............................................  1,077,875          9.32
  Exercised..........................................  (266,275)          3.18
  Canceled...........................................   (74,977)          2.58
                                                       ---------
Balance at December 31, 1996.........................  2,103,577          5.80
1997 activity:
  Granted............................................   456,194           6.62
  Exercised..........................................  (147,450)          1.51
  Canceled...........................................   (35,226)          8.60
                                                       ---------
Balance at December 31, 1997.........................  2,377,095          6.19
1998 activity:
  Granted............................................  2,432,976         10.19
  Exercised..........................................  (154,097)          3.98
  Canceled...........................................  (246,850)         11.04
                                                       ---------
Balance at December 31, 1998.........................  4,409,124         $8.20
                                                       =========

     In May 1996, the Company granted an officer an option to purchase 225,000 shares of the Company's Common Stock at an exercise price below the market price of the stock on the date of grant. The Company is recognizing compensation expense as prescribed under APB Opinion No. 25.

     In September 1998 and January 1999, the Company granted options to its Vice President of Marketing and Vice President of Product and Process Development to respectively purchase 60,000 shares of Common Stock. These options were not granted under any of the above mentioned Incentive Stock Option or Non-Qualified Stock Option Plans. The terms of these options are substantially similar to those granted under the 98 Plan.

     During the years ended December 31, 1998, 1997 and 1996, the Company granted options to purchase 124,000, 32,000 and 116,000 shares, respectively, of its Common Stock to certain Scientific Advisory Board members and outside consultants in consideration for future services. The fair value of these grants was calculated using the Black-Scholes option pricing model. See Note 10(c) for weighted average assumptions used. During the years ended December 31, 1998, 1997 and 1996, the Company recognized approximately $540,000, $189,000 and $95,000, respectively, in compensation expense relating to the options granted to Scientific Advisory Board members and outside consultants. During the years ended December 31, 1998, 1997 and 1996, the Company granted options to outside members of its Board of Directors to purchase approximately 44,000, 153,000 and 158,000 shares, respectively, of its Common Stock.

     During April 1995, the company completed the sale of the remaining one-half of its shares of capital stock of Cadus for $3.0 million to High River. In exchange for receiving a now-expired right to repurchase all outstanding shares of capital stock of Cadus held by High River, the Company granted to High River two options to purchase shares of Common Stock. One option if for 150,000 shares at an exercise price per share equal to $2.00, subject to adjustment under certain circumstances, and the other option is for 300,000 shares at an exercise price per share equal to $0.69, subject to adjustment under certain circumstances. Both options will expire on April 26, 2000. The 450,000 options have a weighted average exercise price of $1.13.

                          IMCLONE SYSTEMS INCORPORATED

  (B) WARRANTS

     As of December 31, 1998, a total of 2,263,590 shares of Common Stock were issuable upon exercise of outstanding warrants. Such warrants have been issued to certain officers, directors and other employees of the Company, certain Scientific Advisory Board members, certain investors and certain credit providers and investors.

     A summary of warrant activity follows:

                                                                    WEIGHTED AVERAGE
                                                       NUMBER OF     EXERCISE PRICE
                                                        SHARES         PER SHARE
                                                       ---------    ----------------
Balance at December 31, 1995.........................  3,891,567         $ 3.15
1996 activity:
  Granted............................................    23,220            9.69
  Exercised..........................................  (604,892)           4.89
  Canceled...........................................   (33,050)          12.92
                                                       ---------
Balance at December 31, 1996.........................  3,276,845           2.41
1997 activity:
  Granted............................................   397,000            1.50
  Exercised..........................................  (869,500)           1.56
  Canceled...........................................  (397,000)           1.50
                                                       ---------
Balance at December 31, 1997.........................  2,407,345           2.71
1998 activity:
  Granted............................................        --              --
  Exercised..........................................  (143,755)           1.39
  Canceled...........................................        --              --
                                                       ---------
Balance at December 31, 1998.........................  2,263,590         $ 2.80
                                                       =========

     In March 1997, the Company extended for a two-year period the term of an officer's warrant to purchase 397,000 shares of the Company's Common Stock at a per share exercise price equal to $1.50. In connection with this transaction, the Company recognized non-cash compensation expense of approximately $2,233,000.

     During September 1996, the Company repriced certain warrants held by investors to purchase 80,700 shares of Common Stock in order to promote their exercise prior to pending expiration. The warrants were repriced to an amount which was ten percent less than the average closing price for the Common Stock for the thirty days leading up to and including the day prior to the date of exercise. The fair market value of the warrants was reflected as a cost of capital.

     During November 1996, the Company repriced certain warrants held by investors to purchase 130,000 shares of Common Stock in order to promote their exercise prior to pending expiration. The warrants were repriced to an amount which was ten percent less than the average closing price for the Common Stock for the thirty days leading up to and including the day prior to the date of exercise. The fair market value of the warrants was reflected as a cost of capital.

                          IMCLONE SYSTEMS INCORPORATED

     The outstanding warrants (which are all currently exercisable) expire and are exercisable for the number of shares of Common Stock as shown below:

December 1999.............................................     35,520
March 2000................................................      6,150
July 2000.................................................     72,000
August 2000...............................................    925,000
November 2000.............................................     12,720
March 2001................................................      2,500
May 2001..................................................    847,700
June 2003.................................................     12,000
December 2005.............................................    350,000
                                                            ---------
     Total................................................  2,263,590
                                                            =========

  (C) SFAS NO. 123 DISCLOSURES:

     The following tables summarize the weighted average fair value of stock options and warrants granted to employees and directors during the years ended December 31, 1998, 1997 and 1996:

                                                            OPTION PLANS
                                     ----------------------------------------------------------
                                            1998                 1997                1996
                                     ------------------    ----------------    ----------------
                                      SHARES        $      SHARES       $      SHARES       $
                                     ---------    -----    -------    -----    -------    -----
Exercise price is less than market
  value at date of grant...........         --    $  --         --    $  --    225,000    $6.36
Exercise price equals market value
  at date of grant.................    900,476(1) $5.52    424,194(1) $4.29    736,875(1) $5.31
Exercise price exceeds market value
  at date of grant.................  1,408,500    $6.28         --    $  --         --    $  --

------------
(1) Does not include 124,000 shares in 1998, 32,000 shares in 1997 and 116,000 shares in 1996 under options granted to non-employees. The fair value of these non-employee grants has been recorded as compensation expense as prescribed by SFAS No. 123.

                                                              WARRANTS
                                      --------------------------------------------------------
                                           1998                1997                 1996
                                      ---------------    -----------------    ----------------
                                      SHARES      $       SHARES       $      SHARES       $
                                      ------    -----    --------    -----    -------    -----
Exercise price is less than market
  value at date of grant............    --      $  --     397,000(1) $5.91         --       --
Exercise price equals market value
  at date of grant..................    --      $  --          --    $  --     23,220    $5.39
Exercise price exceeds market value
  at date of grant..................    --      $  --          --    $  --         --    $  --

------------
(1) The only grant of warrants during 1997 was the extension of an officer's warrant to purchase 397,000 shares of Common Stock. The extension has been considered a cancellation of the original grant and the issuance of a new below market grant. Accordingly, the Company recognized compensation expense consistent with APB Opinion No. 25.

     The fair value of stock options and warrants was estimated using the Black-Scholes option pricing model. The Black-Scholes model considers a number of variables including the exercise price and the expected life of the option, the current price of the Common Stock, the expected volatility and the dividend yield of the

                          IMCLONE SYSTEMS INCORPORATED
underlying Common Stock, and the risk-free interest rate during the expected term of the option. The following summarizes the weighted average assumptions used:

                                                  OPTION PLANS                 WARRANTS
                                             -----------------------    ----------------------
                                             1998     1997     1996     1998    1997     1996
                                             -----    -----    -----    ----    -----    -----
Expected life (years)......................    5.3      5.0      3.5    --        2.0      2.0(1)
Interest rate..............................   5.58%    6.00%    5.00%   --       6.00%    5.00%
Volatility.................................  76.03%   72.29%   85.13%   --      72.29%   85.13%
Dividend yield.............................      0%       0%       0%   --          0%       0%

------------
(1) The weighted average expected life does not include the warrants repriced in 1996 as they were exercised simultaneously.

     The following table summarizes information concerning stock options outstanding at December 31, 1998:

                                              WEIGHTED
                                               AVERAGE     WEIGHTED                   WEIGHTED
                                 NUMBER       REMAINING    AVERAGE       NUMBER       AVERAGE
          RANGE OF             OUTSTANDING   CONTRACTUAL   EXERCISE    EXERCISABLE    EXERCISE
       EXERCISE PRICES         AT 12/31/98      TERM        PRICE      AT 12/31/98     PRICE
-----------------------------  -----------   -----------   --------   -------------   --------
$0.563 - 2.00................     665,825       2.36        $ 1.13        637,575      $ 1.14
 3.75 - 6.00.................     510,125       8.38          5.71        396,751        5.73
 6.063 - 7.875...............     602,727       8.76          6.44         66,003        7.08
 8.125 - 10.625..............     492,300       8.13          8.95        257,092        8.57
10.875 - 11.33...............     504,147       7.40         10.88        300,602       10.88
11.375.......................   1,319,000       9.42         11.38             --          --
11.50 - 13.33................     315,000       9.23         11.84         14,250       13.03
                                ---------                               ---------
                                4,409,124       7.76        $ 8.20      1,672,273      $ 5.46
                                =========                               =========

     As of December 31, 1998, the outstanding warrants to purchase 2,263,590 common shares were all exercisable and have a weighted average remaining contractual term of 2.9 years. The weighted average remaining contractual term at December 31, 1998 for the 6,150, outstanding warrants exercisable at $.63 per share is 1.2 years, the 12,300 exercisable at $.69 per share is 1.0 year, the 1,313,420 exercisable at $1.50 per share is 2.1 years, the 498,500 exercisable at $3.00 per share is 1.6 years, the 350,000 exercisable at $5.50 per share is
7.0 years, the 12,000 exercisable at $7.00 per share is 4.5 years, the 23,220 exercisable at $9.69 per share is 1.0 year, the 6,000 exercisable at $10.00 per share is 1.9 years, and the 42,000 exercisable at $13.33 per share is 2.3 years.

     The Company applies APB Opinion No. 25 and related Interpretations in accounting for its options and warrants. Except as previously indicated, no compensation cost has been recognized for its stock option and warrant grants. Had compensation cost for the Company's stock option grants been determined based on the fair value at the grant dates for awards consistent with the method of SFAS No. 123, the Company's net loss and loss per share would have been increased or decreased to the pro forma amounts indicated below.

                          IMCLONE SYSTEMS INCORPORATED

                                                     YEAR ENDED DECEMBER 31,
                                           --------------------------------------------
                                               1998            1997            1996
                                           ------------    ------------    ------------
  Net loss to common stockholders
    As reported........................    $(25,050,000)   $(15,654,000)   $(16,015,000)
    Pro forma..........................     (32,306,000)    (17,283,000)    (19,653,000)
  Loss per share
    Basic and diluted:
    As reported........................    $      (1.03)   $      (0.67)   $      (0.83)
    Pro forma..........................           (1.33)          (0.74)          (1.01)

     The pro forma effect on the loss for the years ended December 31, 1998, 1997, and 1996 is not necessarily indicative of the pro forma effect on future years' operating results since it does not take into effect the pro forma compensation expense related to grants made prior to January 1, 1995.

(11) EMPLOYEE STOCK PURCHASE PLAN

     In April 1998, the Company's Board of Directors adopted the ImClone Systems Incorporated 1998 Employee Stock Purchase Plan (the "ESPP"), subject to shareholders' approval which was received in May 1998. The ESPP allows eligible employees to purchase shares of the Company's Common Stock through payroll deductions at the end of quarterly purchase periods. To be eligible, an individual must be employed for a period of not less than six months, he or she is required to work more than 20 hours per week for at least five months per calendar year and he or she may not own greater than 5% of the Company's Common Stock. Pursuant to the ESPP, the Company has reserved 500,000 shares of Common Stock for issuance. On the first day of each quarterly purchase period, each eligible employee participating in such quarterly purchase period will be granted an option to purchase a number of shares of Common Stock determined by dividing such employee's contributions accumulated prior to the last day of the quarterly period by the purchase price. The purchase price is equal to 85% of the market price per share on the last day of each quarterly purchase period. An employee may purchase stock from the accumulation of payroll deductions of up to a maximum of 15% of his or her compensation, limited to $25,000 per year. As of December 31, 1998, participating employees have purchased 4,388 shares of Common Stock at an aggregate purchase price of approximately $33,000 and 495,612 shares were available for future purchases. No compensation expense has been recorded in connection with the ESPP.

                          IMCLONE SYSTEMS INCORPORATED

(12) INCOME TAXES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1998 and December 31, 1997 are presented below.

                                                        DECEMBER 31,    DECEMBER 31,
                                                            1998            1997
                                                        ------------    ------------
Deferred tax assets:
  Liability to reacquire IL-6m rights and materials...  $        --     $    262,000
  Research and development carryforward...............    3,642,000        2,303,000
  Compensation relating to the issuance of stock
     options and warrants.............................      376,000          189,000
  Net operating loss carryforwards....................   57,169,000       52,408,000
  Other...............................................    3,424,000        1,116,000
                                                        ------------    ------------
Total gross deferred tax assets.......................   64,611,000       56,278,000
  Less valuation allowance............................  (64,611,000)     (56,278,000)
                                                        ------------    ------------
  Net deferred tax assets.............................           --               --
                                                        ------------    ------------
Deferred tax liabilities:
  Total gross deferred tax liabilities................           --               --
                                                        ------------    ------------
  Net deferred tax....................................  $        --     $         --
                                                        ============    ============

     A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. The net change in the total valuation allowance for the years ended December 31, 1998 and 1997 was an increase of $8,333,000 and $5,460,000, respectively. The tax benefit assumed using the Federal statutory tax rate of 34% has been reduced to an actual benefit of zero due principally to the aforementioned valuation allowance.

     At December 31, 1998, the Company had net operating loss carryforwards for federal income tax purposes of approximately $129,485,000 which expire at various dates from 2000 through 2018. At December 31, 1998, the Company had research credit carryforwards of approximately $3,642,000 which expire at various dates between years 2009 and 2018. Pursuant to Section 382 of the Internal Revenue Code of 1986, as amended, the annual utilization of a company's net operating loss and research credit carryforwards may be limited if the Company experiences a change in ownership of more than 50 percentage points within a three-year period. Since 1986, the Company experienced two such ownership changes. Accordingly, the Company's net operating loss carryforwards available to offset future federal taxable income arising before such ownership changes are limited to $5,159,000 annually. Similarly, the Company is restricted in using its research credit carryforwards arising before such ownership changes to offset future federal income tax expense.

(13) COMMITMENTS

  LEASES

     The Company leases its New York City facility under an operating lease, a portion of which was scheduled to expire in March 1999. The Company renewed the entire lease effective as of January 1, 1999 through December 2004. The annual minimum rent for 1999 is $720,000 and increases 3% annually for each year thereafter. Rent expense for the New York City facility was approximately $574,000, $554,000, and $508,000 for the years ended December 31, 1998, 1997 and
1996, respectively. See also Note 6.

                          IMCLONE SYSTEMS INCORPORATED

     Future minimum lease payments under the capital and operating leases are as follows:

                                                       CAPITAL      OPERATING
                                                        LEASES        LEASES
                                                      ----------    ----------
Years ending December 31,
  1999..............................................  $  900,000    $  769,000
  2000..............................................     889,000       780,000
  2001..............................................     520,000       794,000
  2002..............................................     248,000       815,000
  2003..............................................          --       823,000
  2004..............................................          --       835,000
                                                      ----------    ----------
                                                       2,557,000     4,816,000
Less interest expense...............................    (304,000)           --
                                                      ----------    ----------
                                                      $2,253,000    $4,816,000
                                                      ==========    ==========

  SUPPORTED RESEARCH

     The Company has entered into various research and license agreements with certain academic institutions and others to supplement the Company's research activities and to obtain for the Company rights to certain technology. The agreements generally require the Company to fund the research and to pay royalties based upon percentages of revenues, if any, on sales of products developed from technology arising under these agreements.

  CONSULTING AGREEMENTS

     The Company has consulting agreements with several of its Scientific Advisory Board members and other consultants. These agreements generally are for a term of one year or are terminable at the Company's option.

  CONTRACT SERVICES

     In April, 1998, the Company entered into an agreement in principle with a pharmaceutical manufacturer for the supplemental further development, production scale-up and manufacture of its lead therapeutic product candidate, C225, for use in human clinical trials. Services pursuant to this agreement commenced in April 1998 and are anticipated to conclude in October 1999. The total project cost is DM8,950,000, or as of December 31, 1998, approximately $5,424,000. As of December 31, 1998, the Company had incurred a liability of approximately $1,897,000 (U.S. dollar equivalent) for services provided to date under this agreement.

(14) RETIREMENT PLANS

     The Company maintains a 401(k) retirement plan available to all full-time, eligible employees. Employee contributions are voluntary and are determined on an individual basis, limited to the maximum amount allowable under federal tax regulations. The Company, at its discretion, may make certain contributions to the plan. The Company contributed approximately $47,000 to the plan for the year ended December 31, 1998. No such contributions were made to the plan during the years ended December 31, 1997 and 1996.

                          IMCLONE SYSTEMS INCORPORATED

(15) SUPPLEMENTAL CASH FLOW INFORMATION AND NON-CASH INVESTING AND FINANCING

     Activities are as follows:

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1998          1997          1996
                                                         ----------    ----------    ----------
Cash paid during the year for:
  Interest.............................................  $  422,000    $  707,000    $  817,000
                                                         ==========    ==========    ==========
Non-cash investing and finance activities:
  Finova capital asset and lease obligations
     additions.........................................     731,000     1,324,000       421,000
                                                         ==========    ==========    ==========
  Fair value of Finova warrant.........................          --            --       125,000
                                                         ==========    ==========    ==========
  Other capital lease obligations......................          --        28,000            --
                                                         ==========    ==========    ==========
  Unrealized gain (loss) on securities
     available-for-sale................................    (676,000)      101,000       (49,000)
                                                         ==========    ==========    ==========
  Extinguishment of Oracle Group debt for stock........          --            --     2,500,000
                                                         ==========    ==========    ==========
  Extinguishment of director debt for stock............          --            --       180,000
                                                         ==========    ==========    ==========
  Preferred Stock dividend.............................   2,400,000       163,000            --
                                                         ==========    ==========    ==========
  Warrant exercise paid with a note, including accrued
     interest..........................................     142,000            --            --
                                                         ==========    ==========    ==========

(16) RELATED PARTY TRANSACTIONS

     The Company has scientific consulting agreements with two members of the Board of Directors. Expenses relating to these agreements were $112,000 for each of the years ended December 31, 1998, 1997 and 1996.

     Through March 1995, the Company made miscellaneous non interest bearing cash advances to the President and CEO of the Company totaling approximately $156,000. The officer provided the Company with a demand promissory note pursuant to which the officer was obligated to repay the debt over a twenty-four month period ending April 30, 1997. In March 1997, the Company accepted a new promissory note (the "new promissory note") in the aggregate amount of $110,000 from the officer. The new promissory note was payable as to $15,000 no later than May 15, 1997 and the remainder upon the earlier of on demand by the Company or December 31, 1997 and bore interest at the rate of 5% compounded quarterly. The new promissory note covered the remaining balance of the original note, interest thereon and additional miscellaneous cash advances made since the date of the original note totaling $15,000. At December 31, 1997, the new promissory note was paid in full by the officer.

     In January 1996, the Company paid Concord International Investment Group, LP, approximately $163,000 for services rendered by it to the Company in connection with structuring a contemplated product related financing for C225. Mr. Robert F. Goldhammer, Chairman of the Board of Directors, is a limited partner of Concord International Investment Group, LP.

     In August 1995 and January 1996, the Company paid Delano & Kopperl Financial Advisors, Inc. a total of approximately $69,000 for services rendered by it to the Company in connection with structuring a contemplated product related financing for C225. Paul B. Kopperl, a director of the Company, is President, director, and 25% shareholder of Delano & Kopperl Financial Advisors, Inc.

     In January 1998, the Company accepted a promissory note totaling approximately $131,000 from its President and CEO in connection with the exercise of a warrant to purchase 87,305 shares of the Company's

                          IMCLONE SYSTEMS INCORPORATED
common stock. The note is due no later than two years from issuance and is full recourse. Interest is payable on the first anniversary date of the promissory note and on the stated maturity or any accelerated maturity at the annual rate of 8.5%. At December 31, 1998, the total amount due the Company, including interest, was approximately $142,000 and is classified in the stockholders' equity section of the balance sheet as a note receivable from officer and stockholder.

     In October 1998, the Company accepted an unsecured promissory note totaling $100,000 from its Executive Vice President and COO. The note is payable on demand including interest at the annual rate of 8.25% for the period that the loan is outstanding. At December 31, 1998, the total amount due the Company, including interest, is approximately $102,000.

     In August 1998, the Company entered into a utilization agreement with a company to provide certain support services. This company is considered a related party because of common management. The Company is being reimbursed $2,000 per month for providing laboratory space and related support.

(17) FAIR VALUE OF FINANCIAL INSTRUMENTS

     For the years ended December 31, 1998 and 1997, the following methods and assumptions were used to estimate the fair value of each class of financial instrument:

  CASH AND CASH EQUIVALENTS, ACCOUNTS PAYABLE, ACCRUED AND OTHER CURRENT LIABILITIES

     The carrying amounts approximate fair value because of the short maturity of those instruments.

  LONG-TERM DEBT

     Discounted cash flow analyses were used to determine the fair value of long-term debt because quoted market prices on these instruments were unavailable. The fair value of these instruments approximated the carrying amount.

                          IMCLONE SYSTEMS INCORPORATED

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                                              JUNE 30,
                                                                1999
ASSETS                                                        --------
Current assets:
  Cash and cash equivalents.................................  $  2,672
  Securities available for sale.............................    38,006
  Prepaid expenses..........................................       434
  Other current assets......................................     1,378
                                                              --------
        Total current assets................................    42,490
                                                              --------
Property and equipment:
  Land......................................................       340
  Building and building improvements........................    10,690
  Leasehold improvements....................................     4,878
  Machinery and equipment...................................     8,427
  Furniture and fixtures....................................       641
  Construction in progress..................................     1,860
                                                              --------
        Total cost..........................................    26,836
  Less accumulated depreciation and amortization............   (13,742)
                                                              --------
        Property and equipment, net.........................    13,094
                                                              --------
Patent costs, net...........................................       892
Deferred financing costs, net...............................        41
Other assets................................................     1,581
                                                              --------
                                                              $ 58,098
                                                              ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $    944
  Accrued expenses and other................................     3,568
  Interest payable..........................................        43
  Deferred revenue..........................................        --
  Fee potentially refundable from corporate partner.........    12,000
  Current portion of long-term liabilities..................       919
  Preferred stock dividends payable.........................     3,702
                                                              --------
        Total current liabilities...........................    21,176
                                                              --------
Long-term debt..............................................     2,200
Other long-term liabilities, less current portion...........     1,586
                                                              --------
        Total liabilities...................................    24,962
                                                              --------
Commitments and contingencies
Stockholders' equity:
  Preferred stock, $1.00 par value; authorized 4,000,000
    shares; issued and outstanding Series A Convertible:
    400,000 at June 30, 1999 (preference in liquidation
    $43,702)................................................       400
  Common stock, $.001 par value; authorized 60,000,000
    shares; issued 25,397,474 at June 30, 1999, outstanding
    25,346,657 at June 30, 1999.............................        25
  Additional paid-in capital................................   188,118
  Accumulated deficit.......................................  (155,055)
  Treasury stock, at cost; 50,817 shares at June 30, 1999...      (492)
  Note receivable--officer and stockholder..................      (137)
  Accumulated other comprehensive income:
    Unrealized gain on securities available for sale, net...       277
                                                              --------
        Total stockholders' equity..........................    33,136
                                                              --------
                                                              $ 58,098
                                                              ========

          See accompanying notes to consolidated financial statements.

                          IMCLONE SYSTEMS INCORPORATED

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                                -------------------
                                                                  1999       1998
                                                                --------    -------
Revenues:
  Product development milestone revenues....................    $     --    $ 1,000
  Research and development funding from third parties and
     other..................................................         883      1,615
                                                                --------    -------
          Total revenues....................................         883      2,615
                                                                --------    -------
Operating expenses:
  Research and development..................................      13,505      8,846
  General and administrative................................       3,677      2,959
                                                                --------    -------
          Total operating expenses..........................      17,182     11,805
                                                                --------    -------
Operating loss..............................................     (16,299)    (9,190)
                                                                --------    -------
Other:
  Interest income...........................................      (1,168)    (1,607)
  Interest expense..........................................         246        200
  Loss (gain) on securities available for sale..............         832         (2)
                                                                --------    -------
          Net interest and other income.....................         (90)    (1,409)
                                                                --------    -------
Net loss....................................................     (16,209)    (7,781)
Preferred dividends (including assumed incremental yield
  attributable to beneficial conversion feature of $672 and
  $635 for the six months ended June 30, 1999 and 1998,
  respectively).............................................       1,862      1,825
                                                                --------    -------
Net loss to common stockholders.............................    $(18,071)   $(9,606)
                                                                ========    =======
Basic and diluted net loss per common share.................    $  (0.73)   $ (0.40)
                                                                ========    =======
Weighted average shares outstanding.........................      24,718     24,251
                                                                ========    =======
Comprehensive loss:
  Net loss..................................................    $(16,209)   $(7,781)
Other comprehensive income (loss):
  Unrealized holding gain arising during the period.........          69        204
  Less: Reclassification adjustment for realized gain (loss)
     included in
     net loss...............................................        (832)         2
                                                                --------    -------
          Total other comprehensive income (loss)...........         901        202
                                                                --------    -------
          Total Comprehensive loss..........................    $(15,308)   $(7,579)
                                                                ========    =======

          See accompanying notes to consolidated financial statements.

                          IMCLONE SYSTEMS INCORPORATED

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Cash flows from operating activities:
  Net loss..................................................  $(16,209)   $ (7,781)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................       925         883
    Expense associated with issuance of options and
      warrants..............................................     1,064         310
    Loss (gain) on securities available for sale............       832          (2)
    Changes in:
       Prepaid expenses.....................................       138          20
       Other current assets.................................      (284)        (49)
       Other assets.........................................      (135)        (35)
       Interest payable.....................................        (2)        (25)
       Accounts payable.....................................      (165)       (151)
       Accrued expenses and other...........................    (1,279)       (744)
       Deferred revenue.....................................       (75)         75
       Fee potentially refundable from corporate partner....     8,000          --
                                                              --------    --------
         Net cash used in operating activities..............    (7,190)     (7,499)
                                                              --------    --------
Cash flows from investing activities:
  Acquisitions of property and equipment....................    (2,010)       (570)
  Purchases of securities available for sale................   (18,508)    (28,760)
  Sales and maturities of securities available for sale.....    23,500      37,997
  Additions to patents......................................       (87)        (81)
                                                              --------    --------
         Net cash provided by investing activities..........     2,895       8,586
                                                              --------    --------
Cash flows from financing activities:
  Proceeds from exercise of stock options and warrants......     3,335         150
  Proceeds from issuance of common stock under the employee
    stock purchase plan.....................................        50          --
  Proceeds from equipment and building improvement
    financings..............................................        94         593
  Payments of other liabilities.............................      (411)       (514)
  Interest received on note receivable -- officer and
    stockholder.............................................        11          --
                                                              --------    --------
         Net cash provided by financing activities..........     3,079         229
                                                              --------    --------
Net (decrease) increase in cash and cash equivalents........    (1,216)      1,316
Cash and cash equivalents at beginning of period............     3,888       2,558
                                                              --------    --------
Cash and cash equivalents at end of period..................  $  2,672    $  3,874
                                                              ========    ========

          See accompanying notes to consolidated financial statements.

                          IMCLONE SYSTEMS INCORPORATED

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

(1) BASIS OF PRESENTATION

     The consolidated financial statements of ImClone Systems Incorporated ("ImClone" or the "Company") as of June 30, 1999 and for the six months ended June 30, 1999 and 1998 are unaudited. In the opinion of management, these unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. These financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission.

     Results for the interim periods are not necessarily indicative of results for the full years.

(2) COMMITMENTS

     The Company signed a definitive agreement in April 1999 with Boehringer Ingelheim Pharmaceuticals KG ("BI Pharmaceuticals") for the further development, production scale-up and manufacture of the Company's lead therapeutic product candidate, C225, for use in human clinical trials. Services pursuant to this agreement commenced in April 1998 pursuant to an agreement in principle. The Company estimates that the total cost under the agreement, including the cost of additional amounts of material the Company has the right to request, will be DM12,100,000 or $6,392,000. As of June 30, 1999, the Company has incurred approximately DM3,940,000 of which DM3,130,000 has been paid, for services provided under this agreement.

(3) RELATED PARTY TRANSACTIONS

     In January 1998, the Company accepted a promissory note totaling approximately $131,000 from its President and CEO in connection with the exercise of a warrant to purchase 87,305 shares of the Company's common stock, $.001 par value (the "Common Stock"). The note is due no later than two years from issuance and is full recourse. Interest was paid on the first anniversary date of the promissory note at an annual rate of 8.5% and is payable on the stated maturity or any accelerated maturity. At June 30, 1999, the total amount due the Company, including interest, was approximately $137,000 and is classified in the stockholders' equity section of the balance sheet as a note receivable from officer and stockholder.

     In October 1998, the Company accepted an unsecured promissory note totaling $100,000 from its Executive Vice President and COO. The note was payable on demand including interest at the annual rate of 8.25% for the period that the loan is outstanding. In April 1999, the note, including all interest, was paid in full.

     In January 1999, the Company accepted an unsecured promissory note totaling $60,000 from its Vice President, Product and Process Development. The note was payable upon the earlier of the Company's demand or July 28, 1999 including interest at an annual rate of 8.75% for the period that the loan was outstanding. The loan was made in connection with the acceptance of employment and the corresponding relocation of the officer. At June 30, 1999, the total amount due the Company, including interest, was approximately $62,000 and is included as a component of other current assets. In July 1999, the note, including all interest, was paid in full.

(4) EARNINGS PER SHARE

     Basic and diluted Earnings Per Share ("EPS") are computed based on the net loss for the relevant period, adjusted for cumulative Series A Convertible Preferred Stock (the "Series A Preferred Stock" or "Series A Preferred Shares") dividends and the assumed incremental yield attributable to the beneficial conversion feature in the preferred stock, divided by the weighted average number of shares outstanding

                          IMCLONE SYSTEMS INCORPORATED

                                  (UNAUDITED)

during the period. Potentially dilutive securities, including convertible preferred stock, options and warrants, have not been included in the diluted EPS computation because they are anti-dilutive.

(5) COMPREHENSIVE INCOME (LOSS)

     The following table reconciles net loss to comprehensive loss:

                                                                   SIX MONTHS ENDED
                                                                       JUNE 30,
                                                              --------------------------
                                                                  1999          1998
                                                              ------------   -----------
Net loss....................................................  $(16,209,000)  $(7,781,000)

Other comprehensive income:
  Unrealized holding gain arising during the period.........        69,000       204,000
  Less: Reclassification adjustment for realized gain (loss)
        included in net loss................................      (832,000)        2,000
                                                              ------------   -----------
     Total other comprehensive income.......................       901,000       202,000
                                                              ------------   -----------
Total comprehensive loss....................................  $(15,308,000)  $(7,579,000)
                                                              ============   ===========

(6) LOSS ON SECURITIES AVAILABLE FOR SALE

     In October 1997, the Company entered into a Collaborative Research and License Agreement with CombiChem Inc. ("CombiChem"). Concurrent with this agreement, the Company entered into a Stock Purchase Agreement pursuant to which the Company purchased 312,500 shares of common stock of CombiChem, as adjusted, for a total purchase price of $2,000,000. The investment has been classified as available for sale and a long-term asset. The market value of the investment in CombiChem has declined substantially from the date of original investment and the Company has deemed this decline in market value to be other than temporary. Accordingly, the cost basis in the investment in CombiChem has been adjusted and a loss on securities available for sale of $828,000 was recorded in March 1999. These securities have not been sold by the Company.

(7) COMMON STOCK

     On May 24, 1999, the date of the annual shareholders meeting, the stockholders approved the amendment of the Company's certificate of incorporation to increase the total number of share of Common Stock the Company is authorized to issue from 45,000,000 shares to 60,000,000 shares.

(8) STOCK OPTIONS AND WARRANTS

     On May 24, 1999, the date of the annual shareholders meeting, the stockholders approved an amendment to the Company's 1996 Incentive Stock Option Plan (the "1996 ISO Plan") to increase the total number of shares of Common Stock which may be issued pursuant to options which may be granted under the 1996 ISO PLAN from 3,000,000 to 4,000,000, which number shall be reduced by the number of shares of Common Stock which have been or may be issued pursuant to options granted under the Company's 1996 Non-Qualified Stock Option Plan (the "1996 Non-Qualified Plan").

     The stockholders also approved amendments to the Company's 1996 Non-Qualified Plan to (i) increase the total number of shares of Common Stock which may be issued pursuant to options which may be granted under the 1996 Non-Qualified Plan from 3,000,000 to 4,000,000, which number shall be reduced by the number of shares of common stock which have been or may be issued pursuant to options granted under the

                          IMCLONE SYSTEMS INCORPORATED

                                  (UNAUDITED)

Company's 1996 ISO Plan, and (ii) increase the annual option grant made to members of the Board of Directors and the Chairman who are not full-time employees of the Company under the 1996 Non-Qualified Plan. The annual option grant to non-employee members of the Board of Directors increased from 2,500 to 15,000 and the annual option grant to the Chairman increased from 2,500 to 30,000.

     The stockholders approved the grant of an option to the Company's President and Chief Executive Officer to purchase 1,000,000 shares of Common Stock at a per share exercise price equal to $18.25, the last reported sale price of the Common Stock on the date shareholder approval was obtained at the annual shareholders meeting. The options will vest no later than six years from the grant date and specified amounts are subject to earlier vesting if specified Company Common Stock price thresholds are met.

     The stockholders approved the grant of an option to the Company's Executive Vice President and Chief Operating Officer to purchase 650,000 shares of Common Stock at a per share exercise price equal to $18.25, the last reported sale price of the Common Stock on the date shareholder approval was obtained at the annual shareholders meeting. The options will vest no later than six years from the grant date and specified amounts are subject to earlier vesting if specified Company Common Stock price thresholds are met.

(9) RECLASSIFICATION

     Certain amounts previously reported have been reclassified to conform to the current year's presentation.

(10) COLLABORATIVE AGREEMENTS

     The Company has a development and license agreement with Merck KGaA ("Merck") with respect to C225, its lead interventional therapeutic product for the treatment of cancer. In exchange for certain marketing and development rights, the Company can receive up to $60,000,000 in milestone payments ($30,000,000 of which are equity based) assuming the achievement of certain milestones and a $30,000,000 secured line of credit or guaranty for the build-out of a manufacturing facility for the commercial production of C225. The agreement provides that among other reasons, it may be terminated by either party if the Company and Merck failed to agree on a production concept for the manufacturing facility or if Merck had not provided the Company with the credit facility or guaranty by April 15, 1999, in which case Merck is entitled to receive back all milestone payments made to date. Additionally, the Company must timely obtain certain collateral license agreements, and the failure to do so will entitle Merck to receive back all milestone payments made to date. In April 1999 the parties agreed on the production concept for the manufacturing facility and are currently working toward securing the credit facility or guaranty. As of June 30, 1999, the Company has received $12,000,000 in milestone payments. These payments have been recorded as fees potentially refundable from corporate partner and will be recognized as revenue upon Merck's providing the credit facility or guaranty and the Company's obtaining the defined collateral license agreements.

                                  ImClone Logo

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                                                                AMOUNT
                                                              TO BE PAID
                                                              ----------
Registration fee............................................   $ 28,102
NASD filing fee.............................................     10,609
Nasdaq National Market additional share listing fee.........     17,500
Transfer agent's fees.......................................     25,000
Printing and engraving expenses.............................     75,000
Legal fees and expenses.....................................    250,000
Accounting fees and expenses................................     45,000
Blue Sky fees and expenses..................................     10,000
Miscellaneous...............................................      1,289
                                                               --------
          Total.............................................   $445,000
                                                               ========

     Each of the amounts set forth above, other than the Registration fee and the NASD filing fee, is an estimate.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our Certificate of Incorporation and Bylaws set forth the extent to which our officers and directors may be indemnified by us against any liabilities which they may incur. The general effect of such provisions is that, on the terms and conditions set forth in our Certificate of Incorporation and Bylaws, any person made a party or threatened to be made a party to an action, suit or proceeding by reason of the fact that he or she is or was a director or officer, or is or was serving as a director, officer, employee or agent of another corporation or other enterprise at our request, shall be indemnified by us against expenses (including attorneys' fees, judgments, fines and amounts paid in settlement) reasonably incurred or suffered by him or her in connection with such action, suit or proceeding, to the full extent permitted under the laws of the State of Delaware; provided, however, that, subject to certain limited exceptions, we shall indemnify any such person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by our Board of Directors. Our Certificate of Incorporation gives our Board of Directors the authority to extend such indemnification to our employees and other agents as well.

     The general effect of the indemnification provisions contained in Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") is as follows: A director or officer who, by reason of such directorship or officership, is involved in any action, suit or proceeding (other than an action by or in the right of the corporation) may be indemnified by the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe that his or her conduct was unlawful. A director or officer who, by reason of such directorship or officership, is involved in any action or suit by or in the right of the corporation may be indemnified by the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that a court of appropriate jurisdiction shall approve such indemnification.

     Our Certificate of Incorporation provides that, to the maximum extent permitted under the DGCL, a director of ImClone shall not be personally liable to us or to any stockholders for monetary damages for breach of fiduciary duty as a director of ImClone. Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, that such provision shall not eliminate or limit the liability of a director (1) for any breach of the Director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived in improper personal benefit.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:


 EXHIBIT
  NUMBER                            DESCRIPTION
----------  ------------------------------------------------------------
 1.1*       Form of Underwriting Agreement
 3.1+       Certificate of Incorporation, and all amendments thereto
 3.1A++     Amendment dated June 4, 1999 to the Company's certificate of incorporation, as amended
 3.2+       Amended and Restated By-Laws of the Company
 4.1+       Form of Warrant issued to the Company's officers and
            directors under Warrant Agreements
 4.2+       Stock Purchase Agreement between Erbamont Inc. and the
            Company, dated May 1, 1989
 4.3+       Stock Purchase Agreement between American Cyanamid Company and the Company dated December 18, 1987
 4.4+       Form of Subscription Agreement entered into in connection
            with September 1991 private placement
 4.5+       Form of Warrant issued in connection with September 1991
            private placement
 4.6+       Preferred Stock Purchase Agreement between the Company and
            Merck KGaA dated December 3, 1997
 4.7+       Certificate of Designations, Preferences and Rights of
            Series A Convertible Preferred Stock
 5.1**      Opinion of Davis Polk & Wardwell
10.1+       Company's 1986 Employee Incentive Stock Option Plan,
            including form of Incentive Stock Option Agreement
10.2+       Company's 1986 Non-qualified Stock Option Plan, including
            form of Non-qualified Stock Option Agreement
10.3+       Company's 401(k) Plan
10.4+       Research and License Agreement between Merck KGaA and the
            Company dated December 19, 1990
10.5+       Hematopoietic Growth Factors License Agreement between
            Erbamont, N.V. and the Company, dated September 28, 1990
10.6+       Agreement between Cyanamid and the Company dated December
            18, 1987 and supplemental letter agreement between Cyanamid and the Company dated September 6, 1991
10.7+       Agreement between Hadasit Medical Research Services &
            Development, Ltd. and the Company
10.8+       Agreement between Hadasit Medical Research Services &
            Development, Ltd. and the Company dated September 21, 1989
10.9+       Supported Research Agreement between Memorial
            Sloan-Kettering Cancer Center (MSKCC) and the Company dated
            March 26, 1990

 EXHIBIT
  NUMBER                            DESCRIPTION
----------  ------------------------------------------------------------
10.10+      License Agreement between MSKCC and the Company, dated March
            26, 1990
10.11+      License Agreement between MSKCC and the Company, dated March
            26, 1990
10.12+      License Agreement between MSKCC and the Company, dated March
            26, 1990
10.13+      Research Agreement between the Trustees of Princeton
            University (Princeton) and the Company dated January 1, 1991
10.14+      Research Agreement between Princeton and the Company dated
            May 1, 1991
10.15+      Research Agreement between Princeton and the Company dated
            May 1, 1991
10.16+      License Agreement between Princeton and the Company dated
            March 20, 1991
10.17+      License Agreement between Princeton and the Company dated
            May 29, 1991
10.18+      License Agreement between Princeton and Oncotech, Inc. dated
            September 3, 1987
10.19+      Supported Research Agreement between The University of North
            Carolina at Chapel Hill ("UNC") and the Company effective
            July 5, 1988
10.20+      License Agreement between UNC and the Company dated July 5,
            1988
10.21+      License Agreement between UNC and the Company dated July 27,
            1988
10.22+      Supported Research Agreement between UNC and the Company
            effective April 1, 1989
10.23+      License Agreement between UNC and the Company dated July 1,
            1991
10.24+      Agreement between Celltech Limited and the Company dated May
            23, 1991
10.25+      Form of Non-disclosure and Discovery Agreement between
            employees of the Company and the Company
10.26.1+    Industrial Development Revenue Bonds (1985 ImClone Systems
            Incorporated Project)
10.26.1.1+  Lease Agreement, dated as of October 1, 1985, between the
            New York City Industrial Development Agency (NYCIDA) and the
            Company, as Lessee
10.26.1.2+  Indenture of Trust, dated as of October 1, 1985, between
            NYCIDA and United States Trust Company of New York (US
            Trust), as Trustee A
10.26.1.3+  Company Sublease Agreement, dated as of October 1, 1985, between the Company and NYCIDA
10.26.1.4+  Tax Regulatory Agreement, dated October 9, 1985, from NYCIDA and the Company to US Trust, as Trustee
10.26.1.5+  Lessee Guaranty Agreement, dated as of October 1, 1985, between the Company and US Trust, as Trustee
10.26.1.6+  First Supplemental Indenture of Trust, dated as of November
            1, 1985 from the NYCIDA to US Trust
10.26.1.7+  Third Supplemental Indenture of Trust, dated as of October
            12, 1990 from NYCIDA to US Trust
10.26.2+    Industrial Development Revenue Bonds (1986 ImClone Systems
            Incorporated Project)
10.26.2.1+  First Amendment to Company Sublease Agreement, dated as of
            December 1, 1986, between the Company, as Sublessor, and
            NYCIDA as Sublessee
10.26.2.2+  First Amendment to Lease Agreement, dated as of December 1,
            1986, between NYCIDA and the Company, as Lessee
10.26.2.3+  Second Supplement Indenture of Trust, dated as of December
            1, 1986 between NYCIDA and US Trust, as Trustee
10.26.2.4+  Tax Regulatory Agreement, dated December 31, 1986, from
            NYCIDA and the Company to US Trust, as Trustee

 EXHIBIT
  NUMBER                            DESCRIPTION
----------  ------------------------------------------------------------
10.26.2.5+  First Amendment to Lessee Guaranty Agreement, dated as of
            December 1, 1986, between the Company and US Trust, as
            Trustee
10.26.2.6+  Bond Purchase Agreement, dated as of December 31, 1986, between NYCIDA and New York Muni Fund, Inc., as Purchaser
10.26.2.7+  Letter of Representation and Indemnity Agreement, dated as of December 31, 1986, from the Company to NYCIDA and New
            York Muni Fund, Inc., as Purchaser
10.26.3+    Industrial Development Revenue Bonds (1990 ImClone Systems
            Incorporated Project)
10.26.3.1+  Lease Agreement, dated as of August 1, 1990, between NYCIDA and the Company, as lessee
10.26.3.2+  Company Sublease Agreement, dated as of August 1, 1990, between the Company, as Sublessor, and NYCIDA
10.26.3.3+  Indenture of Trust, dated as of August 1, 1990, between
            NYCIDA and US Trust, as Trustee
10.26.3.4+  Guaranty Agreement, dated as of August 1, 1990, from the
            Company to US Trust, as Trustee
10.26.3.5+  Tax Regulatory Agreement, dated August 1, 1990, from the
            Company and NYCIDA to US Trust, as Trustee
10.26.3.6+  Agency Security Agreement, dated as of August 1, 1990, from the Company, as Debtor, and the NYCIDA to US Trust, as
            Trustee
10.26.3.7+  Letter of Representation and Indemnity Agreement, dated as of August 14, 1990, from the Company to NYCIDA, New York
            Mutual Fund, Inc., as the Purchaser and Chase Securities,
            Inc., as Placement Agent Company to NYCIDA
10.27+      Lease Agreement between 180 Varick Street Corporation and
            the Company, dated October 8, 1985, and Additional Space and
            Modification Agreement between 180 Varick Street Corporation and the Company, dated June 13, 1989
10.28+      License Agreement between The Board of Trustees of the
            Leland Stanford Junior University and the Company effective
            May 1, 1991
10.29+      License Agreement between Genentech, Inc. and the Company
            dated December 28, 1989
10.30+      License Agreement between David Segev and the Company dated
            December 28, 1989
10.31+      Letter of Intent between the Company and Dr. David Segev
            dated November 18, 1991
10.32+      Agreement between the Company and Celltech Limited dated
            March 11, 1992
10.33+      Agreement of Sale dated June 19, 1992 between the Company
            and Korsch Tableting Inc.
10.34+      Research and License Agreement, having an effective date of
            December 15, 1992, between the Company and Abbott
            Laboratories
10.35+      Research and License Agreement between the Company and
            Chugai Pharmaceutical Co., Ltd. dated January 25, 1993
10.36+      License Agreement between the Company and the Regents of the
            University of California dated April 9, 1993
10.37+      Contract between the Company and John Brown, a division of
            Trafalgar House, dated January 19, 1993
10.38+      Collaboration and License Agreement between the Company and the Cancer Research Campaign Technology, Ltd., signed April
            4, 1994, with an effective date of April 1, 1994.
10.39+      Termination Agreement between the Company and Erbamont Inc.
            dated July 21, 1993
10.40+      Research and License Agreement between the Company and
            Cyanamid dated September 15, 1993
10.41+      Clinical Trials Agreement between the Company and the
            National Cancer Institute dated November 23, 1993

 EXHIBIT
  NUMBER                            DESCRIPTION
----------  ------------------------------------------------------------
10.42+      License Agreement between the Company and UNC dated December
            1, 1993
10.43+      Notice of Termination for the research collaboration between the Company and Chugai Pharmaceutical Co., Ltd. dated
            December 17, 1993
10.44+      License Agreement between the Company and Rhone-Poulenc
            Rorer dated June 13, 1994
10.45+      Offshore Securities Subscription Agreement between ImClone
            Systems Incorporated and GFL Ultra Fund Limited dated August
            12, 1994
10.46+      Offshore Securities Subscription Agreement between ImClone
            Systems Incorporated and GFL Ultra Fund Limited dated
            November 4, 1994
10.47+      Offshore Securities Subscription Agreement between ImClone
            Systems Incorporated and Anker Bank Zuerich dated November
            10, 1994
10.48+      Option Agreement, dated as of April 27, 1995, between
            ImClone Systems Incorporated and High River Limited
            Partnership relating to capital stock of Cadus
            Pharmaceutical Corporation
10.49+      Option Agreement, dated as of April 27, 1995, between
            ImClone Systems Incorporated and High River Limited
            Partnership relating to 300,000 shares of common stock of
            ImClone Systems Incorporated
10.50+      Option Agreement, dated as of April 27, 1995, between
            ImClone Systems Incorporated and High River Limited
            Partnership relating to 150,000 shares common stock of
            ImClone Systems Incorporated
10.51+      Stock Purchase Agreement, dated as of August 10, 1995, by
            and between ImClone Systems Incorporated and the members of the Oracle Group
10.52+      Form of Warrant issued to the members of the Oracle Group
10.53+      Loan Agreement, dated as of August 10, 1995, by and between
            ImClone Systems Incorporated and the members of the Oracle
            Group
10.54+      Security Agreement, dated as of August 10, 1995, by and
            between ImClone Systems Incorporated and the members of the
            Oracle Group
10.55+      Mortgage, dated August 10, 1995, made by ImClone Systems
            Incorporated for the benefit of Oracle Partners, L.P., as
            Agent
10.56+      Financial Advisory Agreement entered into between the
            Company and Genesis Merchant Group Securities dated November
            2, 1995
10.57+      Repayment Agreement (with Confession of Judgment, and
            Security Agreement) entered into between the Company and
            Pharmacia, Inc. on March 6, 1996
10.58+      License Amendment entered into between the Company and
            Abbott Laboratories on August 28, 1995, amending the
            Research and License Agreement between the parties dated
            December 15, 1992
10.59+      Amendment of September 1993 to the Research and License
            Agreement between the Company and Merck KGaA of April 1,
            1990
10.60+      Amendment of October 1993 to the Research and License
            Agreement between the Company and Merck KGaA of April 1,
            1990
10.61+      Employment agreement dated May 17, 1996 between the Company and Carl S. Goldfischer
10.62+      Financial Advisory Agreement dated February 26, 1997 between the Company and Hambrecht & Quist LLC.
10.63+      Exchange Agreement exchanging debt for common stock dated as of April 15, 1996 among the Company and members of The
            Oracle Group.
10.64+      Collaborative Research and License Agreement between the
            Company and CombiChem, Inc. dated October 10, 1997

 EXHIBIT
  NUMBER                            DESCRIPTION
----------  ------------------------------------------------------------
10.65+      Amendment of May 1996 to Research and License Agreement
            between the Company and Merck KGaA of April 1, 1990
10.66+      Amendment of December 1997 to Research and License Agreement
            between the Company and Merck KGaA of April 1, 1990
10.67+      Equipment Leasing Commitment from Finova Technology Finance,
            Inc.
10.68+      Development and License Agreement between the Company and
            Merck KGaA dated December 14, 1998
10.69+      Lease dated as of December 15, 1998 for the Company's
            premises at 180 Varick Street, New York, New York
10.70+      Engagement Agreement, as amended between the Company and
            Diaz & Altschul Capital LLC
10.71+      Amendment dated March 2, 1999 to Development and License
            Agreement between the Company and Merck KGaA
10.72*      Agreement for Supply of Material dated as of January 1, 1997 between the Company, Connaught Laboratories Limited, a
            Pasteur Merieux Company, and Merck KGaA
10.73*#     Development and Supply Agreement dated as of April 30, 1999 between the Company and Boehringer Ingelheim Pharma KG
21.1+       Subsidiaries
23.1        Consent of KPMG LLP
23.2**      Consent of Davis Polk & Wardwell (included in Exhibit 5.1)
24.1**      Power of Attorney (included on signature page to
            Registration Statement Filed September 21, 1999)
99.1+       1996 Incentive Stock Option Plan, as amended
99.2+       1996 Non-Qualified Stock Option Plan, as amended
99.3+       ImClone Systems Incorporated 1998 Non-Qualified Stock Option
            Plan
99.4+       ImClone Systems Incorporated 1998 Employee Stock Purchase
            Plan
99.5+       Option Agreement, dated as of September 1, 1998, between the
            Company and Ron Martell
99.6++      1996 Non-Qualified Stock Option Plan, as amended
99.7++      1996 Incentive Stock Option Plan, as amended


------------
*  To be filed by amendment.

** Previously filed.

+ Previously filed with, or incorporated by reference in, the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.
++ Previously filed with the registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1999.

# Confidential treatment has been requested for a portion of this exhibit; material subject to the request for confidential treatment has been filed separately with the SEC.


ITEM 17.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

             (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement;

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act) (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d)  The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 6th day of October, 1999.


                                          IMCLONE SYSTEMS INCORPORATED

                                          By /s/ JOHN B. LANDES

                                            ------------------------------------
                                            Name: John B. Landes
                                            Title: Attorney-in-Fact


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated on the 6th day of October, 1999.


                     SIGNATURE                                             TITLE
                     ---------                                             -----
                         *                           Chairman of the Board and Director
---------------------------------------------------
               Robert F. Goldhammer

                         *                           President, Chief Executive Officer and Director
---------------------------------------------------    (Principal Executive Officer)
                 Samuel D. Waksal

                         *                           Executive Vice President, Chief Operating Officer
---------------------------------------------------    and Director
                 Harlan W. Waksal

                         *                           Vice President of Finance and Chief Financial
---------------------------------------------------    Officer (Principal Financial and Accounting
                 Carl Goldfischer                      Officer)

                         *                           Director
---------------------------------------------------
                   Jean Carvais

                         *                           Director
---------------------------------------------------
              Vincent T. DeVita, Jr.

                         *                           Director
---------------------------------------------------
                  Paul B. Kopperl

                         *                           Director
---------------------------------------------------
                 William R. Miller

                         *                           Director
---------------------------------------------------
                   David M. Kies

                         *                           Director
---------------------------------------------------
                  John Mendelsohn

                         *                           Director
---------------------------------------------------
                   Richard Barth

              *By /s/ JOHN B. LANDES
  ----------------------------------------------
                  John B. Landes,
                 Attorney-in-Fact

                                 EXHIBIT INDEX


 EXHIBIT
  NUMBER                            DESCRIPTION
----------  ------------------------------------------------------------
 1.1*       Form of Underwriting Agreement
 3.1+       Certificate of Incorporation, and all amendments thereto
 3.1A++     Amendment dated June 4, 1999 to the Company's certificate of incorporation, as amended
 3.2+       Amended and Restated By-Laws of the Company
 4.1+       Form of Warrant issued to the Company's officers and
            directors under Warrant Agreements
 4.2+       Stock Purchase Agreement between Erbamont Inc. and the
            Company, dated May 1, 1989
 4.3+       Stock Purchase Agreement between American Cyanamid Company and the Company dated December 18, 1987
 4.4+       Form of Subscription Agreement entered into in connection
            with September 1991 private placement
 4.5+       Form of Warrant issued in connection with September 1991
            private placement
 4.6+       Preferred Stock Purchase Agreement between the Company and
            Merck KGaA dated December 3, 1997
 4.7+       Certificate of Designations, Preferences and Rights of
            Series A Convertible Preferred Stock
 5.1**      Opinion of Davis Polk & Wardwell
10.1+       Company's 1986 Employee Incentive Stock Option Plan,
            including form of Incentive Stock Option Agreement
10.2+       Company's 1986 Non-qualified Stock Option Plan, including
            form of Non-qualified Stock Option Agreement
10.3+       Company's 401(k) Plan
10.4+       Research and License Agreement between Merck KGaA and the
            Company dated December 19, 1990
10.5+       Hematopoietic Growth Factors License Agreement between
            Erbamont, N.V. and the Company, dated September 28, 1990
10.6+       Agreement between Cyanamid and the Company dated December
            18, 1987 and supplemental letter agreement between Cyanamid and the Company dated September 6, 1991
10.7+       Agreement between Hadasit Medical Research Services &
            Development, Ltd. and the Company
10.8+       Agreement between Hadasit Medical Research Services &
            Development, Ltd. and the Company dated September 21, 1989
10.9+       Supported Research Agreement between Memorial
            Sloan-Kettering Cancer Center (MSKCC) and the Company dated
            March 26, 1990
10.10+      License Agreement between MSKCC and the Company, dated March
            26, 1990
10.11+      License Agreement between MSKCC and the Company, dated March
            26, 1990
10.12+      License Agreement between MSKCC and the Company, dated March
            26, 1990
10.13+      Research Agreement between the Trustees of Princeton
            University (Princeton) and the Company dated January 1, 1991
10.14+      Research Agreement between Princeton and the Company dated
            May 1, 1991
10.15+      Research Agreement between Princeton and the Company dated
            May 1, 1991
10.16+      License Agreement between Princeton and the Company dated
            March 20, 1991
10.17+      License Agreement between Princeton and the Company dated
            May 29, 1991

 EXHIBIT
  NUMBER                            DESCRIPTION
----------  ------------------------------------------------------------
10.18+      License Agreement between Princeton and Oncotech, Inc. dated
            September 3, 1987
10.19+      Supported Research Agreement between The University of North
            Carolina at Chapel Hill ("UNC") and the Company effective
            July 5, 1988
10.20+      License Agreement between UNC and the Company dated July 5,
            1988
10.21+      License Agreement between UNC and the Company dated July 27,
            1988
10.22+      Supported Research Agreement between UNC and the Company
            effective April 1, 1989
10.23+      License Agreement between UNC and the Company dated July 1,
            1991
10.24+      Agreement between Celltech Limited and the Company dated May
            23, 1991
10.25+      Form of Non-disclosure and Discovery Agreement between
            employees of the Company and the Company
10.26.1+    Industrial Development Revenue Bonds (1985 ImClone Systems
            Incorporated Project)
10.26.1.1+  Lease Agreement, dated as of October 1, 1985, between the
            New York City Industrial Development Agency (NYCIDA) and the
            Company, as Lessee
10.26.1.2+  Indenture of Trust, dated as of October 1, 1985, between
            NYCIDA and United States Trust Company of New York (US
            Trust), as Trustee A
10.26.1.3+  Company Sublease Agreement, dated as of October 1, 1985, between the Company and NYCIDA
10.26.1.4+  Tax Regulatory Agreement, dated October 9, 1985, from NYCIDA and the Company to US Trust, as Trustee
10.26.1.5+  Lessee Guaranty Agreement, dated as of October 1, 1985, between the Company and US Trust, as Trustee
10.26.1.6+  First Supplemental Indenture of Trust, dated as of November
            1, 1985 from the NYCIDA to US Trust
10.26.1.7+  Third Supplemental Indenture of Trust, dated as of October
            12, 1990 from NYCIDA to US Trust
10.26.2+    Industrial Development Revenue Bonds (1986 ImClone Systems
            Incorporated Project)
10.26.2.1+  First Amendment to Company Sublease Agreement, dated as of
            December 1, 1986, between the Company, as Sublessor, and
            NYCIDA as Sublessee
10.26.2.2+  First Amendment to Lease Agreement, dated as of December 1,
            1986, between NYCIDA and the Company, as Lessee
10.26.2.3+  Second Supplement Indenture of Trust, dated as of December
            1, 1986 between NYCIDA and US Trust, as Trustee
10.26.2.4+  Tax Regulatory Agreement, dated December 31, 1986, from
            NYCIDA and the Company to US Trust, as Trustee
10.26.2.5+  First Amendment to Lessee Guaranty Agreement, dated as of
            December 1, 1986, between the Company and US Trust, as
            Trustee
10.26.2.6+  Bond Purchase Agreement, dated as of December 31, 1986, between NYCIDA and New York Muni Fund, Inc., as Purchaser
10.26.2.7+  Letter of Representation and Indemnity Agreement, dated as of December 31, 1986, from the Company to NYCIDA and New
            York Muni Fund, Inc., as Purchaser
10.26.3+    Industrial Development Revenue Bonds (1990 ImClone Systems
            Incorporated Project)
10.26.3.1+  Lease Agreement, dated as of August 1, 1990, between NYCIDA and the Company, as lessee
10.26.3.2+  Company Sublease Agreement, dated as of August 1, 1990, between the Company, as Sublessor, and NYCIDA

 EXHIBIT
  NUMBER                            DESCRIPTION
----------  ------------------------------------------------------------
10.26.3.3+  Indenture of Trust, dated as of August 1, 1990, between
            NYCIDA and US Trust, as Trustee
10.26.3.4+  Guaranty Agreement, dated as of August 1, 1990, from the
            Company to US Trust, as Trustee
10.26.3.5+  Tax Regulatory Agreement, dated August 1, 1990, from the
            Company and NYCIDA to US Trust, as Trustee
10.26.3.6+  Agency Security Agreement, dated as of August 1, 1990, from the Company, as Debtor, and the NYCIDA to US Trust, as
            Trustee
10.26.3.7+  Letter of Representation and Indemnity Agreement, dated as of August 14, 1990, from the Company to NYCIDA, New York
            Mutual Fund, Inc., as the Purchaser and Chase Securities,
            Inc., as Placement Agent Company to NYCIDA
10.27+      Lease Agreement between 180 Varick Street Corporation and
            the Company, dated October 8, 1985, and Additional Space and
            Modification Agreement between 180 Varick Street Corporation and the Company, dated June 13, 1989
10.28+      License Agreement between The Board of Trustees of the
            Leland Stanford Junior University and the Company effective
            May 1, 1991
10.29+      License Agreement between Genentech, Inc. and the Company
            dated December 28, 1989
10.30+      License Agreement between David Segev and the Company dated
            December 28, 1989
10.31+      Letter of Intent between the Company and Dr. David Segev
            dated November 18, 1991
10.32+      Agreement between the Company and Celltech Limited dated
            March 11, 1992
10.33+      Agreement of Sale dated June 19, 1992 between the Company
            and Korsch Tableting Inc.
10.34+      Research and License Agreement, having an effective date of
            December 15, 1992, between the Company and Abbott
            Laboratories
10.35+      Research and License Agreement between the Company and
            Chugai Pharmaceutical Co., Ltd. dated January 25, 1993
10.36+      License Agreement between the Company and the Regents of the
            University of California dated April 9, 1993
10.37+      Contract between the Company and John Brown, a division of
            Trafalgar House, dated January 19, 1993
10.38+      Collaboration and License Agreement between the Company and the Cancer Research Campaign Technology, Ltd., signed April
            4, 1994, with an effective date of April 1, 1994.
10.39+      Termination Agreement between the Company and Erbamont Inc.
            dated July 21, 1993
10.40+      Research and License Agreement between the Company and
            Cyanamid dated September 15, 1993
10.41+      Clinical Trials Agreement between the Company and the
            National Cancer Institute dated November 23, 1993
10.42+      License Agreement between the Company and UNC dated December
            1, 1993
10.43+      Notice of Termination for the research collaboration between the Company and Chugai Pharmaceutical Co., Ltd. dated
            December 17, 1993
10.44+      License Agreement between the Company and Rhone-Poulenc
            Rorer dated June 13, 1994
10.45+      Offshore Securities Subscription Agreement between ImClone
            Systems Incorporated and GFL Ultra Fund Limited dated August
            12, 1994
10.46+      Offshore Securities Subscription Agreement between ImClone
            Systems Incorporated and GFL Ultra Fund Limited dated
            November 4, 1994
10.47+      Offshore Securities Subscription Agreement between ImClone
            Systems Incorporated and Anker Bank Zuerich dated November
            10, 1994

 EXHIBIT
  NUMBER                            DESCRIPTION
----------  ------------------------------------------------------------
10.48+      Option Agreement, dated as of April 27, 1995, between
            ImClone Systems Incorporated and High River Limited
            Partnership relating to capital stock of Cadus
            Pharmaceutical Corporation
10.49+      Option Agreement, dated as of April 27, 1995, between
            ImClone Systems Incorporated and High River Limited
            Partnership relating to 300,000 shares of common stock of
            ImClone Systems Incorporated
10.50+      Option Agreement, dated as of April 27, 1995, between
            ImClone Systems Incorporated and High River Limited
            Partnership relating to 150,000 shares common stock of
            ImClone Systems Incorporated
10.51+      Stock Purchase Agreement, dated as of August 10, 1995, by
            and between ImClone Systems Incorporated and the members of the Oracle Group
10.52+      Form of Warrant issued to the members of the Oracle Group
10.53+      Loan Agreement, dated as of August 10, 1995, by and between
            ImClone Systems Incorporated and the members of the Oracle
            Group
10.54+      Security Agreement, dated as of August 10, 1995, by and
            between ImClone Systems Incorporated and the members of the
            Oracle Group
10.55+      Mortgage, dated August 10, 1995, made by ImClone Systems
            Incorporated for the benefit of Oracle Partners, L.P., as
            Agent
10.56+      Financial Advisory Agreement entered into between the
            Company and Genesis Merchant Group Securities dated November
            2, 1995
10.57+      Repayment Agreement (with Confession of Judgment, and
            Security Agreement) entered into between the Company and
            Pharmacia, Inc. on March 6, 1996
10.58+      License Amendment entered into between the Company and
            Abbott Laboratories on August 28, 1995, amending the
            Research and License Agreement between the parties dated
            December 15, 1992
10.59+      Amendment of September 1993 to the Research and License
            Agreement between the Company and Merck KGaA of April 1,
            1990
10.60+      Amendment of October 1993 to the Research and License
            Agreement between the Company and Merck KGaA of April 1,
            1990
10.61+      Employment agreement dated May 17, 1996 between the Company and Carl S. Goldfischer
10.62+      Financial Advisory Agreement dated February 26, 1997 between the Company and Hambrecht & Quist LLC
10.63+      Exchange Agreement exchanging debt for common stock dated as of April 15, 1996 among the Company and members of The
            Oracle Group.
10.64+      Collaborative Research and License Agreement between the
            Company and CombiChem, Inc. dated October 10, 1997
10.65+      Amendment of May 1996 to Research and License Agreement
            between the Company and Merck KGaA of April 1, 1990
10.66+      Amendment of December 1997 to Research and License Agreement
            between the Company and Merck KGaA of April 1, 1990
10.67+      Equipment Leasing Commitment from Finova Technology Finance,
            Inc.
10.68+      Development and License Agreement between the Company and
            Merck KGaA dated December 14, 1998
10.69+      Lease dated as of December 15, 1998 for the Company's
            premises at 180 Varick Street, New York, New York

 EXHIBIT
  NUMBER                            DESCRIPTION
----------  ------------------------------------------------------------
10.70+      Engagement Agreement, as amended between the Company and
            Diaz & Altschul Capital LLC
10.71+      Amendment dated March 2, 1999 to Development and License
            Agreement between the Company and Merck KGaA
10.72*      Agreement for Supply of Material dated as of January 1, 1997 between the Company, Connaught Laboratories Limited, a
            Pasteur Merieux Company, and Merck KGaA
10.73*#     Development and Supply Agreement dated as of April 30, 1999 between the Company and Boehringer Ingelheim Pharma KG
21.1+       Subsidiaries
23.1        Consent of KPMG LLP
23.2**      Consent of Davis Polk & Wardwell (included in Exhibit 5.1)
24.1**      Power of Attorney (included on signature page to
            Registration Statement filed September 21, 1999)
99.1+       1996 Incentive Stock Option Plan, as amended
99.2+       1996 Non-Qualified Stock Option Plan, as amended
99.3+       ImClone Systems Incorporated 1998 Non-Qualified Stock Option
            Plan
99.4+       ImClone Systems Incorporated 1998 Employee Stock Purchase
            Plan
99.5+       Option Agreement, dated as of September 1, 1998, between the
            Company and Ron Martell
99.6++      1996 Non-Qualified Stock Option Plan, as amended
99.7++      1996 Incentive Stock Option Plan, as amended


------------
*  To be filed by amendment.

** Previously filed.

+ Previously filed with, or incorporated by reference in, the registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1998.
++ Previously filed with the registrant's Quarterly Report on Form 10-Q for the period ended June 30, 1999.

# Confidential treatment has been requested for a portion of this exhibit; material subject to the request for confidential treatment has been filed separately with the SEC.